As filed with the Securities and Exchange Commission on March 23, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST GUARANTY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	6022	26-0513559
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

	400 East Hammond Street
	Hammond, Louisiana 70401
	(985) 345-7685

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alton B. Lewis, Jr.

President and Chief Executive Officer

First Guaranty Bancshares, Inc.

400 East Hammond Street

Hammond, Louisiana 70401

(985) 345-7685

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark A. Fullmer	Gary A. Cotogno	Josh T. McNulty
Evan C. Bell	Patrick Baker	Hunton Andrews Kurth LLP
Phelps Dunbar, LLP	Pickering & Cotogno LLC	1445 Ross Avenue, Suite 3700
365 Canal Street, Suite 2000	1555 Poydras, Suite 430	Dallas, Texas 75202
New Orleans, Louisiana 70130	New Orleans, Louisiana 70112	(214) 979-8223
(504) 566-1311	(504) 581-1222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement on Form S-4 shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 23, 2023

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Lone Star Bank:

On January 6, 2023, First Guaranty Bancshares, Inc. (or “First Guaranty”), First Guaranty Bank, First Guaranty’s wholly-owned banking subsidiary and a Louisiana state bank (or “First Guaranty Bank”), and Lone Star Bank (or “Lone Star”) entered into an Agreement and Plan of Merger (or the “merger agreement”), pursuant to which Lone Star will merge with and into First Guaranty Bank, with First Guaranty Bank surviving the merger (or the “merger”).

Pursuant to the merger agreement, each share of Lone Star common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive a number of shares of First Guaranty common stock equal to the Exchange Ratio (as defined in the enclosed proxy statement/prospectus and in the merger agreement), plus cash in lieu of any fractional shares. Additionally, each Lone Star stock option to purchase shares of Lone Star common stock (or a “Lone Star option”) that is outstanding after the deadline to exercise the Lone Star options to be set by the Lone Star board of directors (or the “Lone Star Option Exercise Deadline”) will be cashed out prior to the effective time of the merger.

Under the terms of the merger agreement, First Guaranty will issue shares of First Guaranty common stock with an assumed value of $23.67 per share on the closing date of the merger to the shareholders of Lone Star. First Guaranty will issue a number of shares with an aggregate value equal to 1.5 times Lone Star’s tangible shareholders’ equity as of the month end prior to the closing date (or the “calculation date”), subject to certain adjustments set forth in the merger agreement; provided, that any increase in Lone Star’s tangible shareholders’ equity resulting from the exercise of Lone Star options after the signing of the merger agreement and prior to the Lone Star Option Exercise Deadline will be valued at the exercise price of such Lone Star options (collectively, the “Lone Star Aggregate Option Exercise Price”).

For illustration purposes only, assuming the merger had closed on January 6, 2023, the last trading date prior to the announcement of the merger, (i) the calculation date would be December 31, 2022, and (ii) based upon 3,325,420 shares of Lone Star common stock outstanding immediately prior to the effective time of the merger on January 6, 2023, each share of Lone Star common stock would be converted into the right to receive 0.3184 shares of First Guaranty common stock, equating to a value of $7.67 per share of Lone Star common stock, or total merger consideration of $25.50 million, based on First Guaranty’s closing stock price of $24.08 on January 6, 2023, the last trading date prior to the announcement of the merger. Additionally, based upon 438,832 Lone Star options outstanding on January 6, 2023, with a weighted average strike price of $2.85, the Lone Star options would be cashed out in exchange for aggregate net proceeds of approximately $2.12 million payable to the Lone Star option holders.

For illustration purposes only, assuming the merger had closed on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, (i) the calculation date would be [ ], 2023, and (ii) based upon [ ] shares of Lone Star common stock outstanding on [ ], 2023, the last practicable trading date prior to the mailing of this proxy statement/prospectus, each share of Lone Star common stock would be converted into the right to receive [ ] shares of First Guaranty common stock, equating to a value of $[ ] per share of Lone Star common stock, or total merger consideration of $[ ] million, based on First Guaranty’s closing stock price of $[ ] on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus. Additionally, based upon [ ] Lone Star options outstanding on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, with a weighted average strike price of $[ ], the Lone Star options would be cashed out in exchange for aggregate net proceeds of approximately $[ ] million payable to the Lone Star option holders.

Assuming the merger had closed on [  ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, former Lone Star shareholders would own approximately [ ]% of First Guaranty. While the assumed value of $23.67 per share of First Guaranty common stock is known, Lone Star’s tangible shareholders’ equity, the Lone Star Aggregate Option Exercise Price and Lone Star’s transaction expenses are unknown and will not be known until the calculation date. Accordingly, the value and amount of the actual consideration you will receive upon completion of the merger may be different from the amount and value described above. Additionally, it is impossible to predict what the actual trading price of First Guaranty common stock will be on the closing date.

We urge you to obtain current market quotations for the price of First Guaranty common stock. First Guaranty common stock is currently quoted on the Nasdaq Global Market under the symbol “FGBI.” There are no current market quotations for Lone Star common stock because Lone Star is a privately-owned corporation and its common stock is not traded on any established public trading market.

Each of First Guaranty and Lone Star expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, with the result that the Lone Star common stock exchanged by U.S. holders for First Guaranty common stock will generally be tax free for U.S. federal income tax purposes.

Lone Star will hold a special meeting of its shareholders (or the “Lone Star special meeting”) on [ ], 2023, at [ ], local time, at [ ], where Lone Star shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (or the “Lone Star merger proposal”), and related matters. The merger cannot be completed unless, among other things, holders of at least two-thirds of the outstanding shares of Lone Star common stock vote to approve the Lone Star merger proposal.

The Lone Star board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Lone Star and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The Lone Star board of directors unanimously recommends that Lone Star shareholders vote “FOR” the Lone Star merger proposal and “FOR” the other matters to be considered at the Lone Star special meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF LONE STAR COMMON STOCK YOU OWN. To vote your shares of Lone Star common stock at the Lone Star special meeting please follow the voting instructions in the enclosed proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the Lone Star special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the Lone Star special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee. Please note that if you do not vote, it will have the same effect as voting “AGAINST” the merger proposal.

The enclosed proxy statement/prospectus provides you with detailed information about the merger and includes a copy of the merger agreement. It also contains or references information about First Guaranty, First Guaranty Bank and Lone Star and certain related matters. You are encouraged to read the enclosed proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 17 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about First Guaranty from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in the enclosed proxy statement/prospectus.

We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.

Sincerely,

/s/ Alton B. Lewis, Jr.	/s/ Dennis Harrington

Alton B. Lewis, Jr.	Dennis Harrington
Vice Chairman, President and Chief Executive Officer	President and Chief Executive Officer
First Guaranty Bancshares, Inc.	Lone Star Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this document is [  ], 2023, and it is first being mailed or otherwise delivered to Lone Star shareholders on or about [ ], 2023.

LONE STAR BANK

2600 South Gessner Road, Suite 100

Houston, Texas 77063

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [ ], 2023

To the Shareholders of Lone Star Bank:

NOTICE IS HEREBY GIVEN that Lone Star Bank (or “Lone Star”) will hold a special meeting of its shareholders (or the “Lone Star special meeting”) on [ ], 2023, at [ ], at [ ], local time, to consider and vote upon the following matters:

●	To consider and vote upon a proposal to approve the Agreement and Plan of Merger (or the “merger agreement”), dated January 6, 2023, by and among First Guaranty Bancshares, Inc. (or “First Guaranty”), First Guaranty Bank, a Louisiana state bank and First Guaranty’s wholly-owned banking subsidiary (or “First Guaranty Bank”), and Lone Star, pursuant to which Lone Star will merge with and into First Guaranty Bank, with First Guaranty Bank surviving the merger (or the “merger”), and the transactions contemplated by the merger agreement, including the merger, each as more fully described in the enclosed proxy statement/prospectus (or the “Lone Star merger proposal”); and
●	To consider and vote upon a proposal to adjourn the Lone Star special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Lone Star merger proposal (or the “Lone Star adjournment proposal”).

The affirmative vote of at least two-thirds of the outstanding shares of Lone Star common stock entitled to vote thereon is required to approve the Lone Star merger proposal. Assuming a quorum is present, approval of the Lone Star adjournment proposal requires the affirmative vote of a majority of the outstanding shares of Lone Star common stock entitled to vote thereon and present in person or by proxy at the Lone Star special meeting. Lone Star will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Lone Star shareholders must approve the Lone Star merger proposal in order for the merger to occur. If Lone Star shareholders fail to approve the Lone Star merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Lone Star special meeting. Please review the proxy statement/prospectus carefully.

Lone Star shareholders are entitled to dissenters’ rights under the Texas Finance Code (or the “TFC”) and the Texas Business Organizations Code (or the “TBOC”) in connection with the proposed merger. If the proposed merger is completed, Lone Star shareholders perfecting their dissenters’ rights are entitled, if they have complied with the provisions of the TBOC regarding rights of dissent and appraisal, to be paid the “fair value” of their shares in cash, as provided in the relevant sections of the TBOC. A copy of the procedural requirements for shareholders exercising dissenters’ rights is included with the enclosed proxy statement/prospectus as Annex F, and a summary of the provisions can be found under the section of the proxy statement/prospectus entitled “The Merger – Dissenters’ Rights.”

The Lone Star board of directors has fixed the close of business on [ ], 2023, as the record date for the Lone Star special meeting. Only Lone Star shareholders of record as of the record date are entitled to notice of, and to vote at, the Lone Star special meeting, or any adjournment or postponement of the Lone Star special meeting. Any shareholder entitled to attend and vote at the Lone Star special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF LONE STAR COMMON STOCK YOU OWN. Whether or not you plan to attend the Lone Star special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Lone Star board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Lone Star shareholders vote “FOR” the Lone Star merger proposal and “FOR” the Lone Star adjournment proposal (if necessary or appropriate).

The enclosed proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about First Guaranty, First Guaranty Bank and Lone Star and certain related matters. You are encouraged to read the enclosed proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 17 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about First Guaranty from documents that have been filed with the Securities and Exchange Commission (or “SEC”) that are incorporated by reference in the enclosed proxy statement/prospectus.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Dennis Harrington

Dennis Harrington
President and Chief Executive Officer

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about First Guaranty from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Guaranty at no cost from the SEC’s website at http://www.sec.gov. First Guaranty has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting First Guaranty at the contact information set forth below:

First Guaranty Bancshares, Inc.

400 East Thomas Street

Hammond, Louisiana 70401

Attention: Eric J. Dosch

Telephone: (985) 375-0343

E-mail: investorrelations@fgb.net

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Lone Star special meeting, or [  ], 2023.

If you have any questions about the merger agreement, the merger, the Lone Star special meeting or the proxy statement/prospectus, please contact Dennis Harrington, the President and Chief Executive Officer of Lone Star, at Lone Star’s principal office, located at 2600 South Gessner Road, Suite 100, Houston, Texas 77063. If you would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Lone Star common stock, please contact Brent McRoberts, the Executive Vice President–Controller/Cashier of Lone Star, at Lone Star’s principal office, located at 2600 South Gessner Road, Suite 100, Houston, Texas 77063.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [ ], 2023, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of Lone Star nor the issuance by First Guaranty of shares of First Guaranty common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Lone Star has been provided by Lone Star and information contained in, or incorporated by reference into, this document regarding First Guaranty has been provided by First Guaranty. See “Where You Can Find More Information” beginning on page 85 for more details.

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QUESTIONS AND ANSWERS

The following are answers to certain questions you may have regarding the merger and the Lone Star special meeting of shareholders. We urge you to read carefully the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Unless the context otherwise requires, references in this proxy statement/prospectus to “First Guaranty” refer to First Guaranty Bancshares, Inc., a Louisiana corporation, and its subsidiaries, including First Guaranty Bank, a Louisiana state bank and the wholly-owned subsidiary of First Guaranty Bancshares, Inc. Additionally, unless the context otherwise requires, references to “Lone Star” refer to Lone Star Bank, a Texas banking association; and references to “we,” “our” or “us” refer to First Guaranty and Lone Star.

Q:	What is the merger?

A:	First Guaranty, First Guaranty Bank and Lone Star entered into the Agreement and Plan of Merger on January 6, 2023 (or the “merger agreement”), pursuant to which Lone Star will merge with and into First Guaranty Bank, with First Guaranty Bank continuing as the surviving bank (or the “merger”).

Lone Star will hold a special meeting of its shareholders (or the “Lone Star special meeting”) to obtain the required shareholder approvals in connection with the merger, and you are being provided with this proxy statement/prospectus in connection with the Lone Star special meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.

Q:	Why am I receiving this proxy statement/prospectus?

A:	We are delivering this document to you because it is a proxy statement being used by the Lone Star board of directors to solicit proxies of Lone Star shareholders in connection with approval and adoption of the merger agreement and related matters. In order to complete the merger, among other things, Lone Star shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger.

In order to approve and adopt the merger agreement and related matters, Lone Star has called a special meeting of its shareholders. This document serves as the proxy statement for the Lone Star special meeting and describes the proposals to be presented at the Lone Star special meeting.

This document is also a prospectus that is being delivered to Lone Star shareholders because First Guaranty is offering shares of its common stock to Lone Star shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Lone Star special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will Lone Star shareholders receive in the merger?

A:	If the merger is completed, each share of Lone Star common stock (other than shares of Lone Star common stock held by Lone Star, First Guaranty and any Lone Star dissenting shareholders or as treasury shares) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive a number of shares of First Guaranty common stock equal to the quotient, rounded to the nearest one ten thousandth (or the “Exchange Ratio”), obtained by dividing (A) the quotient, rounded to the nearest one-tenth of a cent (or the “Lone Star Per-Share Amount”), obtained by dividing (i) an amount equal to 1.5 times Lone Star’s tangible shareholders’ equity as of the month end prior to the closing date (or the “calculation date”), without considering the Lone Star Aggregate Option Exercise Price (as defined in this proxy statement/prospectus and the merger agreement), subject to certain adjustments set forth in the merger agreement, plus an amount equal to 1.0 times the Lone Star Aggregate Option Exercise Price (collectively, the “merger consideration”) by (ii) the number of shares of Lone Star common stock issued and outstanding immediately prior to the effective time of the merger by (B) $23.67 (the assumed value per share of First Guaranty common stock on the closing date), plus cash in lieu of any fractional shares of First Guaranty common stock.

Q:	What happens to outstanding Lone Star equity awards in the merger?

A:	Each Lone Star stock option to purchase shares of Lone Star common stock issued pursuant to any Lone Star stock plan and each underlying award agreement (or a “Lone Star option”) that is outstanding after the deadline to exercise the Lone Star options to be set by the Lone Star board of directors (or the “Lone Star Option Exercise Deadline”) will be cashed out prior to the effective time of the merger.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	Yes, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based on the value of Lone Star’s tangible shareholders’ equity, net of adjustments for transaction expenses and other items. You should read carefully the risk factor entitled “Because the value of Lone Star’s tangible shareholders’ equity (as adjusted pursuant to the terms of the merger agreement) will fluctuate, Lone Star shareholders cannot be sure of the value of the merger consideration they will receive.”

Q:	What will happen to shares of First Guaranty common stock in the merger?

A:	Nothing. Each share of First Guaranty common stock outstanding will remain outstanding as a share of First Guaranty common stock following the effective time of the merger.

Q:	What are Lone Star shareholders being asked to vote on and why is this approval necessary?

A:	Lone Star shareholders are being asked to vote on the following proposals at the Lone Star special meeting: (1) the approval of the merger agreement and the transactions contemplated thereby, including the merger (or the “Lone Star merger proposal”); and (2) the approval of the adjournment of the Lone Star special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Lone Star merger proposal (or the “Lone Star adjournment proposal”).

Shareholder approval of the Lone Star merger proposal is required for completion of the merger. Lone Star will transact no other business, except for business properly brought before the Lone Star special meeting or any adjournment or postponement thereof.

Each director of Lone Star who owns shares of Lone Star common stock (which collectively constitute approximately [ ]% of the outstanding Lone Star shares) has entered into a voting agreement with First Guaranty and Lone Star agreeing to, among other things, vote their shares of Lone Star common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals (as defined in the merger agreement) or any actions that would result in a breach of any covenant, representation or warranty of Lone Star in the merger agreement.

Q:	When and where is the Lone Star special meeting?

A:	The Lone Star special meeting will be held on [ ], 2023, at [ ], local time, at [ ].

Q:	Who is entitled to vote at the Lone Star special meeting?

A:	All holders of Lone Star common stock who held shares at the close of business on [ ], 2023 (or the “record date”) are entitled to receive notice of and to vote at the Lone Star special meeting, provided that such shares of Lone Star common stock remain outstanding on the date of the Lone Star special meeting.

Q:	What constitutes a quorum at the Lone Star special meeting?

A:	The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Lone Star common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Lone Star special meeting.

Abstentions and shares held of record by a broker, bank or other nominee that are voted are included in determining whether a quorum exists.

Q:	What vote is required to approve each proposal at the Lone Star special meeting?

A:

Lone Star merger proposal: Approval of the Lone Star merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Lone Star common stock.

If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the Lone Star merger proposal, it will have the same effect as a vote “AGAINST” the Lone Star merger proposal. Lone Star shareholders must approve the Lone Star merger proposal in order for the merger to occur. If Lone Star shareholders fail to approve the merger proposal, the merger will not occur.

Lone Star adjournment proposal: Approval of the Lone Star adjournment proposal requires the affirmative vote of a majority of the outstanding shares of Lone Star common stock entitled to vote on the Lone Star adjournment proposal and present in person or by proxy at the Lone Star special meeting.

If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed present and it will have no effect on the Lone Star adjournment  proposal. If you mark “ABSTAIN” on your proxy, with respect to the Lone Star adjournment proposal, you will be deemed present but will not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the Lone Star adjournment proposal. Lone Star shareholders are not required to approve the Lone Star adjournment proposal in order for the merger to occur. If Lone Star shareholders fail to approve the Lone Star adjournment proposal, but approve the Lone Star merger approval, the merger may nonetheless occur.

Q:	What are the conditions to completion of the merger?

A:	The obligations of Lone Star and First Guaranty to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, and the approval of the Lone Star merger proposal by Lone Star shareholders. For more information, see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 58.

Q:	When will the merger be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the merger proposal by Lone Star shareholders. While we expect the merger to be completed in the second or third quarter of 2023, because fulfillment of some of the conditions to completion of the merger are not entirely within our control, we cannot assure you of the actual timing.

Q:	How does the Lone Star board of directors recommend that I vote?

A:	The Lone Star board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Lone Star shareholders vote “FOR” the Lone Star merger proposal and “FOR” the Lone Star adjournment proposal (if necessary or appropriate).

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card, so that your shares are represented and voted at the Lone Star special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the Lone Star special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	How many votes do I have?

A:	Lone Star shareholders are entitled to one vote on each proposal to be considered at the Lone Star special meeting for each share of Lone Star common stock owned as of the record date.

Q:	How do I vote?

A:	If you are a shareholder of record of Lone Star as of the record date, you may vote by proxy before the Lone Star special meeting by completing, signing, dating and returning the enclosed proxy card to Lone Star using the enclosed postage-paid envelope, or by delivering your proxy card in person to Brent McRoberts, the Executive Vice President–Controller/Cashier of Lone Star, at Lone Star’s principal office, located at 2600 South Gessner Road, Suite 100, Houston, Texas 77063. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Lone Star special meeting.

If you are a shareholder of record of Lone Star as of the record date, you may also cast your vote in person at the Lone Star special meeting. If you plan to attend the Lone Star special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Lone Star reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present in person at the Lone Star special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Lone Star in the enclosed postage-paid envelope as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the Lone Star special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the Lone Star special meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If you are a shareholder of Lone Star and if your shares of Lone Star common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Lone Star or by voting in person at the Lone Star special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. The Lone Star merger proposal and the Lone Star adjournment proposal are both non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, if you hold your shares of Lone Star common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. If you fail to instruct your bank, broker, or nominee how to vote, it will have the same effect as a vote “AGAINST” the Lone Star merger proposal and your shares will not be treated as present for purposes of determining whether a quorum is present; however, it will have no effect on the Lone Star adjournment proposal.

Shares held of record by a broker or nominee that are voted are included in determining whether a quorum exists.

Q:	How are abstentions treated?

A:	Abstentions are included in determining whether a quorum exists. Abstentions will have the effect of a vote “AGAINST” both the Lone Star merger proposal and the Lone Star adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Lone Star common stock represented by your proxy will be voted as recommended by the Lone Star board of directors with respect to such proposals.

Q:	Can I change my vote?

A:	Yes. If you are the record holder of your Lone Star shares, you may revoke your proxy in any one of three ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the Lone Star special meeting; (2) you may send a written notice which is received prior to the Lone Star special meeting that you are revoking your proxy to: Lone Star Bank, 2600 Gessner Road, Suite 100, Houston, Texas 77063, Attention: Brent McRoberts; or (3) you may attend the Lone Star special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Lone Star special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:	Will Lone Star be required to submit the Lone Star merger proposal to its shareholders even if Lone Star’s board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Lone Star special meeting, Lone Star is required to submit the merger proposal to its shareholders even if Lone Star’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	Do Lone Star directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Lone Star shareholders?

A:	Yes. In considering the recommendation of the Lone Star board of directors with respect to the merger agreement, you should be aware that Lone Star’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Lone Star shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Lone Star shareholders include, but are not limited to, cash out payments for outstanding Lone Star options (vested or unvested), payments under existing employment agreements and/or change in control agreements with Lone Star, a special bonus for the Chairman of Lone Star’s board of directors, and continued indemnification and directors’ and officers’ insurance coverage under the merger agreement. For further information, see “The Merger – Interests of Lone Star’s Directors and Executive Officers in the Merger” beginning on page 41.

Q:	Are Lone Star shareholders entitled to dissenters’ rights?

A:	Yes. Under Texas law, record holders of shares of Lone Star common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, a Lone Star shareholder must follow exactly the procedures specified under Texas law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Texas law is included as Annex F to this document. The value determined in the appraisal process may be more or less than the value a Lone Star shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Texas law provisions will result in the loss of dissenters’ rights. For further information, see “The Merger – Dissenters’ Rights” on page 44.

Q:	What are the U.S. federal income tax consequences of the merger to Lone Star shareholders?

A:	The obligations of First Guaranty and Lone Star to complete the merger are subject to, among other customary closing conditions described in this proxy statement/prospectus, the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (or the “Code”). Assuming that the merger qualifies as a reorganization under the Code, a U.S. holder of Lone Star common stock generally would not recognize gain or loss on the exchange of his, her or its shares of Lone Star common stock for shares of First Guaranty common stock pursuant to the merger. Lone Star shareholders generally would be subject to tax on any cash received in lieu of a fractional share of First Guaranty common stock.

For further information, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all Lone Star shareholders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Lone Star common stock will not receive any consideration for their shares in connection with the merger. Instead, Lone Star will remain an independent bank. In addition, if the merger agreement is terminated under certain circumstances, Lone Star may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement – Termination Fee” beginning on page 60 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	What happens if I sell my shares after the record date but before the Lone Star special meeting?

A:	The record date is earlier than the date of the Lone Star special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Lone Star common stock after the record date but before the date of the Lone Star special meeting, you will retain your right to vote at the Lone Star special meeting (provided that such shares remain outstanding on the date of the Lone Star special meeting), but you will not have the right to receive the merger consideration to be received by Lone Star shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Lone Star common stock through completion of the merger.

Q:	If I am a Lone Star shareholder, should I send in my Lone Star stock certificates now?

A:	No. Please do not send in your Lone Star stock certificates with your proxy. No later than 10 days prior to the closing date of the merger, First Guaranty’s exchange agent, ClearTrust, LLC, will send you instructions for exchanging Lone Star stock certificates for your portion of the merger consideration. See “The Merger Agreement – Conversion of Shares; Exchange of Certificates” beginning on page 50.

Q:	Who may I contact if I cannot locate my Lone Star stock certificate(s)?

A:	If you are unable to locate your original Lone Star stock certificate(s), you should contact Lone Star Bank, 2600 Gessner Road, Suite 100, Houston, Texas 77063, Attention: Brent McRoberts. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as First Guaranty and/or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger agreement, the merger, the Lone Star special meeting or the proxy statement/prospectus, please contact Dennis Harrington, the President and Chief Executive Officer of Lone Star, at (713) 358-9400. If you would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Lone Star common stock, please contact Brent McRoberts, the Executive Vice President–Controller/Cashier of Lone Star, at (713) 358-9400.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about First Guaranty. For a description of this information, please see “Where You Can Find More Information” beginning on page 85. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 65)

About First Guaranty

First Guaranty is a Louisiana corporation headquartered in Hammond, Louisiana and the parent of First Guaranty Bank, a Louisiana state bank, which provides personalized commercial banking services mainly to Louisiana and Texas customers through 36 banking facilities primarily located in the Metropolitan Statistical Areas (or “MSA”) of Hammond, Baton Rouge, Lafayette, Shreveport-Bossier City, Lake Charles, Alexandria, Dallas-Fort Worth-Arlington, Waco and our Mideast Market of Vanceburg, Kentucky and Bridgeport, West Virginia. As of December 31, 2022, First Guaranty had consolidated total assets of $3.15 billion, deposits of $2.72 billion and total shareholders’ equity of $234.99 million.

First Guaranty’s common stock is traded on the Nasdaq Global Market under the symbol “FGBI.”

First Guaranty’s executive offices are located at 400 East Thomas Street, Hammond, Louisiana 70401, and its telephone number at that location is (985) 345-7685. First Guaranty’s website address is www.fgb.net.

About Lone Star

Lone Star is a Texas state banking association, chartered in 2006, and headquartered in Houston, Texas. Lone Star offers full consumer and commercial banking services to customers throughout its market areas in and around Houston, Texas. Lone Star has four banking locations located throughout the greater Houston MSA. As of December 31, 2022, Lone Star reported total assets of $160.80 million, total deposits of $140.17 million and stockholders’ equity of $20.12 million. Lone Star does not file reports with the SEC.

Lone Star’s principal executive office is located at 2600 South Gessner Road, Suite 100, Houston, Texas 77063, and its telephone number at that location is (713) 358-9400.

The Merger (page 26)

First Guaranty, First Guaranty Bank and Lone Star have entered into the merger agreement, pursuant to which Lone Star will merge with and into First Guaranty Bank, with First Guaranty Bank surviving the merger.

The terms and conditions by which Lone Star will merge with and into First Guaranty Bank are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the transaction are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the transaction.

Merger Consideration (page 49)

Under the terms of the merger agreement, First Guaranty will issue shares of First Guaranty common stock with an assumed value of $23.67 per share on the closing date of the merger to the shareholders of Lone Star. First Guaranty will issue a number of shares with an aggregate value equal to 1.5 times Lone Star’s tangible shareholders’ equity as of the calculation date, subject to certain adjustments set forth in the merger agreement; provided, that any increase in Lone Star’s tangible shareholders’ equity resulting from the exercise of a Lone Star option after the signing of the merger agreement and prior to the Lone Star Option Exercise Deadline will be valued at the exercise price of such Lone Star option (collectively, the “Lone Star Aggregate Option Exercise Price”). Lone Star options that are outstanding after the Lone Star Option Exercise Deadline will be cashed out prior to the effective time of the merger.

For illustration purposes only, assuming the merger had closed on January 6, 2023, the last trading date prior to the announcement of the merger, (i) the calculation date would be December 31, 2022, and (ii) based upon 3,325,420 shares of Lone Star common stock outstanding immediately prior to the effective time of the merger on January 6, 2023, each share of Lone Star common stock would be converted into the right to receive 0.3184 shares of First Guaranty common stock, equating to a value of $7.67 per share of Lone Star common stock, or total merger consideration of $25.50 million, based on First Guaranty’s closing stock price of $24.08 on January 6, 2023, the last trading date prior to the announcement of the merger. Additionally, based upon 438,832 Lone Star options outstanding on January 6, 2023, with a weighted average strike price of $2.85, the Lone Star options would be cashed out in exchange for aggregate net proceeds of approximately $2.12 million payable to the Lone Star option holders.

For illustration purposes only, assuming the merger had closed on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, (i) the calculation date would be [ ], 2023, and (ii) based upon [ ] shares of Lone Star common stock outstanding on [ ], 2023, the last practicable trading date prior to the mailing of this proxy statement/prospectus, each share of Lone Star common stock would be converted into the right to receive [ ] shares of First Guaranty common stock, equating to a value of $[ ] per share of Lone Star common stock, or total merger consideration of $[ ] million, based on First Guaranty’s closing stock price of $[ ] on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus. Additionally, based upon [ ] Lone Star options outstanding on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, with a weighted average strike price of $[ ], the Lone Star options would be cashed out in exchange for aggregate net proceeds of approximately $[ ] million payable to the Lone Star option holders.

Assuming the merger had closed on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, former Lone Star shareholders would own approximately [ ]% of First Guaranty. While the assumed value of $23.67 per share of First Guaranty common stock is known, Lone Star’s tangible shareholders’ equity, the Lone Star Aggregate Option Exercise Price and Lone Star’s transaction expenses are unknown and will not be known until the calculation date. Accordingly, the value and amount of the actual consideration a Lone Star shareholder will receive upon completion of the merger may be different from the amount and value described above. Additionally, it is impossible to predict what the actual trading price of First Guaranty common stock will be on the closing date.

First Guaranty will not issue any fractional shares of First Guaranty common stock in the merger. Instead, a Lone Star shareholder who otherwise would have received a fraction of a share of First Guaranty common stock, rounded to the nearest one hundredth of a share, will receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Guaranty common stock to which such holder would otherwise be entitled by the Lone Star Per-Share Amount.

Treatment of Lone Star Options (page 50)

The Lone Star board of directors shall set the Lone Star Option Exercise Deadline before which each Lone Star option may be exercised by the holder thereof in accordance with its terms. After such date and at least five business days prior to the effective time of the merger, each unexercised Lone Star option, whether vested or unvested, will be cancelled by Lone Star and will, in accordance with the terms of the merger agreement and the terms of the respective Lone Star stock plan, be converted into the right of the holder of each Lone Star option to receive an amount in cash equal to the difference between (i) the Lone Star Per-Share Amount, and (ii) the exercise price of each Lone Star option (such amount the “Lone Star Per-Option Value”). Lone Star will pay each applicable holder of a Lone Star option a cash payment equal to the holder’s Lone Star Per-Option Value prior to the effective time of the merger.

Conversion of Shares; Exchange of Certificates (page 50)

No later than 10 days prior to the closing date of the merger, First Guaranty’s exchange agent, ClearTrust, LLC, will mail to each holder of record of Lone Star common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Lone Star common stock for the merger consideration (including cash in lieu of any fractional shares of First Guaranty common stock), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement. Please do not send in your certificates until you receive these instructions.

Recommendation of the Lone Star Board of Directors (page 29)

The Lone Star board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Lone Star shareholders vote “FOR” the Lone Star merger proposal and “FOR” the Lone Star adjournment proposal (if necessary or appropriate). For the factors considered by the Lone Star board of directors in reaching its decision to approve the merger agreement, see “The Merger – Recommendation of the Lone Star Board and Its Reasons for the Merger” on page 29.

Opinion of Lone Star’s Financial Advisor (page 30 and Annex E)

Performance Trust Capital Partners, LLC (or “PT”) acted as financial advisor to the Lone Star board of directors in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 6, 2023 meeting at which the Lone Star board of directors considered the merger agreement, PT delivered to the Lone Star board of directors its oral opinion, which was subsequently confirmed in writing on January 6, 2023, to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Lone Star common stock. The full text of PT’s opinion is attached as Annex E to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PT in rendering its opinion. Holders of Lone Star common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

PT’s opinion was directed to the Lone Star board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any Lone Star shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. PT’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Lone Star common stock and did not address any other aspect or implication of the merger. The references to PT’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of PT’s written opinion.

For further information, please see the section entitled “The Merger – Opinion of Lone Star’s Financial Advisor” on page 30.

Lone Star Special Meeting of Shareholders (page 23)

Lone Star will hold a special meeting of its shareholders on [ ], 2023, at [ ], local time, at [ ]. At the Lone Star special meeting, Lone Star shareholders will be asked to vote on the Lone Star merger proposal and the Lone Star adjournment proposal. The Lone Star board of directors has fixed the close of business on [ ], 2023 as the record date for determining the holders of Lone Star common stock entitled to receive notice of, and to vote at, the Lone Star special meeting. As of the record date, there were [ ] shares of Lone Star common stock outstanding and entitled to vote at the Lone Star special meeting held by [ ] holders of record.

Shareholder approval of the Lone Star merger proposal is required to complete the merger. Lone Star will transact no business other than as listed above at the Lone Star special meeting, except for business properly brought before the Lone Star special meeting or any adjournment or postponement thereof. Each share of Lone Star common stock entitles the holder thereof to one vote at the Lone Star special meeting on each proposal to be considered at the Lone Star special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Lone Star common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Lone Star special meeting.

Approval of the Lone Star merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Lone Star common stock entitled to vote thereon. Assuming a quorum is present, approval of the Lone Star adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the outstanding shares of Lone Star common stock entitled to vote thereon and present in person or by proxy at the Lone Star special meeting. Lone Star shareholders must approve the Lone Star merger proposal in order for the merger to occur. Lone Star shareholders are not, however, required to approve the Lone Star adjournment proposal in order for the merger to occur. If Lone Star shareholders fail to approve the Lone Star adjournment proposal, but approve the Lone Star merger proposal, the merger may nonetheless occur.

The directors of Lone Star who own shares of Lone Star common stock entered into a voting agreement with First Guaranty and Lone Star agreeing to, among other things, vote their shares of Lone Star common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Lone Star in the merger agreement.

Even if you expect to attend the special meeting of shareholders, Lone Star recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Interests of Lone Star’s Directors and Executive Officers in the Merger (page 41)

In considering the recommendation of the Lone Star board of directors with respect to the merger agreement, Lone Star shareholders should be aware that certain of Lone Star’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Lone Star shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Lone Star shareholders include, but are not limited to, the following:

●	Lone Star will make payments to certain executive officers under existing employment agreements and/or change in control agreements;

●	all unexercised Lone Star options, whether vested or unvested, will be cashed out prior to the closing of the merger;

●	a one-time cash payment will be made to the Chairman of Lone Star’s board of directors; and

●	the directors and officers will have the right to continued indemnification and insurance coverage under the merger agreement.

The Lone Star board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger – Interests of Lone Star’s Directors and Executive Officers in the Merger” beginning on page 41.

Board Composition and Management of First Guaranty after the Merger (page 41)

The members of the First Guaranty board of directors following the effective time of the merger will be the members of the First Guaranty board of directors immediately prior to the effective time of the merger. Immediately following the effective time of the merger, the executive officers of each of First Guaranty and First Guaranty Bank will remain the same as the executive officers immediately prior to the effective time of the merger.

Upon completion of the merger, the number of individuals constituting the First Guaranty Bank board of directors will be increased by one individual, and Jeff A. Berkley, who is currently a member of the Lone Star board of directors, will be appointed to fill the newly created vacancy on the First Guaranty Bank board of directors.

Regulatory Approvals Required for the Merger (page 47)

To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve (or the “Federal Reserve”), the Federal Deposit Insurance Corporation (or the “FDIC”), and the Office of Financial Institutions of the State of Louisiana (or the “OFI”). The U.S. Department of Justice (or the “DOJ”) is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither First Guaranty nor Lone Star knows of any reason why the regulatory approvals cannot be obtained, First Guaranty and Lone Star cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

Conditions to Complete the Merger (page 58)

Currently, First Guaranty and Lone Star expect to complete the merger in the second or third quarter of 2023 but, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Lone Star’s and First Guaranty’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:

●	the approval of the Lone Star merger proposal by the requisite vote of the Lone Star shareholders;

●	the receipt of all required regulatory approvals upon terms agreeable to the parties, and no such regulatory approvals containing any burdensome condition (as defined in the merger agreement);

●	no judgment, order, injunction or decree having been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the merger agreement, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement;

●	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part with respect to the First Guaranty common stock to be issued upon the consummation of the merger and the absence of any stop order or proceedings to suspend the effectiveness of the registration statement;

●	each party’s receipt of a tax opinion from their respective legal counsel that the merger qualifies as a reorganization under Section 368(a) of the Code;

●	the approval for listing the shares of First Guaranty common stock to be issued in connection with the transactions contemplated by the merger agreement on the Nasdaq Global Market; and

●	the receipt of all consents, approvals, waivers and other assurances identified by the merger agreement.

The obligations of each of Lone Star and First Guaranty to complete the merger are subject to additional conditions set forth in the merger agreement. Neither First Guaranty nor Lone Star can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 58.

Agreement Not to Solicit Other Offers (page 56)

Under the merger agreement, Lone Star has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Guaranty) any information or data with respect to Lone Star or otherwise relating to an acquisition proposal; (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Lone Star is a party; or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

However, prior to the date of the Lone Star special meeting, Lone Star may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal that is reasonably likely to result in a superior proposal and provide confidential information described in the merger agreement to such third party (subject to a confidentiality agreement). Lone Star must notify First Guaranty promptly thereof in accordance with terms of the merger agreement.

Additionally, prior to the date of the Lone Star special meeting, the Lone Star board of directors may, under certain specified circumstances, withdraw, qualify, amend or modify its recommendation to its shareholders with respect to the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to Lone Star’s shareholders under applicable law. However, Lone Star cannot take any of those actions in response to a superior proposal unless it provides First Guaranty with a five business day period to negotiate in good faith to enable First Guaranty to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.

Termination of the Merger Agreement (page 59)

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the Lone Star merger proposal by Lone Star shareholders:

●	by the mutual written agreement of the parties upon the vote of a majority of the members of the entire board of each party;

●	by either party, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event that (1) any regulatory approval required for consummation of the transactions contemplated by the merger agreement shall have been denied by final, non-appealable action by such governmental authority; (2) an application therefor shall have been permanently withdrawn at the request of a governmental authority; (3) First Guaranty makes a reasonable determination in good faith after consultation with its counsel that there is a substantial likelihood that any regulatory approval will be obtained only upon the imposition of a burdensome condition; or (4) any governmental authority shall have issued a final, nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger, unless in each case the failure to obtain a regulatory approval shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth;

●	by either party if the requisite Lone Star vote will not have been obtained at the Lone Star special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite Lone Star shareholder approval at the Lone Star special meeting;

●	by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach has not been cured prior to the earlier of 30 days after notice from the non-breaching party or two business days prior to the expiration date (as defined in the merger agreement), or such breach cannot be cured;

●	by either party if the merger has not been consummated by the close of business on June 30, 2023 (which shall automatically extend to September 30, 2023, if the only outstanding condition to closing is receipt of regulatory approvals), unless the failure of the closing to occur by such date shall be due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

●	by First Guaranty if (1) Lone Star materially breaches its covenant not to solicit acquisition proposals, or (2) the Lone Star board of directors (i) withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders with regard to the Lone Star merger proposal, (ii) materially breaches its obligation to call, give notice of and commence the Lone Star special meeting, (iii) approves or recommends an alternative acquisition proposal, (iv) fails to publicly recommend against a publicly announced acquisition proposal, (v) fails to publicly reconfirm its recommendation for the Lone Star merger proposal within three business days of being requested by First Guaranty to do so, or (vi) resolves or otherwise determines to take or announces an intention to take any of the foregoing actions; or

●	by Lone Star in connection with entering into a definitive agreement to effect a superior proposal (as defined in the merger agreement) after making a Lone Star subsequent determination (as defined in the merger agreement).

Termination Fee (page 60)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Lone Star board of directors, Lone Star may be required to pay to First Guaranty a termination fee equal to $1.00 million. This termination fee could discourage other companies from seeking to acquire or merge with Lone Star. For more information, see “The Merger Agreement – Termination Fee” beginning on page 60.

Expenses and Fees (page 60)

Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.

Amendment, Waiver and Extension of the Merger Agreement (page 61)

First Guaranty and Lone Star may jointly amend the merger agreement, and each of First Guaranty and Lone Star may waive its right to require the other party to comply with particular provisions of the merger agreement. However, First Guaranty and Lone Star may not amend the merger agreement or waive their respective rights after the Lone Star special meeting if the amendment or waiver would legally require further approval by the Lone Star shareholders without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

Comparison of Shareholders’ Rights (page 73)

The rights of Lone Star shareholders will change as a result of the merger due to differences in applicable law and First Guaranty’s and Lone Star’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 73 for a description of the material differences in shareholders’ rights under each of the First Guaranty and Lone Star governing documents.

Risk Factors (page 17)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 17.

Ancillary Agreements to the Merger Agreement (page 62)

Voting Agreement

As a condition to First Guaranty entering into the merger agreement, each director of Lone Star who owns shares of Lone Star common stock entered into a voting agreement with First Guaranty and Lone Star in the form attached as Annex B to this proxy statement/prospectus. Under the voting agreement, each such director agreed, among other things, to vote his or her shares of Lone Star common stock (1) to approve the merger agreement and the transactions contemplated thereby (or any adjournment or postponement necessary to solicit additional proxies to approve and adopt the merger agreement), (2) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Lone Star contained in the merger agreement or of a shareholder contained in the voting agreement, and (3) against any acquisition proposals or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement or the voting agreement. Each director of Lone Star also agreed not to sell, transfer, assign or otherwise dispose of such director’s Lone Star common stock, subject to limited exceptions, until the earlier of (1) the termination of the voting agreement, or (2) the approval of the merger by the Lone Star shareholders.

Director Support Agreements

In addition, as a condition to First Guaranty entering into the merger agreement, each director of Lone Star who is not an employee of Lone Star entered into a director support agreement with First Guaranty and Lone Star in the form attached as Annex C to this proxy statement/prospectus. Under the director support agreement, each such director agreed to, among other things and subject to certain exceptions, for a period of 24 months after the completion of the merger, (1) not disclose or use any confidential information about the merger agreement and the transactions contemplated thereby, (2) not engage in certain competitive activities with First Guaranty, including not soliciting employees and customers of Lone Star or acquiring any interest in any financial institution that has a location within a 50-mile radius of any location of Lone Star (or the “noncompete area”), and (3) not serve as a director, officer, employee, consultant or agent of another insured depository institution within the noncompete area.

Releases

At the time of the execution of the merger agreement, each director of Lone Star executed a release in favor of Lone Star in the form attached as Annex D to this proxy statement/prospectus. Under the release, each such director irrevocably and unconditionally released, waived and forever discharged Lone Star and its successors from any and all liabilities and claims relating to, arising out of or in connection with Lone Star and its businesses or assets, including any claims arising out of or resulting from such director’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Lone Star or any of its subsidiaries for all periods occurring through the date of the release, with certain exceptions.

Dissenters’ Rights (page 44)

Under Texas law, record holders of shares of Lone Star common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those rights of dissent and appraisal, a Lone Star shareholder must follow exactly the procedures specified under Texas law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Texas law is included as Annex F to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights of appraisal. The value determined in the appraisal process may be more or less than the value a Lone Star shareholder would receive in the merger under the terms of the merger agreement.

Accounting Treatment (page 79)

First Guaranty will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 80)

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of First Guaranty and Lone Star to complete the merger that each of First Guaranty and Lone Star receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon a qualification of the merger as a reorganization under the Code, U.S. holders of Lone Star common stock who exchange their shares of Lone Star common stock for shares of First Guaranty common stock generally will not recognize gain or loss with respect to the receipt of First Guaranty common stock in the merger. Holders of Lone Star common stock generally will be subject to tax with respect to any cash received in lieu of fractional shares of First Guaranty common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Lone Star common stock. Your tax consequences will depend on your individual situation. Accordingly, First Guaranty and Lone Star strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Market Prices and Share Information

First Guaranty common stock is listed on the Nasdaq Global Market under the symbol “FGBI.” The following table sets forth the closing sale prices of First Guaranty common stock as reported on the Nasdaq Global Market on January 6, 2023, the last full trading day before the public announcement of the merger agreement, and on [ ], 2023, the latest practicable trading date before the date of this proxy statement/prospectus.

	First Guaranty Common Stock		Implied Value of One Share of Lone Star Common Stock to be Converted to Merger Consideration
January 6, 2023		$24.08		$7.67	(1)
[ ], 2023	$	[ ]	$	[ ]	(2)

(1)	Based on 3,325,420 shares of Lone Star common stock outstanding.

(2)	Based on [ ] shares of Lone Star common stock outstanding.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of First Guaranty, Lone Star and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to First Guaranty, Lone Star, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Lone Star to pay a termination fee to First Guaranty;

●	the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval of Lone Star shareholders;

●	the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

●	risks associated with the timing of the completion of the merger;

●	management time and effort may be diverted to the resolution of merger-related issues;

●	the risk that the businesses of First Guaranty and Lone Star will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

●	First Guaranty’s ability to achieve the synergies and value creation contemplated by the proposed merger with Lone Star;

●	the expected growth opportunities or costs savings from the merger with Lone Star may not be fully realized or may take longer to realize than expected;

●	revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

●	potential deposit attrition, higher than expected costs, customer loss and business disruption associated with First Guaranty’s integration of Lone Star, including, without limitation, potential difficulties in maintaining relationships with key personnel;

●	the outcome of any legal proceedings that may be instituted against First Guaranty or Lone Star or their respective boards of directors;

●	general economic conditions, either globally, nationally, in the States of Louisiana and Texas, or in the specific markets in which First Guaranty or Lone Star operate;

●	limitations placed on the ability of First Guaranty and Lone Star to operate their respective businesses by the merger agreement;

●	the effect of the announcement of the merger on First Guaranty’s and Lone Star’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

●	customer acceptance of the combined company’s products and services;

●	the amount of any costs, fees, expenses, impairments and charges related to the merger;

●	fluctuations in the market price of First Guaranty common stock and the related effect on the market value of the merger consideration that Lone Star shareholders will receive upon completion of the merger;

●	civil unrest, natural disasters, epidemics (including the re-emergence of the COVID-19 pandemic) and other catastrophic events in First Guaranty’s or Lone Star’s geographic area;

●	the introduction, withdrawal, success and timing of business initiatives;

●	significant increases in competition in the banking and financial services industry;

●	legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which First Guaranty or Lone Star are engaged, including potential changes resulting from currently proposed legislation;

●	credit risk of borrowers, including any increase in those risks due to changing economic conditions;

●	changes in consumer spending, borrowing, and savings habits;

●	competition among depository and other financial institutions;

●	liquidity risk affecting First Guaranty’s or Lone Star’s ability to meet their respective obligations when they become due;

●	interest rate risk involving the effect of a change in interest rates;

●	compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

●	strategic risk resulting from adverse business decisions or improper implementation of business decisions;

●	reputational risk that adversely affects earnings or capital arising from negative public opinion;

●	terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

●	other risks and uncertainties identified in this proxy statement/prospectus under the heading “Risk Factors” and detailed from time to time in First Guaranty’s SEC filings including, without limitation, in First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022, and in any updates to those risk factors in First Guaranty’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. First Guaranty and Lone Star do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to First Guaranty, Lone Star or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

An investment in First Guaranty common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 85.

Risks Related to the Merger

Because the value of Lone Star’s tangible shareholders’ equity (as adjusted pursuant to the terms of the merger agreement) will fluctuate, Lone Star shareholders cannot be sure of the value of the merger consideration they will receive.

At the effective time of the merger, each outstanding share of Lone Star common stock will be converted into the right to receive a pro-rata share of the merger consideration (with cash paid in lieu of fractional shares), which will be based on Lone Star’s tangible shareholders’ equity on the calculation date, subject to certain adjustments set forth in the merger agreement. Additionally, each Lone Star option that is outstanding after the Lone Star Option Exercise Deadline will be cashed out prior to the effective time of the merger pursuant to the terms of the merger agreement. While the assumed value of $23.67 per share of First Guaranty common stock is known, the value of Lone Star’s tangible shareholders’ equity, net of adjustments for transaction expenses and other items, is unknown and will not be known until the calculation date. Any change in Lone Star’s adjusted net tangible shareholders’ equity prior to completion of the merger will affect the aggregate value of the merger consideration that Lone Star shareholders will receive at the effective time of the merger. Accordingly, at the time of the Lone Star special meeting, Lone Star shareholders will not know or be able to calculate the value of the merger consideration they would receive at the effective time of the merger. Likewise, the value of the Lone Star Aggregate Option Exercise Price is unknown and will not be known until the calculation date.

Even if Lone Star shareholders knew the exchange ratio that would be applied to their shares of Lone Star common stock at the effective time of the merger, there would be no way to know the market value of the shares of First Guaranty common stock at the effective time of the merger or thereafter, as stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Guaranty’s business, operations and prospects and regulatory considerations, many of which factors are beyond First Guaranty’s control.

Because there is no established trading market for Lone Star common stock, it is difficult to determine how the value of Lone Star common stock compares with the merger consideration.

There is no established trading market for Lone Star common stock. No broker makes a market in Lone Star common stock. The market for Lone Star common stock is illiquid, and there is no regular trading. This lack of liquidity makes it difficult to determine the value of Lone Star common stock.

The merger may not be consummated unless important conditions are satisfied.

First Guaranty and Lone Star expect the merger to close in the second or third quarter of 2023, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond First Guaranty’s and Lone Star’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of First Guaranty and Lone Star may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

●	the approval of the merger agreement and the transactions contemplated thereby by the requisite vote of Lone Star shareholders;

●	the receipt of required regulatory approvals, including the approval of or waiver from the Federal Reserve, FDIC and OFI, which are necessary to consummate the merger, and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;

●	the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●	the effectiveness under the Securities Act of 1933, as amended (or the “Securities Act”), of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

●	the receipt of all required consents and approvals identified by the merger agreement;

●	each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

●	the absence of 5.00% or more of the outstanding shares of Lone Star’s common stock exercising their appraisal rights;

●	the absence of any material adverse change in the financial condition, business or results of operations of Lone Star, First Guaranty or First Guaranty Bank;

●	the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

●	the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either First Guaranty or Lone Star may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 58.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that First Guaranty does not anticipate or cannot be met.

Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of First Guaranty following the merger, any of which might have a material adverse effect on First Guaranty following the merger. First Guaranty is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on First Guaranty or Lone Star, as described more fully in “The Merger – Regulatory Approvals Required for the Merger” beginning on page 47.

Lone Star’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Lone Star shareholder.

Some of Lone Star’s executive officers participated in negotiations of the merger agreement with First Guaranty, and the Lone Star board of directors approved the merger agreement and is recommending that Lone Star shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that certain of Lone Star’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Lone Star shareholder. These interests include, but are not limited to, as a result of the merger, cash out payments for outstanding Lone Star options (vested or unvested), payments under existing employment agreements and/or change in control agreements with Lone Star, a special bonus for the Chairman of Lone Star’s board of directors, and the right to continued indemnification and insurance coverage under the merger agreement. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Lone Star to support or approve the merger and the merger agreement. For further discussion of the interests of Lone Star’s directors and officers in the merger, see “The Merger – Interests of Lone Star’s Directors and Executive Officers in the Merger” beginning on page 41.

The opinion delivered by Lone Star’s financial advisor to the Lone Star board of directors will not reflect changes in circumstances between the date of such opinion and the completion of the merger.

PT, Lone Star’s financial advisor, delivered its opinion to the Lone Star board of directors on January 6, 2023, to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Lone Star common stock. Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of First Guaranty and Lone Star, general market and economic conditions and other factors that may be beyond the control of First Guaranty and Lone Star may alter the value of First Guaranty or Lone Star or the prices of shares of First Guaranty common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any date other than the date of the opinion. A copy of the opinion is included as Annex E to this proxy statement/prospectus. For a description of the opinion that Lone Star received from its financial advisor, please refer to “The Merger – Opinion of Lone Star’s Financial Advisor” beginning on page 30.

The merger agreement contains provisions granting both First Guaranty and Lone Star the right to terminate the merger agreement in certain circumstances.

The merger agreement contains certain termination rights, including, but not limited to, the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to June 30, 2023 (or September 30, 2023, if the only outstanding condition to closing the merger is regulatory approval), and the right of Lone Star to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the Lone Star board of directors. If the merger is not completed, the ongoing business of Lone Star could be adversely affected and Lone Star will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. See “The Merger Agreement – Termination of the Merger Agreement” beginning on page 59.

Termination of the merger agreement could negatively impact Lone Star and First Guaranty.

If the merger agreement is terminated before closing there may be various consequences. For example, Lone Star’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Lone Star will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the Lone Star board of directors seeks another merger or business combination, Lone Star shareholders cannot be certain that Lone Star will be able to find a party willing to pay the equivalent or greater consideration than that which First Guaranty has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Lone Star may be required to pay First Guaranty a termination fee. See “The Merger Agreement – Effect of Termination” beginning on page 60.

Further, if the merger agreement is terminated and the merger is not consummated, First Guaranty’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of First Guaranty as an acquirer may be harmed and, as a result, it may make it more difficult for First Guaranty to consummate future acquisitions.

First Guaranty and Lone Star will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.

First Guaranty and Lone Star each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, First Guaranty and Lone Star expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although First Guaranty and Lone Star expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of First Guaranty following completion of the merger.

The termination fees and the restrictions on third-party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Lone Star and limit Lone Star’s ability to pursue alternatives to the merger.

The merger agreement prohibits Lone Star from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, Lone Star has agreed to pay First Guaranty a termination fee of $1.00 million if the merger agreement is terminated because Lone Star decides to enter into or close another acquisition transaction, or if Lone Star enters into or closes another acquisition transaction within 12 months after the merger agreement is terminated for certain unrelated reasons. See “The Merger Agreement – Termination Fee” beginning on page 60. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Lone Star from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Lone Star than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

First Guaranty and Lone Star will be subject to business uncertainties and Lone Star will be subject to contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Guaranty and Lone Star. These uncertainties may impair the ability of First Guaranty or Lone Star to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with First Guaranty or Lone Star to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Lone Star may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of First Guaranty or Lone Star depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Lone Star’s business prior to the merger closing and First Guaranty’s business after the merger closes could be harmed. In addition, subject to certain exceptions, Lone Star has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement – Covenants and Agreements – Conduct of Business Prior to the Completion of the Merger” beginning on page 53 for a description of the restrictive covenants applicable to Lone Star.

The merger with Lone Star may distract First Guaranty’s management from its other responsibilities.

The acquisition of Lone Star could cause First Guaranty’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of First Guaranty. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of First Guaranty.

First Guaranty and Lone Star may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of First Guaranty and Lone Star to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of First Guaranty and Lone Star, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The Lone Star board of directors may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. Lone Star, however, generally does not expect any such waiver to be significant enough to require re-solicitation of shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of shareholders, Lone Star will have the discretion to complete the merger without seeking further shareholder approval.

Lone Star shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of First Guaranty than they had on Lone Star before the merger.

Lone Star shareholders will have a much smaller percentage ownership interest and effective voting power in First Guaranty compared to their ownership interest and voting power in Lone Star prior to the merger. Consequently, Lone Star shareholders will have significantly less influence on the management and policies of First Guaranty after the merger than they currently have on the management and policies of Lone Star. If the merger is consummated, current Lone Star shareholders will own approximately [ ]% of the combined company (assuming the merger had closed on [ ], 2023, the last practicable trading date prior to the mailing of this proxy statement/prospectus). Accordingly, former Lone Star shareholders would own less of the outstanding voting stock of the combined company than current First Guaranty shareholders and would, as a result, be outvoted by current First Guaranty shareholders if such current First Guaranty shareholders voted together as a group.

The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of First Guaranty and Lone Star intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of First Guaranty and Lone Star to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from First Guaranty’s and Lone Star’s respective tax counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (or the “IRS”) or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of Lone Star to First Guaranty followed by a taxable liquidation of Lone Star. Generally, the deemed sale of the assets of Lone Star would result in Lone Star recognizing gain or loss equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by Lone Star. Generally, the deemed distribution of the merger consideration distributed in respect of each share of Lone Star common stock would result in each shareholder recognizing gain or loss equal to the difference between (1) the fair market value of the merger consideration distributed in respect of each share of Lone Star common stock and (2) the adjusted tax basis in the shares of such Lone Star common stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

This proxy statement/prospectus contains limited financial information on which to evaluate the merger.

As permitted by applicable regulations of the SEC, this proxy statement/prospectus does not contain historical financial information about Lone Star and does not contain pro forma combined financial information about First Guaranty and Lone Star after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of First Guaranty’s common stock after the merger.

Lone Star or First Guaranty or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.

Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to Lone Star and First Guaranty, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Lone Star, its board of directors or First Guaranty or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect First Guaranty’s business, financial condition, results of operations and cash flows.

Risks Related to the Combined Company after the Merger

First Guaranty may fail to realize some or all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, First Guaranty’s ability to successfully combine the businesses of First Guaranty and Lone Star. If First Guaranty is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

First Guaranty and Lone Star have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of First Guaranty or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of First Guaranty (or former clients, customers, depositors and counterparties of Lone Star) could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of First Guaranty and Lone Star during the pre-merger period and on First Guaranty for an undetermined time after the consummation of the merger.

First Guaranty may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Lone Star.

From time to time, First Guaranty evaluates and acquires businesses that it believes complement its existing business. The acquisition component of First Guaranty’s growth strategy depends on the successful integration of these acquisitions. First Guaranty faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

●	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into First Guaranty’s existing business;

●	limitations on First Guaranty’s ability to realize the expected cost savings and synergies from an acquisition;

●	challenges related to integrating acquired operations, including First Guaranty’s ability to retain key employees and maintain relationships with significant customers and depositors;

●	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

●	discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If First Guaranty is unable to successfully integrate the businesses it acquires, First Guaranty’s business, financial condition and results of operations may be materially adversely affected.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or if the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Lone Star shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities.

Current First Guaranty and Lone Star shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company. Shares of First Guaranty common stock that are issued in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of First Guaranty common stock received by persons who are or become affiliates of First Guaranty for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. If the merger is completed and if former Lone Star shareholders sell substantial amounts of First Guaranty common stock in the public market, the market price of First Guaranty common stock may decrease. These sales might also make it more difficult for First Guaranty to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The combined company may be unable to retain First Guaranty and/or Lone Star personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by First Guaranty and Lone Star. It is possible that these employees may decide not to remain with First Guaranty and Lone Star, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Lone Star to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, First Guaranty and Lone Star may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

First Guaranty has not previously operated in Lone Star’s market area.

Lone Star’s primary market area is the Houston, Texas market. The banking business in this market is extremely competitive, and the level of competition may increase further. First Guaranty has not previously operated in this market area and there may be unexpected challenges and difficulties that could adversely affect First Guaranty following the completion of the merger.

The market price of First Guaranty common stock after the merger may be affected by factors different from those affecting Lone Star common stock or First Guaranty common stock currently.

The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting First Guaranty’s or Lone Star’s results of operations and the market prices of shares of First Guaranty common stock. Accordingly, the historical financial results of First Guaranty and Lone Star and the historical market prices of shares of First Guaranty common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the business of First Guaranty and of certain factors to consider in connection with that business, see the documents incorporated by reference by First Guaranty into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 85.

Future capital needs could result in dilution of shareholder investment.

First Guaranty’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of First Guaranty common stock. New investors may also have rights, preferences and privileges senior to First Guaranty’s shareholders which may adversely impact its shareholders.

Shares of First Guaranty common stock to be received by holders of Lone Star common stock as a result of the merger will have rights different from the shares of Lone Star common stock.

Upon completion of the merger, the rights of former Lone Star shareholders will be governed by the Restated Articles of Incorporation of First Guaranty (or the “First Guaranty articles”) and Bylaws of First Guaranty (or the “First Guaranty bylaws”). Accordingly, certain rights associated with Lone Star common stock may differ from the rights associated with First Guaranty common stock. See “Comparison of Shareholders’ Rights” beginning on page 73 for a discussion of the different rights associated with First Guaranty common stock.

Additional Risks Relating to First Guaranty’s business.

Investing in First Guaranty’s common stock involves risks. You should read and consider risk factors specific to First Guaranty’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022, and in other documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

LONE STAR SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of Lone Star Special Meeting

The Lone Star special meeting of shareholders will be held on [ ], 2023, at [ ], at [ ], local time. On or about [ ], 2023, Lone Star commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Lone Star special meeting.

Matters to be Considered

At the Lone Star special meeting, the holders of Lone Star common stock will be asked to consider and vote upon the Lone Star merger proposal and, if necessary, the Lone Star adjournment proposal. Completion of the merger is conditioned on, among other things, Lone Star shareholder approval of the Lone Star merger proposal. No other business may be conducted at the Lone Star special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Recommendation of the Lone Star Board of Directors

On January 6, 2023, the Lone Star board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Lone Star’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger – Recommendation of the Lone Star Board and Its Reasons for the Merger” beginning on page 29, the Lone Star board of directors believes that the merger is in the best interests of Lone Star shareholders. Accordingly, the Lone Star board of directors unanimously recommends that its shareholders vote “FOR” the Lone Star merger proposal and, if necessary, vote “FOR” the Lone Star adjournment proposal.

Record Date and Quorum

The Lone Star board of directors has fixed the close of business on [ ], 2023, as the record date, which is the date for determining the holders of Lone Star common stock entitled to receive notice of and to vote at the Lone Star special meeting. As of the record date, there were [ ] shares of Lone Star common stock outstanding and entitled to notice of, and to vote at, the Lone Star special meeting or any adjournment thereof, and such outstanding shares of Lone Star common stock were held by [ ] holders of record. Each share of Lone Star common stock entitles the holder to one vote at the Lone Star special meeting on each proposal to be considered at the Lone Star special meeting.

The holders of a majority of the shares of Lone Star common stock issued and outstanding and entitled to vote at the Lone Star special meeting must be present, either in person or by proxy, to constitute a quorum at the Lone Star special meeting. Abstentions and shares held of record by a broker or nominee that are voted will be included in determining whether a quorum exists. No business may be transacted by the holders of Lone Star common stock at the Lone Star special meeting unless a quorum is present.

Required Vote; Treatment of Abstentions; Failure to Vote or to Instruct Your Broker How to Vote

The Lone Star Merger Proposal. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Lone Star common stock is required to approve the Lone Star merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the Lone Star merger proposal, it will have the same effect as a vote “AGAINST” the Lone Star merger proposal.

The Lone Star Adjournment Proposal. The affirmative vote of a majority of the outstanding shares of Lone Star common stock entitled to vote on the Lone Star adjournment proposal and present in person or by proxy at the Lone Star special meeting is required to approve the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, it will have no effect on the Lone Star adjournment proposal. If you mark “ABSTAIN” on your proxy, with respect to the Lone Star adjournment proposal, it will have the same effect as a vote “AGAINST” the Lone Star adjournment proposal.

The Lone Star board of directors encourages you to submit your proxy promptly so that your voice is heard on these matters.

Voting and Revocation of Proxies

Proxies, in the forms enclosed, which are properly executed and returned, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Lone Star merger proposal and “FOR” the Lone Star adjournment proposal, if applicable.

If you are a shareholder of record of Lone Star as of [ ], 2023, the record date, you may vote by proxy before the Lone Star special meeting by completing, signing, dating and returning the enclosed proxy card to Lone Star using the enclosed postage-paid envelope, or by delivering your proxy card in person to Brent McRoberts, the Executive Vice President–Controller/Cashier of Lone Star, at Lone Star’s principal office, located at 2600 South Gessner Road, Suite 100, Houston, Texas 77063. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Lone Star special meeting.

If you are the record holder of your Lone Star shares, you may revoke your proxy at any time before it is voted at the special meeting by:

●	submitting another properly completed proxy card bearing a later date which is received prior to the Lone Star special meeting;

●	sending a written notice which is received prior to the Lone Star special meeting that you are revoking your proxy to: Lone Star Bank, 2600 South Gessner Road, Suite 100, Houston, Texas 77063, Attention: Brent McRoberts; or
●	attending the Lone Star special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the Lone Star special meeting will not, by itself, revoke your proxy. If you hold your shares in “street name” with a bank or broker or other nominee, you must contact such bank or broker or other nominee for instructions as to how to revoke your proxy.

Shares Held in “Street Name”; Failure to Instruct Your Broker How to Vote

Banks, brokers and other nominees who hold shares of Lone Star common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. The Lone Star merger proposal and the Lone Star adjournment proposal are both non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, if you hold your shares of Lone Star common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. If you fail to instruct your bank, broker, or nominee how to vote, it will have the same effect as a vote “AGAINST” the Lone Star merger proposal and your shares will not be treated as present for purposes of determining whether a quorum is present; however, it will have no effect on the Lone Star adjournment proposal.

If your broker, bank or other nominee holds your shares of Lone Star common stock in “street name,” your broker, bank or other nominee will vote your shares of Lone Star common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers

The directors of Lone Star who own shares of Lone Star common stock have entered into a voting agreement with Lone Star and First Guaranty, solely in their capacity as shareholders of Lone Star, pursuant to which they have agreed to vote their shares of Lone Star common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the record date, [ ] shares of Lone Star common stock, or approximately [ ]% of the outstanding shares of Lone Star common stock entitled to vote at the Lone Star special meeting, are bound by the voting agreement.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the Lone Star board of directors. Lone Star is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Lone Star may solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Lone Star will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Lone Star retains the discretion to engage a third-party proxy solicitor to assist Lone Star in soliciting proxies from the Lone Star shareholders.

Dissenters’ Rights

Lone Star shareholders are entitled to assert rights of dissent and appraisal with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of the TBOC. Please see “The Merger – Dissenters’ Rights,” beginning on page 44, and the full text of the applicable provisions of the TBOC, which is reproduced in full in Annex F to this proxy statement/prospectus, for additional information.

Attending the Lone Star Special Meeting

All shareholders of Lone Star as of the record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the record date, are invited to attend the Lone Star special meeting. Shareholders of record of Lone Star common stock can vote in person at the Lone Star special meeting. If you are not a shareholder of record as of the record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Lone Star special meeting. If you plan to attend the Lone Star special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Lone Star reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Lone Star special meeting is prohibited without Lone Star’s express written consent.

A Lone Star shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee who desires to attend the Lone Star special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Lone Star Merger Proposal

Lone Star is asking its shareholders to approve the Lone Star merger proposal. Holders of Lone Star common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Lone Star board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Lone Star and its shareholders. See “The Merger – Recommendation of the Lone Star Board and Its Reasons for the Merger” beginning on page 29 of this proxy statement/prospectus for a more detailed discussion of the Lone Star board of directors’ recommendation.

The Lone Star board of directors unanimously recommends a vote “FOR” the Lone Star merger proposal.

Lone Star Adjournment Proposal

The Lone Star special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Lone Star special meeting to approve the Lone Star merger proposal.

If, at the Lone Star special meeting, the number of shares of Lone Star common stock present or represented and voting in favor of the Lone Star merger proposal is insufficient to approve the Lone Star merger proposal, Lone Star intends to move to adjourn the Lone Star special meeting in order to enable the Lone Star board of directors to solicit additional proxies for approval of the Lone Star merger proposal. In that event, Lone Star will ask the holders of Lone Star common stock to vote upon the Lone Star adjournment proposal, but not the Lone Star merger proposal.

In this proposal, Lone Star is asking the holders of Lone Star common stock to authorize the holder of any proxy solicited by the Lone Star board of directors on a discretionary basis to vote in favor of adjourning the Lone Star special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Lone Star shareholders who have previously voted.

The Lone Star board of directors unanimously recommends a vote “FOR” the Lone Star adjournment proposal.

Assistance

If you have any questions regarding Lone Star’s special meeting, please contact Dennis Harrington, the President and Chief Executive Officer of Lone Star, at (713) 358-9400. If you need assistance in voting your shares of Lone Star common stock or if you would like additional copies of the proxy statement/prospectus, please contact Brent McRoberts, the Executive Vice President–Controller/Cashier of Lone Star, at (713) 358-9400.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. First Guaranty and Lone Star urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the boards of directors of First Guaranty and Lone Star has approved the merger agreement and the transactions contemplated thereby including, in the case of the First Guaranty board of directors, the issuance of shares of First Guaranty common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, Lone Star will merge with and into First Guaranty Bank, First Guaranty’s wholly-owned banking subsidiary, with First Guaranty Bank as the surviving bank.

If the merger is completed, all of the shares of Lone Star common stock (other than shares of Lone Star common stock held by Lone Star, First Guaranty, any Lone Star dissenting shareholders or as treasury shares) issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive shares of First Guaranty common stock.

The aggregate consideration payable in the merger will be determined on the last day of the calendar month that precedes the closing of the merger and will be an amount equal to 1.5 times Lone Star’s adjusted net tangible shareholders’ equity, subject to certain adjustments described in the merger agreement; provided, that any increase in Lone Star’s tangible shareholders’ equity resulting from the exercise of Lone Star options after the signing of the merger agreement and prior to the Lone Star Option Exercise Deadline will be valued at the Lone Star Aggregate Option Exercise Price.

The amount of the merger consideration available to each share of Lone Star stock will be based upon the Exchange Ratio.

If the merger is completed, each share of Lone Star common stock (other than shares of Lone Star common stock held by Lone Star, First Guaranty, any Lone Star dissenting shareholders or as treasury shares) issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive, without interest, a number of shares of First Guaranty common stock equal to the Exchange Ratio.

First Guaranty will not issue any fractional shares of First Guaranty common stock in the merger. Instead, a Lone Star shareholder who otherwise would have received a fraction of a share of First Guaranty common stock will receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying (1) the Lone Star Per-Share Amount by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of First Guaranty common stock to which such shareholder would otherwise be entitled to receive.

In addition, each Lone Star option that is outstanding after the Lone Star Option Exercise Deadline will be cancelled and converted into the right of the holder of each Lone Star option to receive an amount in cash equal to the Lone Star Per-Option Value. Lone Star will pay each applicable holder of a Lone Star option a cash payment equal to the holder’s Lone Star Per-Option Value prior to the effective time of the merger.

Lone Star shareholders are being asked to approve the Lone Star merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 49 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time, each of the Lone Star and First Guaranty boards of directors has engaged in reviews and discussions of their respective long-term strategic objectives to consider ways that each company might enhance performance, prospects and shareholder value in light of competitive and other relevant factors. For each company, these reviews have included periodic discussions regarding potential strategic options, including but not limited to, expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution.

The Lone Star board of directors has regularly reviewed and discussed Lone Star’s business strategy, performance and prospects in the context of the national and local economic environment and developments in the competitive landscape. Among other things, these reviews and discussions have included possible strategic transactions available to Lone Star, such as potential acquisitions of and business combinations with other financial institutions. Certain of these reviews and discussions included analyses of the mergers and acquisitions environment, including multiples and premiums being paid, and an assessment of potential partners for Lone Star.

From November 2021 to January 2022, the Lone Star board of directors met with multiple investment banking firms to learn more about the economic environment for financial institution mergers, the price that potential acquirers were paying for financial institutions similar to Lone Star, and the process that investment banking firms utilize to sell a bank. At the Lone Star board meeting held on January 20, 2022, the senior management and directors of Lone Star met with Lone Star’s legal counsel to discuss the sale process from a legal perspective and engaged in a discussion regarding strategic alternatives available to Lone Star, including merging with a larger institution or continuing to remain independent. After considering these strategic alternatives and the benefits and risks that each posed, the Lone Star board of directors determined that it would be in the best interests of Lone Star and its shareholders to explore a merger with another financial institution based on many of the factors described under the section entitled “– Recommendation of the Lone Star Board and Its Reasons for the Merger,” and the Lone Star board of directors authorized Lone Star’s senior management to engage a financial advisor.

On February 3, 2022, the Lone Star board of directors engaged PT to act as independent financial advisor and Bracewell LLP (or “Bracewell”), to act as legal counsel, in connection with a potential business combination.

During January and February of 2022, representatives of PT contacted 30 parties, including First Guaranty, to gauge their interest in a potential strategic transaction on a no-name basis. These parties were selected in consultation with the Lone Star board of directors based upon their size, capacity to pay on terms that would be attractive to Lone Star shareholders and strategic interest in Lone Star or banks in the Texas marketplace. Seventeen of the parties executed nondisclosure agreements, including First Guaranty, and 10 were given access to preliminary diligence materials, including First Guaranty. Representatives of PT requested that interested parties submit nonbinding written letters of interest on or before March 10, 2022. PT received written letters of interest from three parties, and a verbal offer from First Guaranty, to acquire all of the issued and outstanding capital stock of Lone Star. Discussions with these four institutions continued throughout March 2022, with some institutions indicating a greater level of interest than others. On April 1, 2022, the Lone Star board of directors met to discuss the letters of interest and elected to enter into an indication of interest with a bank holding company (or “Party A”). Party A offered the highest merger consideration of the four institutions with an offer to acquire all of the outstanding shares of Lone Star common stock for $28.00 million. Lone Star and Party A entered into the indication of interest letter on April 4, 2022. On April 6, 2022, First Guaranty submitted a non-binding letter of intent that contemplated First Guaranty acquiring all of the issued and outstanding shares of Lone Star common stock in exchange for shares of First Guaranty common stock, subject to, among other things, completion of due diligence and entry into a definitive agreement. Following additional due diligence, Party A informed Lone Star that it could not continue at the price set forth in its original offer, and Party A and Lone Star terminated the indication of interest on April 25, 2022.

On May 6, 2022, PT contacted two parties, an investor group (or “Party B”) that previously submitted an indication of interest and First Guaranty. Both parties confirmed that they were still interested in acquiring Lone Star. On May 18, 2022, the Lone Star board of directors terminated its engagement with Bracewell and engaged Hunton Andrews Kurth, LLP (or “Hunton”), to act as legal counsel, in connection with a potential business combination. On May 19, 2022, Party B submitted a non-binding letter of intent that contemplated Party B acquiring all of the issued and outstanding stock of Lone Star in exchange for cash, subject to, among other things, completion of due diligence and entry into a definitive agreement. On May 24, 2022, Lone Star’s board of directors held a special meeting to review, consider, and discuss the proposed transactions with First Guaranty and Party B. At the May 24 special meeting, representatives of PT and Hunton explained the terms of the non-binding letters of intent to Lone Star. Based on the board’s discussion, the board determined that the proposals submitted by First Guaranty and Party B were insufficient to move forward, and the Lone Star board of directors requested that First Guaranty and Party B provide Lone Star with their best and final offers.

On June 2, 2022, senior management of First Guaranty met with members of the Lone Star board of directors and senior management in Houston to discuss First Guaranty’s offer. The Chairman of First Guaranty’s board of directors, Mr. Marshall Reynolds, and Chairman of Lone Star’s board of directors, Mr. Greg Bernica, had additional discussions on June 6, 2022. On June 8, 2022, Lone Star’s board of directors met with the executive officers of Party B, and subsequent to that meeting, Party B submitted a revised non-binding letter of intent. On June 13, 2022, First Guaranty submitted a revised offer that incorporated terms previously discussed by the parties.

On June 22, 2022, Lone Star’s board of directors held a meeting to review and discuss both offers. Lone Star’s board of directors determined that the offer from First Guaranty was superior to the offer from Party B, because First Guaranty’s offer was for a higher merger consideration amount and presented a higher likelihood of closing the merger. Additionally, Lone Star’s board of directors determined at the June 22 meeting that pursuing a transaction with First Guaranty at that time was more likely to maximize Lone Star shareholder value than the offer of Party B or Lone Star’s stand-alone prospects, subject to certain revisions to First Guaranty’s offer. Over the next few weeks, Mr. Bernica and senior management of Lone Star held discussions with Mr. Alton Lewis, the President and Chief Executive Officer of First Guaranty, to convey the requested revisions, and subsequent to that conversation, First Guaranty submitted a revised non-binding letter of intent that reflected the requested revisions. During the week of July 11, 2022, senior management of Lone Star met with representatives of Hunton and PT to discuss the terms of First Guaranty’s revised offer, as well as Lone Star’s certified public accountant to discuss the accounting treatment of the offer and related transaction costs. On July 16, 2022, Lone Star’s board of directors held a meeting and approved the revised non-binding letter of intent submitted by First Guaranty, subject to certain additional changes.

On July 26, 2022, First Guaranty provided Lone Star a revised, non-binding letter of intent that contemplated First Guaranty acquiring all of the issued and outstanding Lone Star common stock at an aggregate purchase price of 1.5 times Lone Star’s net tangible book value as of the close of the month preceding closing, net of the obligation to pay any stock options and net of the obligation to pay any golden parachute payments, payable in First Guaranty’s common stock. The revised non-binding letter of intent addressed the changes approved by Lone Star’s board of directors on July 16, 2022, and was executed by both parties on July 26, 2022. On July 26, 2022, the closing price of First Guaranty’s stock was $24.82.

Between August 25, 2022, and September 9, 2022, senior management of Lone Star met in person and had multiple telephone calls with senior management of First Guaranty to discuss the progress of First Guaranty’s due diligence and Lone Star’s reverse due diligence of First Guaranty. On September 27, 2022, Lone Star’s board of directors met to discuss the findings of Lone Star’s due diligence. After review and discussion, Lone Star’s board of directors agreed to move forward with negotiating the merger agreement with First Guaranty.

On October 4, 2022, First Guaranty provided an initial draft of the merger agreement to Lone Star. During the next few weeks, Hunton and senior management of Lone Star and First Guaranty and its legal counsel met to discuss the merger agreement and certain terms of the merger agreement that differed from the terms of the non-binding letter of intent executed by the parties on July 26, 2022; specifically, whether Lone Star would pay for its merger related costs and expenses incurred during the pendency of the transaction. On October 28, 2022, First Guaranty submitted an amendment to the non-binding letter of intent that contemplated First Guaranty reimbursing certain costs incurred by Lone Star during the pendency of the transaction and that any increase in Lone Star’s net tangible book value resulting from the exercise of stock options would be valued at an amount equal to one times the increased net tangible book value.

Between October 28, 2022, and December 2, 2022, Hunton and senior management of Lone Star discussed and negotiated with First Guaranty and its legal counsel the various legal and business terms of the merger agreement and the potential transaction. On December 12, 2022, Lone Star’s board of directors reviewed a revised draft of the merger agreement and discussed the draft of the merger agreement with representatives of Hunton. During the meeting, the board discussed at length various topics, including, but not limited to: the treatment of Lone Star options; the restrictions on the operations of Lone Star between signing and closing; overall market volatility; transaction execution risk; closing conditions and termination rights; and the termination fee payable by Lone Star upon certain circumstances. On December 12, 2022, Lone Star provided a revised draft of the merger agreement to First Guaranty. For the next few weeks, Hunton and senior management of Lone Star and First Guaranty and its legal counsel continued to discuss and negotiated various issues, including, but not limited to, the amount and scope of adjustments to the aggregate merger consideration calculation; the timing of transaction expenses in connection with the merger agreement; the exchange ratio; treatment of Lone Star options; tax, accounting and contract issues relating to labor and employee benefit matters, including employee compensation after the closing of the merger; the timing of the merger; the operations of Lone Star between signing and closing; and representations, warranties and covenants of Lone Star. The parties exchanged multiple drafts of the merger agreement and ancillary agreements and had numerous calls to discuss and negotiate various issues.

On January 4, 2023, First Guaranty provided Lone Star with a revised draft of the merger agreement. Lone Star’s board of directors held a special meeting to review the revised merger agreement.

On January 6, 2023, the respective boards of directors of Lone Star and First Guaranty met to discuss the final merger agreement and ancillary agreements. At Lone Star’s meeting, representatives of Hunton reviewed with the Lone Star board of directors their fiduciary duties and explained the terms of the merger agreement and related transaction documents. Also at this meeting, representatives of PT reviewed the financial aspects of the proposed merger and summarized the potential strategic and financial rationale for the transaction for both parties and responded to questions by the Lone Star board of directors. PT then delivered its oral opinion, which was confirmed in writing on January 6, 2023, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken by PT as set forth in its opinion, the merger consideration was fair, from a financial point of view to the holders of Lone Star common stock. See “– Opinion of Lone Star’s Financial Advisor.” After further discussion among the directors and Lone Star’s advisors, including with respect to the factors described in “– Recommendation of the Lone Star Board and Its Reasons for the Merger,” the Lone Star board of directors unanimously determined that the merger and the merger agreement were advisable, fair to, and in the best interests of, Lone Star and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Lone Star shareholders. At First Guaranty’s meeting, management and legal advisors explained the terms of the merger agreement and related transaction documents, the purchase price, the expenses of the merger and the potential strategic and financial rationale for the transaction. After further discussion, the First Guaranty board of directors approved the merger agreement and related actions.

After their respective board meetings, the parties finalized the merger agreement and entered into the merger agreement and ancillary agreements, including the voting agreement wherein each of the directors of Lone Star agreed to vote their shares of Lone Star common stock in favor of the merger, and announced the merger in a joint press release prior to the opening of trading on January 9, 2023.

Recommendation of the Lone Star Board of Directors and Its Reasons for the Merger

After careful consideration, on January 6, 2023, after holding a meeting to discuss the merger and the merger agreement, the Lone Star board of directors determined that the merger is in the best interests of Lone Star and its shareholders and that the consideration to be received in the merger is fair, from a financial point of view, to the Lone Star shareholders. Accordingly, the Lone Star board of directors unanimously approved the merger agreement and recommended that the Lone Star shareholders vote “FOR” the Lone Star merger proposal.

The Lone Star board of directors believes that partnering with First Guaranty and First Guaranty Bank will maximize the long-term value of its shareholders’ investment in Lone Star, and that the merger will provide the combined company with additional resources necessary to compete more effectively in the Houston MSA.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Lone Star board of directors evaluated the merger and the merger agreement, in consultation with Lone Star’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

●	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of Lone Star and First Guaranty;

●	its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Lone Star and First Guaranty, development, productivity, profitability and strategic options;

●	the complementary aspects of Lone Star’s and First Guaranty’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

●	Lone Star’s belief that a merger with First Guaranty Bank would allow Lone Star shareholders to participate in the future performance of a combined bank that would have better future prospects than Lone Star was likely to achieve on a stand-alone basis or through other strategic alternatives;

●	Lone Star’s belief that Lone Star, First Guaranty and First Guaranty Bank share a similar strategic vision;

●	First Guaranty’s commitment to enhancing its strategic position in its markets;

●	the fact that the merger consideration paid in the form of First Guaranty common stock would allow former Lone Star shareholders to participate as First Guaranty shareholders in the growth of First Guaranty and in any synergies resulting from the merger;

●	the historical performance of First Guaranty common stock;

●	First Guaranty’s historical cash dividend payments;

●	the limited liquidity that Lone Star shareholders have with respect to their investment in Lone Star, for which there is no active public market, and the fact that as First Guaranty shareholders, Lone Star’s shareholders would be expected to have increased liquidity in the form of a publicly-traded, Nasdaq-listed security;

●	the value of the merger consideration compared to the current and projected book value of Lone Star and compared to similar recent transactions in the industry;

●	the fact that the merger consideration paid in the form of First Guaranty common stock is expected to be tax-free to Lone Star shareholders;

●	the terms of the merger agreement, and the presentation by Lone Star’s legal advisors regarding the merger and the merger agreement;

●	the financial presentation of PT, dated January 6, 2023, to the Lone Star board of directors and the opinion of PT, dated January 6, 2023, to the Lone Star board of directors to the effect that, as of January 6, 2023, and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Lone Star common stock, as more fully described below under the section of this proxy statement/prospectus entitled “The Merger – Opinion of Lone Star’s Financial Advisor” beginning on page 30;

●	the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and

●	the likelihood of First Guaranty consummating the merger based upon First Guaranty’s history of completing other merger transactions.

The Lone Star board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

●	the challenges of combining the businesses, assets and workforces of two financial institutions;
●	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;
●	the risks and costs to Lone Star if the merger is not completed;
●	the fact that the merger consideration, which consists of shares of First Guaranty common stock, provides less certainty of value to Lone Star shareholders compared to a transaction in which they would receive only cash consideration;
●	the potential for a decline in the value of First Guaranty common stock—whether before or after consummation of the merger—reducing the value of the consideration received by Lone Star’s shareholders;
●	the provisions of the merger agreement restricting Lone Star’s solicitation of third party acquisition proposals and the fact that Lone Star would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;
●	the potential for unintended delays in the regulatory approval process; and
●	the interests of certain of Lone Star’s directors and executive officers in the merger that are different from, or in addition to, their interests as Lone Star shareholders, which are further described in the section of this proxy statement/prospectus entitled “– Interests of Lone Star’s Directors and Executive Officers in the Merger” beginning on page 41.

The foregoing discussion of the factors considered by the Lone Star board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the Lone Star board of directors. The Lone Star board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Lone Star board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Lone Star board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Lone Star board of directors may have given different weight to different factors. The Lone Star board of directors conducted an overall analysis of the factors described above including thorough discussions with Lone Star management and Lone Star’s advisors, and considered the factors overall to be favorable to, and to support, its determination.

LONE STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

Opinion of Lone Star’s Financial Advisor

Lone Star retained PT to act as financial advisor to the Lone Star board of directors in connection with Lone Star’s consideration of a possible business combination. Lone Star selected PT to act as its financial advisor because PT is a nationally recognized investment banking firm which specializes in community financial institutions. In the ordinary course of its investment banking business, PT is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

PT acted as financial advisor to the Lone Star board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 6, 2023 meeting at which the Lone Star board of directors considered the merger and the merger agreement, PT delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on January 6, 2023, to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Lone Star common stock. The full text of PT’s opinion is attached as Annex E to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PT in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Lone Star common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

PT’s opinion was directed to the Lone Star board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any Lone Star shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. PT’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Lone Star common stock and did not address the underlying business decision of Lone Star to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Lone Star or the effect of any other transaction in which Lone Star might engage. PT also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Lone Star or First Guaranty, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. PT’s opinion was approved by PT’s fairness opinion committee.

This analysis includes:

●	a summary of selected terms of the transaction; and

●	financial analyses with respect to Lone Star and First Guaranty.

In undertaking this analysis, PT has:

●	reviewed a draft, dated January 4, 2023, of the merger agreement;

●	reviewed certain publicly available business and financial information relating to Lone Star and First Guaranty;

●	reviewed certain other business, financial, and operating information relating to Lone Star provided to PT by the management of Lone Star, including financial forecasts for Lone Star for the 2023-2024 fiscal years ending December 31st;

●	met with, either by phone or in person, certain members of Lone Star to discuss the business prospects of Lone Star and First Guaranty and the proposed transaction;

●	reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been affected or announced;

●	reviewed certain financial data of Lone Star and First Guaranty and compared that data with similar data for companies with publicly traded equity securities that PT deemed relevant; and

●	considered such other information, financial studies, analyses, investigations, economic data, and market criteria that PT deemed relevant.

PT also discussed with certain members of the senior management of Lone Star and its representatives the business, financial condition, results of operations and prospects of Lone Star and held similar discussions with certain members of the senior management of First Guaranty and its representatives regarding the business, financial condition, results of operations and prospects of First Guaranty.

In performing its review, PT relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by PT from public sources, that was provided to PT by Lone Star or First Guaranty or their respective representatives, or that was otherwise reviewed by PT, and PT assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. PT relied on the assurances of the respective managements of Lone Star and First Guaranty that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. PT was not asked to and did not undertake an independent verification of any of such information and PT did not assume any responsibility or liability for the accuracy or completeness thereof. PT did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Lone Star or First Guaranty, nor was PT furnished with any such evaluations or appraisals. PT rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Lone Star or First Guaranty. PT did not make an independent evaluation of the adequacy of the allowance for loan losses of Lone Star or First Guaranty, or of the combined entity after the merger, and PT did not review any individual credit files relating to Lone Star or First Guaranty. PT assumed, with Lone Star’s consent, that the respective allowances for loan losses for both Lone Star and First Guaranty were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity after taking into account estimated purchase accounting adjustments.

In preparing its analyses, PT used internal monthly net income, tangible book value and transaction expense estimates for Lone Star for the year ending December 31, 2023, as provided by the senior management of Lone Star. In addition, PT used publicly available mean analyst earnings per share estimates for First Guaranty for the years ending December 31, 2023, and December 31, 2024. PT also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost synergies and savings as provided by the senior management of Lone Star. With respect to the foregoing information, the respective senior managements of Lone Star and First Guaranty confirmed to PT that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of Lone Star and First Guaranty, respectively, and PT assumed that the future financial performance reflected in such information would be achieved. PT expressed no opinion as to such information, or the assumptions on which such information was based. PT also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Lone Star or First Guaranty since the date of the most recent financial statements made available to PT. PT assumed in all respects material to its analyses that Lone Star and First Guaranty would remain as going concerns for all periods relevant to its analyses.

PT also assumed, with Lone Star’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Lone Star, First Guaranty, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Lone Star’s consent, PT relied upon the advice that Lone Star received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. PT expressed no opinion as to any such matters.

PT’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to PT as of, the date thereof. Events occurring after the date thereof could materially affect PT’s opinion. PT has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. PT expressed no opinion as to the trading value of First Guaranty common stock at any time or what the value of First Guaranty common stock would be once it is actually received by the holders of Lone Star common stock.

In rendering its opinion, PT performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying PT’s opinion or the presentation made by PT to the Lone Star board of directors, but is a summary of the material analyses performed and presented by PT. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. PT believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in PT’s comparative analyses described below is identical to Lone Star or First Guaranty and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Lone Star and First Guaranty and the companies to which they were compared. In arriving at its opinion, PT did not attribute any particular weight to any analysis or factor that it considered. Rather, PT made qualitative judgments as to the significance and relevance of each analysis and factor. PT did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, PT made its determination as to the fairness of the merger consideration from a financial point of view to the holders of Lone Star common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, PT also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Lone Star, First Guaranty, and PT. The analyses performed by PT are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. PT prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Lone Star board of directors at its January 6, 2023, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, PT’s analyses do not necessarily reflect the value of Lone Star common stock or First Guaranty common stock or the prices at which Lone Star common stock or First Guaranty common stock may be sold at any time. The analyses of PT and its opinion were among a number of factors taken into consideration by the Lone Star board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Lone Star board of directors with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

PT reviewed the financial terms of the proposed merger. As set forth in the merger agreement, at the effective time of the merger, each share of Lone Star common stock issued and outstanding immediately prior to the effective time of the merger, by virtue of the merger and without any action on the part of the holder thereof, will be converted into and exchanged for the right to receive shares of First Guaranty common stock, subject to adjustment as set forth in the merger agreement. PT calculated an aggregate implied transaction value of $27.97 million and an implied purchase price per share of $7.76 consisting of the implied value of 3,325,420 shares of Lone Star common stock and 438,832 Lone Star options outstanding with a weighted average strike price of $2.85, and based on the 20-day average closing price of First Guaranty common stock on January 5, 2023, estimated equity at month end prior to close of $20.63 million, and the assumption that none of Lone Star’s options will be exercised. Based upon financial information for Lone Star as of or for the 12 months (or “LTM”) ended September 30, 2022, and the closing price of First Guaranty common stock on January 5, 2023, PT calculated the following implied transaction metrics:

Aggregate Merger Consideration / Tangible Book Value	143.4%
Aggregate Merger Consideration / LTM Net Income	15.4	x
Tangible Book Premium / Core Deposits¹	9.2%

[1]	Core deposits defined as total deposits excluding time deposits with balances greater than $100,000

Stock Trading History

PT reviewed the publicly available historical reported total return of First Guaranty common stock for the one-year period ended January 4, 2023. PT then compared the relationship between the movements in First Guaranty common stock total return to movements in the S&P U.S. BMI Banks – Southwest Region – Total Return.

First Guaranty’s One-Year Stock Performance

Total Return (Daily)
January 4, 2023
First Guaranty – Total Return (Daily)	19.3%
S&P U.S. BMI Banks – Southwest Region – Total Return (Daily)	-15.6%

Comparable Company Analyses

PT used publicly available information to compare selected financial information for Lone Star with two groups of financial institutions selected by PT. The Lone Star National Peer Group included: U.S. publicly traded banks and thrifts with assets between $50.00 million and $600.00 million, LTM return on average assets for the period ended September 30, 2022, between 0.50% and 2.00%, tangible equity / tangible assets greater than 8.5%, and companies with a 90-day average daily trading volume of greater than 750 shares; excludes companies subject to an announced merger and mutual holding companies (or “MHCs”). The Lone Star National Peer Group consisted of the following companies:

OptimumBank Holdings, Inc. (FL)

Mission Valley Bancorp (CA)

M&F Bancorp, Inc. (NC)

Cullman Bancorp, Inc. (AL)

Ottawa Bancorp, Inc. (IL)

Cincinnati Bancorp, Inc (OH)

Pacific West Bancorp (OR)

The Lone Star Regional Peer Group included: Publicly traded banks and thrifts headquartered in the Southwest and West, as defined by S&P Capital IQ Pro, with assets between $50.00 million and $1.00 billion, LTM return on average assets for the period ended September 30, 2022, between 0.50% and 2.00%, tangible equity / tangible assets greater than 8.0%, and companies with a 90-day average daily trading volume of greater than 500 shares; excludes companies subject to an announced merger and MHCs. The Lone Star Regional Peer Group consisted of the following companies:

Sound Financial Bancorp, Inc. (WA)

Summit Bank Group, Inc. (OR)

Pinnacle Bank (CA)

Bank of San Francisco (CA)

Home Federal Bancorp, Inc. of Louisiana (LA)

Commencement Bancorp, Inc. (WA)

Mission Valley Bancorp, Inc. (CA)

Pacific West Bancorp (OR)

The analysis compared publicly available financial information for Lone Star with corresponding data for the Lone Star Peer Groups as of or for the LTM ended September 30, 2022, with pricing data as of January 5, 2023. The tables below set forth the data for Lone Star and the 25th percentile, median, and 75th percentile data for the Lone Star National and Regional Peer Groups.

Lone Star National Selected Public Companies Analysis

Lone Star Peer Group
Lone Star	25th Percentile	Median	75th Percentile
Total assets¹ (in millions)	$151	$292	$404	$510
Tangible equity / Tangible assets¹	12.9%	9.9%	11.6%	12.8%
LTM Return on average assets¹	1.21%	0.72%	0.94%	1.15%
LTM Return on average equity¹	9.68%	5.10%	6.14%	11.93%
LTM Net interest margin¹	4.06%	3.65%	3.67%	3.97%
LTM Efficiency ratio¹	66.5%	64.4%	65.1%	74.3%
LTM Non-interest income / Average assets¹	0.55%	0.40%	0.74%	1.45%
Nonperforming assets / Total assets¹ ²	0.19%	0.14%	0.28%	0.91%
Market Capitalization (in millions)	—	31.2	42.7	43.5
90-day Average Daily Volume	—	1,532	2,654	7,515
Price / Tangible book value	—	81.9%	98.2%	109.4%
Price / LTM EPS	—	9.5	x	12.5	x	23.3	x

[1]	Represents bank level data

[2]	Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

Lone Star Regional Selected Public Companies Analysis

Lone Star Peer Group
Lone Star	25th Percentile	Median	75th Percentile
Total assets¹ (in millions)	$151	$521	$597	$925
Tangible equity / Tangible assets¹	12.9%	9.0%	9.9%	10.4%
LTM Return on average assets¹	1.21%	0.92%	0.98%	1.26%
LTM Return on average equity¹	9.68%	8.93%	10.69%	13.27%
LTM Net interest margin¹	4.06%	3.53%	3.81%	3.94%
LTM Efficiency ratio¹	66.5%	55.4%	66.2%	68.6%
LTM Non-interest income / Average assets¹	0.55%	0.16%	0.40%	0.55%
Nonperforming assets / Total assets¹ ²	0.19%	0.14%	0.45%	0.64%
Market Capitalization (in millions)	—	44.5	53.2	94.0
90-day Average Daily Volume	—	1,781	2,312	3,932
Price / Tangible book value	—	99.9%	106.7%	111.9%
Price / LTM EPS	—	8.7	x	9.8	x	12.9	x

[1]	Represents bank level data

[2]	Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

PT used publicly available information to perform a similar analysis for First Guaranty by comparing selected financial information for First Guaranty with a group of financial institutions selected by PT (or the “First Guaranty Peer Group”). The First Guaranty Peer Group included banks headquartered in the Southwest and West regions, as defined by S&P Capital IQ Pro, whose securities are traded on the Nasdaq Stock Market with total assets between $2.00 billion and $4.00 billion, LTM return on average assets for the period ended September 30, 2022, between 0.75% and 1.50%, most recent quarter nonperforming assets / total assets less than 1.00%, most recent quarter efficiency ratio less than 70.0%, and companies with a 90-day average daily trading volume of greater than 1,000 shares; excludes companies subject to an announced merger and MHCs.

Sierra Bancorp (CA)

Guaranty Bancshares, Inc. (TX)

Home Bancorp, Inc. (LA)

Coastal Financial Corporation (WA)

Red River Bancshares, Inc. (LA)

Northrim BanCorp, Inc. (AK)

Investar Holding Corporation (LA)

FS Bancorp, Inc. (WA)

BayCom Corp (CA)

Central Valley Community Bancorp (CA)

Territorial Bancorp, Inc. (HI)

California BanCorp (CA)

The analysis compared publicly available financial information for First Guaranty with corresponding data for the First Guaranty Peer Group as of or for the period ended September 30, 2022, with pricing data as of January 5, 2023. The table below sets forth the data for First Guaranty and the median, mean, 25th percentile and 75th percentile data for the First Guaranty Peer Group.

First Guaranty Comparable Company Analysis

			First Guaranty Peer Group
	First Guaranty		25th Percentile		Median		75th Percentile
Total assets (in millions)	$3,097		$2,507		$2,690		$3,142
Loans / Deposits	89.2%		69.3%		82.6%		93.3%
Tangible common equity / tangible assets	5.9%		7.3%		7.6%		8.0%
LTM Return on average assets	1.09%		1.02%		1.10%		1.26%
LTM Return on average equity	14.1%		10.9%		12.4%		13.3%
LTM Efficiency ratio	60.2%		58.8%		61.1%		63.6%
LTM Fee income / operating revenue	10.1%		9.1%		14.8%		19.1%
LTM Non-interest expense / Average assets	2.37%		2.16%		2.43%		2.69%
Nonperforming assets / Total assets¹	0.35%		0.20%		0.32%		0.59%
Loan loss reserve / gross loans	0.97%		0.89%		1.11%		1.20%
Price / Tangible book value	139.3%		118.0%		136.8%		159.4%
Price / LTM EPS	8.6	x	9.3	x	9.8	x	10.9	x
Price / 2022E EPS	9.1	x	8.9	x	9.5	x	10.4	x
Price / 2023E EPS	11.5	x	7.7	x	8.3	x	9.6	x
Core Deposit Premium	3.0%		2.0%		3.4%		5.2%
Dividend Yield	2.7%		0.9%		2.4%		2.8%

1 Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets, from both the held for sale and held for investment portfolios

[2]	Based on median analyst consensus earnings per share estimates

Analysis of Precedent Transactions

PT reviewed two groups of recent bank and thrift merger and acquisition transactions. The national group consisted of transactions with disclosed financial terms which were announced between January 1, 2021, and January 5, 2023, involving nationwide bank and thrift targets with total assets between $50.00 million and $500.00 million with target LTM return on average assets for the period ended September 30, 2022, between 0.50% and 2.00% and tangible equity / tangible assets between 10.0% and 20.0%; excludes investor group buyers, mergers of equals, less than 100% equity ownership acquired, and transactions with a price less than 100% of tangible book value (or the “Nationwide Selected Transactions”). The Nationwide Selected Transactions group was composed of the following transactions:

Acquiror	Target
Mid Penn Bancorp, Inc (PA)	Brunswick Bancorp (NJ)
First Community Bankshares, Inc. (VA)	Surrey Bancorp (NC)
Republic Bancorp, Inc. (KY)	CBank (OH)
Home Federal Bancorp, Inc. of Louisiana (LA)	Northwest Bancshares Corporation (LA)
Taichung Commercial Bank Co., Ltd. (Taiwan)	American Continental Bancorp (CA)
MVB Financial Corp. (WV)	Integrated Financial Holdings, Inc. (NC)
Middlefield Banc Corp. (OH)	Liberty Bancshares, Inc. (Ada, OH)
Cambridge Bancorp (MA)	Northmark Bank (MA)
Home Bancorp, Inc. (LA)	Friendswood Capital Corporation (TX)
Alerus Financial Corporation (ND)	MPB BHC, INC. (AZ)
InBankshares, Corp (CO)	Legacy Bank (CO)
Eagle Bancorp Montana, Inc. (MT)	First Community Bancorp, Inc. (MT)
Seacoast Banking Corporation of Florida (FL)	Business Bank of Florida, Corp. (FL)
Scott Credit Union (IL)	Tempo Bank (IL)
HBT Financial, Inc. (IL)	NXT Bancorporation, Inc. (IA)
United Bancorporation of Alabama, Inc. (AL)	Town-Country National Bank (AL)
First National Corporation (VA)	Bank of Fincastle (VA)
Investar Holding Corporation (LA)	Cheaha Financial Group, Inc. (AL)

The regional group consisted of transactions with disclosed financial terms which were announced between January 1, 2021 and January 5, 2023, involving Southwest and West headquartered, as defined by S&P Capital IQ Pro, bank and thrift targets with total assets between $50.00 million and $1.00 billion with target LTM return on average assets for the period ended September 30, 2022, between 0.50% and 2.00% and tangible equity / tangible assets greater than 9.0%; excludes investor group buyers, mergers of equals, less than 100% equity ownership acquired, and transactions with a price less than 100% of tangible book value (or the “Regional Selected Transactions”). The Regional Selected Transactions group was composed of the following transactions:

Acquiror	Target
Home Federal Bancorp, Inc. of Louisiana (LA)	Northwest Bancshares Corporation (LA)
Taichung Commercial Bank Co., Ltd (Taiwan)	American Continental Bancorp (CA)
Home Bancorp, Inc. (LA)	Friendswood Capital Corporation (TX)
Alerus Financial Corporation (ND)	MPB BHC, INC. (AZ)
InBankshares, Corp (CO)	Legacy Bank (CO)
Business First Bancshares, Inc. (LA)	Texas Citizens Bancorp, Inc. (TX)
Eagle Bancorp Montana, Inc. (MT)	First Community Bancorp, Inc. (MT)
First Western Financial, Inc. (CO)	Teton Financial Services, Inc. (WY)
Southern California Bancorp (CA)	Bank of Santa Clarita (CA)
Bank of Marin Bancorp (CA)	American River Bankshares (CA)
Plumas Bancorp (NV)	Feather River Bancorp, Inc. (CA)

Using the latest publicly available information prior to the announcement of the relevant transaction, PT reviewed the following transaction metrics: transaction price to tangible book value per share, transaction price to LTM earnings per share for the period ended September 30, 2022, and tangible book value premium to core deposits. PT compared the indicated transaction metrics for the merger to the 25th percentile, median and 75th percentile metrics of both transaction groups.

Nationwide Selected Transactions Analysis

First
Guaranty	Nationwide Precedent Transactions Group
/ Lone Star	25th Percentile	Median	75th Percentile
Total assets[1] (in millions)	$151	$223	$351	$439
LTM Return on average assets[1]	1.21%	0.98%	1.39%	1.61%
LTM Return on average equity[1]	9.68%	7.42%	9.79%	13.30%
Tangible equity / Tangible assets[1]	12.9%	11.1%	12.0%	13.3%
Nonperforming assets / Total assets1 2	0.19%	0.01%	0.37%	0.91%
Transaction Price / Tangible Book Value Per Share	143.4%	126.2%	137.9%	181.0%
Transaction Price / LTM Earnings Per Share	15.4	x	10.0	x	13.3	x	17.9	x
Tangible Book Value Premium to Core Deposits	9.2%	4.0%	7.4%	10.5%

[1]	Represents target bank level data

[2]	Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

Regional Selected Transactions Analysis

First
Guaranty	Regional Precedent Transactions Group
/ Lone Star	25th Percentile	Median	75th Percentile
Total assets[1] (in millions)	$151	$324	$421	$497
LTM Return on average assets[1]	1.21%	0.86%	0.97%	1.60%
LTM Return on average equity[1]	9.68%	7.03%	9.16%	13.01%
Tangible equity / Tangible assets[1]	12.9%	9.8%	10.3%	12.9%
Nonperforming assets / Total assets1 2	0.19%	0.00%	0.35%	0.86%
Transaction Price / Tangible Book Value Per Share	143.4%	127.1%	147.3%	179.4%
Transaction Price / LTM Earnings Per Share	15.4	x	10.6	x	15.1	x	17.6	x
Tangible Book Value Premium to Core Deposits	9.2%	3.9%	5.2%	8.4%

[1]	Represents target bank level data
[2]	Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

Dividend Discount Analyses

PT performed an analysis that estimated the net present value of Lone Star’s excess tangible common equity over a threshold of 8.00% tangible common equity / tangible assets assuming Lone Star performed in accordance with internal net income estimates of $1.92 million in 2022, $1.91 million in 2023, and 5.0% annual growth thereafter through 2027, as provided by the senior management of Lone Star. This analysis also assumed asset growth of 6.3% in 2022, 10.0% in 2023, and 5.0% from 2024 through 2027. To approximate the terminal value of a share of Lone Star common stock at December 31, 2027, PT applied price to 2027 earnings multiples ranging from 9.0x to 13.0x and multiples of 2025 tangible book value ranging from 80% to 120% using pre-tax cost of cash of 3.00% and a marginal tax rate of 21.0%. The terminal values were then discounted to present values using different discount rates ranging from 13.0% to 17.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Lone Star common stock. As illustrated in the following tables, the analysis indicated an imputed range of values of Lone Star common stock of $18,237 thousand to $24,473 thousand when applying multiples of earnings and $16,220 thousand to $21,373 thousand when applying multiples of tangible book value.

Lone Star Standalone Dividend Discount Analysis - Terminal P/E Multiple ($000s)

			Discount Rate
Earnings Per Share Multiple	13.0%	14.0%	15.0%	16.0%	17.0%
9.0x	20,204	19,673	19,170	18,692	18,237
10.0x	21,271	20,692	20,143	19,622	19,127
11.0x	22,339	21,711	21,116	20,552	20,016
12.0x	23,406	22,730	22,090	21,482	20,905
13.0x	24,473	23,749	23,063	22,412	21,794

Lone Star Standalone Dividend Discount Analysis - Terminal TBV Value ($000s)

			Discount Rate
Tangible Book Value Multiple	13.0%	14.0%	15.0%	16.0%	17.0%
80.0%	17,782	17,361	16,961	16,581	16,220
90.0%	18,680	18,218	17,779	17,363	16,968
100.0%	19,578	19,075	18,598	18,146	17,716
110.0%	20,475	19,932	19,417	18,928	18,464
120.0%	21,373	20,790	20,236	19,711	19,212

PT also performed an analysis that estimated the net present value per share of First Guaranty common stock, in excess of 8.00% tangible common equity / tangible assets assuming First Guaranty performed in accordance with publicly available mean analyst earnings per share estimates for First Guaranty for the years ending December 31, 2022, through December 31, 2024, as well as an estimated net income growth rate of 6.0% thereafter. To approximate the terminal value of a share of First Guaranty common stock at December 31, 2027, PT applied price to 2027 earnings multiples ranging from 9.0x to 11.0x using a 3.0% cost of cash and 21.0% tax rate. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Guaranty common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Guaranty common stock of $13.18 to $18.25 when applying multiples of earnings.

First Guaranty Standalone Dividend Discount Analysis

Discount Rate	Earnings Per Share Multiple
	9.0x	10.0x	11.0x
12.00%	$14.69	$16.47	$18.25
13.00%	$13.92	$15.62	$17.33
14.00%	$13.18	$14.82	$16.45

PT performed an additional analysis that estimated the net present value per share of First Guaranty common stock with the impacts of a merger with Lone Star. This analysis uses the same assumptions as the First Guaranty standalone dividend discount analysis, but includes merger assumptions of 32.5% cost savings, a credit mark of 1.60% (1.13x of allowance for loan and lease losses as of September 30, 2022), and no other fair value marks.

First Guaranty Pro Forma Dividend Discount Analysis

Discount Rate	Earnings Per Share Multiple
	9.0x	10.0x	11.0x
12.00%	$15.73	$17.50	$19.28
13.00%	$14.95	$16.65	$18.35
14.00%	$14.21	$15.84	$17.47

PT noted that the dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Contribution Analysis

PT performed a simple contribution analysis to indicate how much addition to the balance sheet and income statement Lone Star provides to First Guaranty. The analysis compares Lone Star and First Guaranty selected balance sheet items and LTM earnings as of September 30, 2022, in addition to estimated earnings for the years ending December 31, 2023, and December 31, 2024. The earnings estimates provided by Lone Star management use net income for the year ending December 31, 2023, of $1.91 million and 5.0% net income growth for the year ending December 31, 2024. Research analyst consensus earnings per share estimates were used for First Guaranty for the years ending December 31, 2023, and December 31, 2024. Forward looking earnings estimates do not consider any adjustments for the merger.

Contribution Analysis

	($000s)			Contribution		Implied Exchange
	First Guaranty	Lone Star	Combined	First Guaranty	Lone Star	Ratio
Assets	3,096,797	151,222	3,248,019	95.3%	4.7%	0.157x
Net Loans	2,393,859	126,669	2,520,528	95.0%	5.0%	0.171x
Deposits	2,708,572	131,456	2,840,028	95.4%	4.6%	0.156x
Tangible Common Equity	180,951	19,505	200,456	90.3%	9.7%	0.347x
LTM Net Income	31,811	1,821	33,632	94.6%	5.4%	0.184x
2023E Net Income	24,297	1,914	26,211	92.7%	7.3%	0.254x
2024E Net Income	28,316	2,010	30,326	93.4%	6.6%	0.229x
			Average	93.8%	6.2%	0.214x
			Median	94.6%	5.4%	0.184x

Pro Forma Transaction Analysis

PT analyzed certain potential pro forma effects of the merger on First Guaranty assuming the merger closes on April 30, 2023. PT also utilized the following information and assumptions: (a) estimated net income and balance sheet values for Lone Star for the years ending December 31, 2022, and December 31, 2023, as provided by senior management of Lone Star; and (b) certain assumptions relating to transaction expenses, purchase accounting adjustments, cost synergies and savings. The analysis indicated that the merger could be accretive to First Guaranty’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2023, and years thereafter and dilutive to First Guaranty’s estimated tangible book value per share at closing and for years thereafter.

In connection with this analysis, PT considered and discussed with the Lone Star board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

PT’s Relationship

PT is acting as Lone Star’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.25% of the merger consideration up to $28.00 million and 5.00% of the amount above $28.00 million. The advisory fee is contingent upon the closing of the merger. Based on the aggregate merger consideration using the First Guaranty common stock 20-day average closing price on January 5, 2023, estimated adjusted net tangible shareholders’ equity as of the month-end preceding closing, and the proceeds to options holders assuming none are exercised, PT’s fee was approximately $358,782.00. PT received a $50,000.00 fee from Lone Star upon rendering its opinion and a $10,000.00 retainer fee, which will both be credited in full towards the advisory fee that will become payable to PT upon closing of the merger. Lone Star has also agreed to indemnify PT against certain claims and liabilities arising out of PT’s engagement and to reimburse PT for certain of its out-of-pocket expenses incurred in connection with PT’s engagement, subject to a cap of $10,000.00 on such expenses.

PT did not provide any other investment banking services to Lone Star in the two years preceding the date of its opinion. PT did not provide any investment banking services to First Guaranty in the two years preceding the date of its opinion. In the ordinary course of PT’s business as a broker-dealer, PT may purchase securities from and sell securities to Lone Star and First Guaranty. PT may also actively trade the equity and debt securities of First Guaranty for PT’s account and for the accounts of PT’s customers.

First Guaranty’s Reasons for the Merger

After careful consideration, the First Guaranty board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Guaranty common stock as merger consideration, are in the best interests of First Guaranty and its shareholders. Accordingly, the First Guaranty board of directors approved the merger agreement and the transactions contemplated thereby.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Guaranty common stock as merger consideration, the First Guaranty board of directors consulted with First Guaranty’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the First Guaranty board of directors considered a number of factors, including the following material factors, which are not presented in order of priority:

●	the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;
●	the impact of the issuance of First Guaranty common stock in the merger on the existing shareholders of First Guaranty, including the expected earnback period for the resulting dilution;
●	each of First Guaranty’s, Lone Star’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;
●	the addition of Houston, Texas as a market area for First Guaranty;
●	Lone Star’s established presence in and knowledge of the Houston, Texas market;
●	the expectation of annual cost savings resulting from the merger, enhancing efficiencies;
●	its understanding of the current and prospective industry and economic conditions in which First Guaranty and Lone Star operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Guaranty both with and without the proposed merger;
●	Lone Star’s complementary management team, the compatible corporate cultures of Lone Star and First Guaranty, all of which First Guaranty believes should facilitate integration and implementation of the merger and retention of key Lone Star employees;
●	its review and discussions with First Guaranty’s management concerning the due diligence investigation of Lone Star, including its review of Lone Star’s financial condition, results of operation, asset quality (including Lone Star’s long-term experience and market knowledge with respect to its loan portfolio), market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;
●	the structure of the merger as a combination in which the combined company would operate under the First Guaranty brand;
●	First Guaranty’s successful track record of creating shareholder value through acquisitions, including its proven experience in successfully integrating acquired businesses and retaining key personnel, and First Guaranty’s management’s belief that it will be able to successfully integrate Lone Star with First Guaranty;
●	the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of Lone Star’s business between the date of the merger agreement and the date of completion of the merger, which it reviewed with First Guaranty’s management and legal counsel; and

●	other alternatives to the merger.

The First Guaranty board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

●	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;
●	the impact of the dilution resulting from the stock issuance on First Guaranty’s current shareholders, and the ability of First Guaranty to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;
●	the possibility of encountering difficulties in completing the merger;
●	the possibility of encountering difficulties in successfully integrating Lone Star’s business, operations, and workforce with those of First Guaranty;
●	certain anticipated merger-related costs;
●	the diversion of management attention and resources from the operation of First Guaranty’s business towards the completion of the merger;
●	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;
●	the possibility of litigation in connection with the merger;
●	the possibility of negative investor perception of the merger; and
●	other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 17.

The foregoing discussion of the factors considered by the First Guaranty board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the First Guaranty board of directors. The First Guaranty board of directors collectively reached the conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the First Guaranty board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Guaranty board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign weights to these factors. In considering the factors described above, the individual members of the First Guaranty board of directors may have given different weight to different factors. The First Guaranty board of directors conducted an overall analysis of the factors described above including thorough discussions with First Guaranty management and First Guaranty’s legal counsel, and considered the factors overall to be favorable to, and to support, its determination.

Board Composition and Management of First Guaranty after the Merger

The members of the First Guaranty board of directors following the effective time of the merger will be the members of the First Guaranty board of directors immediately prior to the effective time of the merger. Immediately following the effective time of the merger, the executive officers of each of First Guaranty and First Guaranty Bank will remain the same.

Upon completion of the merger, the number of individuals constituting the First Guaranty Bank board of directors will be increased by one individual, and Jeff A. Berkley, who is currently a member of the Lone Star board of directors, will be appointed to fill the newly created vacancy on the First Guaranty Bank board of directors. Jeff A. Berkley has been designated by the Lone Star board of directors and is reasonably acceptable to the First Guaranty board of directors and will serve as a director of First Guaranty Bank from and after the effective time of the merger until succeeded in accordance with the bylaws of First Guaranty Bank.

Information regarding the executive officers and directors of First Guaranty is contained in documents filed by First Guaranty with the SEC and incorporated by reference into this proxy statement/prospectus, including First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023, and its definitive proxy statement on Schedule 14A for its 2022 annual meeting, filed with the SEC April 15, 2022, respectively. See “Where You Can Find More Information” beginning on page 85 and “Additional Information” in the forepart of this document.

Interests of Lone Star’s Directors and Executive Officers in the Merger

In considering the recommendation of the Lone Star board of directors with respect to the merger agreement, Lone Star shareholders should be aware that certain of Lone Star’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Lone Star shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Lone Star shareholders include the items discussed below. The Lone Star board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Employment Agreement with Lone Star

Lone Star is a party to an employment agreement (or the “original agreement”) with Dennis L. Harrington, the President and Chief Executive Officer of Lone Star. As part of the original agreement, Lone Star agreed to provide payments to Mr. Harrington upon certain events, including relating to a change of control of Lone Star. In connection with the execution of the merger agreement, the original agreement was amended (or the original agreement as so amended, the “amended agreement”) to provide, among other things, that upon consummation of the merger and contingent upon Mr. Harrington accepting an offer of employment with First Guaranty Bank, Mr. Harrington will be provided a lump-sum cash bonus equal to 24 months of his then-current base salary, which would equal $541,948.00. In the event Mr. Harrington does not accept employment with First Guaranty Bank, he will receive a lump-sum cash payment in an amount equal to $566,467.00 under the terms of the amended agreement. In consideration of this lump sum payment, the parties agreed that any payments due to Mr. Harrington under the original agreement with respect to a change of control of Lone Star are waived and terminated, assuming that the merger is consummated prior to December 31, 2024.

Treatment of Lone Star Options

In accordance with the merger agreement, the Lone Star board of directors will set the Lone Star Option Exercise Deadline. After the Lone Star Option Exercise Deadline and prior to the closing, each unexercised Lone Star option, whether vested or unvested, will be cancelled by Lone Star and will, in accordance with the terms of the merger agreement and the terms of the respective Lone Star stock option plan, be converted into the right of the holder of such option to receive an amount in cash equal to the Lone Star Per-Option Value. Lone Star will pay each applicable holder of a Lone Star option a cash payment equal to the holder’s Lone Star Per-Option Value prior to the closing of the merger.

Assuming the merger had closed on [  ], 2023, the last practicable trading date prior to the mailing of this proxy statement/prospectus, and based upon [ ] Lone Star options outstanding on such date, current directors and executive officers of Lone Star would receive aggregate net proceeds of approximately $[ ] in exchange for their Lone Star options.

Change in Control Agreements with Lone Star

Lone Star is a party to change in control agreements with certain executives of Lone Star, including Brent McRoberts, Matthew Melvin and Kathy Stuckey (or the “original change in control agreements”). In connection with the merger agreement, the original change in control agreements were amended to extend the end date from December 31, 2022, to December 31, 2024. Under these arrangements, Lone Star will make payments to these executives upon certain events, including a change in control of Lone Star. The amounts to be paid to these executives upon the occurrence of the merger, assuming consummation of the merger on March 31, 2023, are as follows: $61,622.00, $87,107.50, and $72,449.50, respectively.

Indemnification of Lone Star Directors and Officers

First Guaranty has agreed to indemnify the directors and officers of Lone Star for a period of four years following the effective time of the merger. First Guaranty has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of four years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance (with Lone Star agreeing to pay the difference between the cost of a three-year policy and a four-year policy). The insurance policy must contain substantially the same coverage and amounts, and contain terms and conditions not materially less advantageous to the directors and officers as currently provided; provided, however, that First Guaranty shall not be required to pay a premium for such insurance in excess of 200.00% of the annual premium paid by Lone Star on January 6, 2023. If the premium for such insurance exceeds the 200.00% limitation described above, then First Guaranty, after consultation with Lone Star, shall obtain tail insurance with the greatest coverage reasonably available for a cost not exceeding such limitation.

Special Bonus for Chairman of Lone Star

To recognize the efforts and extraordinary time commitments of R. Gregory Bernica, the Chairman of Lone Star’s board of directors, in connection with the merger, the Lone Star board of directors determined that Mr. Bernica will receive a one-time cash payment of $25,000.00 prior to the closing of the merger.

Trading Markets and Dividends

First Guaranty

First Guaranty’s common stock is listed for trading on the Nasdaq Global Market under the symbol “FGBI” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, First Guaranty will cause the shares of common stock to be issued to Lone Star shareholders in the merger to be approved for listing on the Nasdaq Global Market.

The following table sets forth the closing sale prices of First Guaranty common stock as reported on the Nasdaq Global Market on January 6, 2023, the last full trading day before the public announcement of the merger agreement, and on [ ], 2023, the latest practicable trading date before the date of this proxy statement/prospectus.

	First Guaranty Common Stock		Implied Value of One Share of Lone Star Common Stock to be Converted to Merger Consideration
January 6, 2023		$24.08		$7.67	(1)
[ ], 2023	$	[ ]	$	[ ]	(2)

(1) Based on 3,325,420 shares of Lone Star common stock outstanding.

(2) Based on [ ] shares of Lone Star common stock outstanding.

Lone Star

There is no established public trading market for the shares of Lone Star common stock, and no market for Lone Star common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Lone Star common stock, and Lone Star common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Lone Star acts as the transfer agent and registrar for its own shares. Shares of Lone Star common stock are traded solely in individually arranged transactions between buyers and sellers. Management is not aware of any trades in Lone Star’s common stock since the fiscal year ended December 31, 2022. As of the record date, there were approximately [ ] holders of Lone Star common stock.

Lone Star is not obligated to register its common stock or, upon any registration, to create a market for its common stock.

Lone Star’s general dividend policy is to retain earnings to augment capital and to fund growth. Accordingly, Lone Star has never paid dividends on its outstanding common stock.

Lone Star’s shareholders are entitled to receive dividends out of legally available funds when, as and if declared by Lone Star’s board of directors, in its sole discretion. As a Texas state banking association, Lone Star’s ability to pay distributions is restricted by certain laws and regulations. Lone Star is required by state law to obtain prior approval of the Texas Department of Banking (or the “TDB”) for payments of dividends out of its capital stock and certified surplus. In addition, under federal law, Lone Star may not pay any dividend if the payment of the dividend would cause Lone Star to become “undercapitalized” or in the event that Lone Star is “undercapitalized.”

Quantitative measures established by regulation to ensure capital adequacy also require Lone Star to maintain minimum amounts and defined ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to adjusted total assets, also known as the leverage ratio. To be well-capitalized, Lone Star must generally maintain a common equity Tier 1 capital ratio (or “CET1”) of at least 6.50%, a leverage ratio of at least 5.00%, a Tier 1 risk-based capital ratio of at least 8.00% and a total risk-based capital ratio of at least 10.00%. As of December 31, 2022, Lone Star’s CET1, leverage, Tier 1 risk-based capital and total risk-based capital ratios were 16.00%, 13.15%, 16.00%, and 17.25%, respectively.

First Guaranty’s Dividend Policy

Subject to certain regulatory restrictions and the rights of the holders of outstanding shares of First Guaranty’s preferred stock (or “preferred stock”), all shares of First Guaranty common stock are entitled to share equally in dividends from legally available funds, when, as and if declared by the First Guaranty board of directors. Any determination relating to the payment of dividends on First Guaranty’s common stock will depend upon a number of factors, including, but not limited to: (1) First Guaranty’s historical and projected financial condition, liquidity and results of operations; (2) First Guaranty’s capital levels and needs; (3) any acquisitions or potential acquisitions that First Guaranty is considering; (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below); (5) general economic conditions; and (6) other factors deemed relevant by the First Guaranty board of directors. First Guaranty cannot assure you that it will be able to pay dividends to holders of its common stock in the future.

The right of holders of First Guaranty common stock to receive dividends is subordinate to the rights of holders of First Guaranty preferred stock. Dividends on the 34,500 outstanding shares of First Guaranty preferred stock accrue and are payable when, as and if authorized and declared by the board of directors out of legally available funds, on a non-cumulative basis, on the $1,000.00 per share liquidation preference, at a rate equal to 6.75% per annum, in arrears on March 1, June 1, September 1 and December 1 of each year. During any dividend period in which the preferred stock is outstanding, unless, in each case, the full dividends for the most recently completed dividend period on all outstanding shares of preferred stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, no dividend or distribution will be declared or paid or set aside for payment on any of First Guaranty’s junior stock, including its common stock, subject to certain exceptions.

As a Louisiana corporation, First Guaranty is subject to certain restrictions on dividends under the Louisiana Business Corporation Act (or the “LBCA”). Generally, a Louisiana corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporation’s total assets would be less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.

First Guaranty’s status as a bank holding company also affects its ability to pay dividends, in two ways. First, as a bank holding company, First Guaranty’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve. The Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of First Guaranty to pay dividends or otherwise engage in capital distributions.

Second, as a bank holding company with no material business activities, First Guaranty’s ability to pay dividends is substantially dependent upon the ability of First Guaranty Bank to transfer funds to it in the form of dividends, loans and advances.

First Guaranty Bank’s ability to pay dividends to First Guaranty is itself subject to various legal, regulatory and other restrictions under securities law and federal law. In general, Louisiana law provides that First Guaranty Bank may not pay any dividends unless it has unimpaired surplus at least equal to 50.00% of its capital stock and such unimpaired surplus will not be reduced below 50.00% following payment of the dividend. Prior approval of the OFI is required for First Guaranty Bank to pay any dividend if the total of all year-to-date dividends declared and paid and amounts used to redeem or purchase shares of its capital stock would exceed the bank’s net profits earned during the current year combined with its retained net profits of the immediately preceding year, after deducting (a) amounts paid or accrued for the payments of cash dividends, (b) the value of all property paid in dividends, and (c) amounts paid or accrued to redeem or purchase shares of the bank’s capital stock over the calculation period.

The FDIC has also issued guidance providing that a bank generally should pay dividends only when (1) the bank’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and (2) the prospective rate of earnings retention appears consistent with the bank’s capital needs, asset quality, and overall financial condition. The FDIC may further restrict the payment of dividends by engaging in supervisory action to restrict dividends or by requiring First Guaranty Bank to maintain a higher level of capital than would otherwise be required to be adequately capitalized for regulatory purposes. Moreover, if, in the opinion of the FDIC, First Guaranty Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, First Guaranty Bank to cease such practice.

First Guaranty has paid a regular quarterly dividend to holders of its common stock since the third quarter of 1993. However, no assurances can be given that any dividends on First Guaranty common stock will be paid by First Guaranty or that dividends on First Guaranty common stock, if paid, will not be reduced or eliminated in future periods. Dividends from First Guaranty will depend, in large part, upon receipt of dividends from First Guaranty Bank. The First Guaranty board of directors may change its dividend policy at any time, and the payment of dividends by bank holding companies is subject to the legal and regulatory limitations as discussed above.

For additional information about the regulatory restrictions and limitations on both First Guaranty and First Guaranty Bank with respect to the payment of dividends, see the sections entitled “Supervision and Regulation – Louisiana Bank Regulation” and “– Federal Regulations” and “Holding Company Regulation” in First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this proxy statement/prospectus.

Restrictions on Resale of First Guaranty Common Stock

The shares of First Guaranty common stock to be issued to Lone Star shareholders in connection with the merger will be registered under the Securities Act. These shares may be traded freely and without restriction, except for shares issued to any shareholder who may be deemed to be an “affiliate” of First Guaranty for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of First Guaranty include individuals or entities that control, are controlled by, or are under common control with First Guaranty and may include the executive officers, directors and significant shareholders of First Guaranty.

Dissenters’ Rights

The following discussion is not a complete description of the law relating to rights of dissent and appraisal available under Texas law. This description is qualified in its entirety by the full text of the relevant provision of the TBOC, which is reprinted in its entirety as Annex F to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights of appraisal, you should review carefully the TBOC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Lone Star shareholders who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of Lone Star common stock in accordance with the procedures established by Texas law. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of First Guaranty common stock offered in the merger. Section 32.303 of the TFC and Chapter 10, Subchapter H of the TBOC (§§ 10.351-10.368) set forth the rights of Lone Star shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a Lone Star shareholder to perfect appraisal rights under the TBOC. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of the applicable provisions of the TBOC is attached as Annex F to this proxy statement/prospectus.

How to exercise and perfect the right to dissent

To be eligible to exercise the right to dissent to the merger, a Lone Star shareholder must:

●	prior to the Lone Star special meeting, provide Lone Star with a written objection to the merger that states that such shareholder will exercise his, her or its right to dissent if the merger is completed and that provides an address to which First Guaranty may send a notice if the merger is completed;
●	vote such shareholder’s shares of Lone Star common stock against the Lone Star merger proposal at the Lone Star special meeting;
●	not later than the 20th day after First Guaranty sends the dissenting shareholder notice that the merger was completed, provide First Guaranty with a written demand for payment of the fair value of such shareholder’s shares of Lone Star common stock, that states the number and class of shares of Lone Star common stock owned, the estimate of the fair value of such stock, and an address to which a notice relating to the dissent and appraisal procedures may be sent; and
●	not later than the 20th day after the date on which the shareholder makes the written demand for payment from First Guaranty, submit to First Guaranty the certificates representing the shares of Lone Star common stock to which the demand relates, for purposes of making a notation on the certificates that a demand for the payment of the fair value of the shares has been made.

If you intend to dissent from the merger, you should send your written objection, prior to the Lone Star special meeting, to Lone Star at the following address:

Lone Star Bank

2600 South Gessner Road, Suite 100

Houston, Texas 77063

Attention: President and Secretary

Lone Star shareholders who fail to vote their shares of Lone Star common stock at the Lone Star special meeting against the approval of the Lone Star merger proposal will lose their right to dissent from the merger. Such shareholders will instead receive shares of First Guaranty common stock, as described in the merger agreement. Shareholders who comply with the first two items above will receive a written notice from First Guaranty advising them that the merger has been completed. First Guaranty must deliver this notice within 10 days after the merger is completed.

Demand for payment

If you wish to receive the fair value of your shares of Lone Star common stock in cash, you must, within 20 days of the date the notice of consummation of the merger was delivered or mailed to you by First Guaranty, send a written demand to First Guaranty for payment of the fair value of your shares of Lone Star common stock. The fair value of your shares of Lone Star common stock will be the value of the shares on the day immediately preceding the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to First Guaranty must be sent to:

First Guaranty Bancshares, Inc.
400 East Thomas Street

Hammond, Louisiana 70401
Attention: President and Secretary

Your written demand must state how many shares of Lone Star common stock you own and your estimate of the fair value of your shares of Lone Star common stock. If you fail to send this written demand to First Guaranty within 20 days of First Guaranty’s delivery or mailing of notice that the merger is completed, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Lone Star common stock. Instead, you will receive shares of First Guaranty common stock as described in the merger agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to First Guaranty your certificates representing the shares of Lone Star common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your shares of Lone Star common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of First Guaranty, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Action upon receipt of your demand for payment

Within 20 days after First Guaranty receives your demand for payment and your estimate of the fair value of your shares of Lone Star common stock, First Guaranty must send you written notice stating whether it accepts your estimate of the fair value of your shares claimed in the demand or rejects the demand.

If First Guaranty accepts your estimate, First Guaranty will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. First Guaranty will make this payment to you only if you have surrendered the certificates representing your shares of Lone Star common stock, duly endorsed for transfer, to First Guaranty.

If First Guaranty does not accept your estimate, First Guaranty will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you. You will have 90 days from the date of the completion of the merger to accept or decline First Guaranty’s offer. If you accept the offer, First Guaranty must pay the agreed amount within 120 days of the merger being completed, but only if you have surrendered the certificates representing your shares of Lone Star common stock, duly endorsed for transfer, to First Guaranty.

Payment of the fair value of your shares of Lone Star common stock upon agreement of an estimate

If you and First Guaranty reach an agreement on the fair value of your shares of Lone Star common stock within 90 days after the merger is completed, First Guaranty must pay you the agreed amount within 120 days after the merger is completed, but only if you have surrendered the share certificates representing your shares of Lone Star common stock, duly endorsed for transfer, to First Guaranty.

Commencement of legal proceedings if a demand for payment remains unsettled

If you and First Guaranty are unable to reach an agreement as to the fair market value of your shares of Lone Star common stock within 90 days after the merger is completed, you or First Guaranty may, within 60 days after the expiration of the 90-day period, commence proceedings in Dallas County, Texas, asking the court to determine the fair value of your shares of Lone Star common stock. The court will determine if you have complied with the dissenters’ rights provisions of the TBOC and if you have become entitled to a valuation of and payment for your shares of Lone Star common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will be entitled to a reasonable fee payable from court costs, which the court shall allocate between First Guaranty and the dissenting shareholders as the court determines to be fair and equitable.

The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and First Guaranty may object to all or part of the appraisal report. The court will determine the fair value of your shares and direct First Guaranty to pay that amount, plus interest accruing from the 91st day after the merger is completed until the date of the court’s judgment. First Guaranty must pay the amount of the judgment to you immediately after you surrender to First Guaranty the certificates representing your shares of Lone Star common stock, duly endorsed for transfer, to First Guaranty.

Rights as a shareholder

If you have demanded payment for your shares of Lone Star common stock pursuant to the procedures described above, you will not thereafter be entitled to vote or exercise any other rights as a Lone Star shareholder except the right to receive payment for your shares as described above and the right to bring an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud, your right to dissent and receive payment of the fair value of your shares of Lone Star common stock under the dissenters’ rights provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of demand

If you have made a written demand to First Guaranty for payment of the fair value of your shares of Lone Star common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares.

Termination of right to dissent

If you do not perfect your dissenters’ rights, withdraw your demand, or are otherwise unsuccessful in asserting your dissenters’ rights, your right to be paid the fair value of your shares of Lone Star common stock in cash will cease and you will be entitled to receive the same consideration received by other Lone Star shareholders in the merger. Your status as a shareholder will be restored and you will be entitled to receive any dividends or distributions made after the date of your payment demand.

If you do not follow the prescribed procedures, you will not be entitled to dissenters’ rights with respect to your shares. Because of the complexity of the procedures necessary to exercise dissenters’ rights of appraisal, any shareholder wishing to exercise the right to appraisal should consult with his, her or its own legal counsel.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all approvals, consents and waivers required to complete the transactions contemplated by the merger agreement from applicable governmental and regulatory authorities, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or requirement that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. Subject to the terms and conditions of the merger agreement, First Guaranty and Lone Star have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such approvals. First Guaranty and Lone Star have filed all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of First Guaranty or Lone Star following completion of the merger. There can likewise be no assurance that any state attorney general or other domestic regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger. See “The Merger Agreement – Conditions to Complete the Merger” beginning on page 58 of this proxy statement/prospectus.

Federal Reserve

The transactions contemplated by the merger agreement require approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (or the “BHC Act”), and its implementing regulations, unless the Federal Reserve waives the approval requirements of the BHC Act. First Guaranty requested such a waiver on February 16, 2023.

If the Federal Reserve does not grant the requested waiver, the Federal Reserve will consider a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Federal Deposit Insurance Corporation

The prior approval of the FDIC is required under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)) (or the “Bank Merger Act”) to merge Lone Star with and into First Guaranty Bank. First Guaranty filed an application requesting such approval on February 16, 2023. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act (or the “CRA”), including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. First Guaranty and Lone Star are not aware of any reason why the FDIC would fail to approve the merger.

Louisiana Office of Financial Institutions

The merger of Lone Star with and into First Guaranty Bank requires the approval of the commissioner of the OFI pursuant to Louisiana Revised Statutes § 6:351 and 6:352. First Guaranty filed an application requesting such approval on February 16, 2023. Under Louisiana law, the commissioner of the OFI considers the financial and managerial resources and future prospects of the existing and proposed institutions and whether the convenience and needs of the community will be served. If the commissioner finds that the public interest will not be served by permitting such merger or consolidation, the commissioner will refuse to approve the merger. First Guaranty and Lone Star are not aware of any reason why the OFI would fail to approve the merger.

Texas Department of Banking

Prior notice of the merger is required to be provided to the TDB under Section 203.003 of the TFC. First Guaranty filed such notice on February 16, 2023.

Public Notice and Comments

The Bank Merger Act, applicable Louisiana law, and applicable regulations require published notice of, and the opportunity for public comment on, these applications, and authorize the Federal Reserve and the FDIC to hold a public hearing or meeting if either agency determines that a hearing or meeting would be appropriate. The Federal Reserve, the FDIC, and the OFI take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.

Waiting Periods

The DOJ has between 15 and 30 days following approvals by the Federal Reserve and the FDIC to challenge the approval on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve or the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the FDIC regarding the merger’s effects on competition. While First Guaranty and Lone Star do not know of any reason that the DOJ would challenge regulatory approval by the Federal Reserve and the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations; however First Guaranty and Lone Star are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. The parties cannot assure you that any of these additional approvals or actions will be obtained.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the boards of directors of First Guaranty, First Guaranty Bank and Lone Star have approved the merger agreement. Under the merger agreement, Lone Star will merge with and into First Guaranty Bank, First Guaranty’s wholly-owned banking subsidiary, with First Guaranty Bank surviving the merger.

Merger Consideration

Under the terms of the merger agreement, First Guaranty will issue shares of First Guaranty common stock with an assumed value of $23.67 per share on the closing date of the merger to the shareholders of Lone Star. First Guaranty will issue a number of shares with an aggregate value equal to 1.5 times Lone Star’s tangible shareholders’ equity as of the calculation date, subject to certain adjustments set forth in the merger agreement; provided, that any increase in Lone Star’s tangible shareholders’ equity resulting from the exercise of a Lone Star option after the signing of the merger agreement and prior to the Lone Star Option Exercise Deadline will be valued at the Lone Star Aggregate Option Exercise Price. Prior to the effective time of the merger, each Lone Star option that remains outstanding after the Lone Star Option Exercise Deadline will be cashed out.

For illustration purposes only, assuming the merger had closed on January 6, 2023, the last trading date prior to the announcement of the merger, (i) the calculation date would be December 31, 2022, and (ii) based upon 3,325,420 shares of Lone Star common stock outstanding immediately prior to the effective time of the merger on January 6, 2023, each share of Lone Star common stock would be converted into the right to receive 0.3184 shares of First Guaranty common stock, equating to a value of $7.67 per share of Lone Star common stock, or total merger consideration of $25.50 million, based on First Guaranty’s closing stock price of $24.08 on January 6, 2023, the last trading date prior to the announcement of the merger. Additionally, based upon 438,832 Lone Star options outstanding on January 6, 2023, with a weighted average strike price of $2.85, the Lone Star options would be cashed out in exchange for aggregate net proceeds of approximately $2.12 million payable to the Lone Star option holders.

For illustration purposes only, assuming the merger had closed on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, (i) the calculation date would be [ ], 2023, and (ii) based upon [ ] shares of Lone Star common stock outstanding on [ ], 2023, the last practicable trading date prior to the mailing of this proxy statement/prospectus, each share of Lone Star common stock would be converted into the right to receive [ ] shares of First Guaranty common stock, equating to a value of $[ ] per share of Lone Star common stock, or total merger consideration of $[ ] million, based on First Guaranty’s closing stock price of $[ ] on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus. Additionally, based upon [ ] Lone Star options outstanding on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, with a weighted average strike price of $[ ], the Lone Star options would be cashed out in exchange for aggregate net proceeds of approximately $[ ] million payable to the Lone Star option holders.

Assuming the merger had closed on [ ], 2023, the last practicable trading date prior to the mailing of the enclosed proxy statement/prospectus, former Lone Star shareholders would own approximately [ ]% of First Guaranty. While the assumed value of $23.67 per share of First Guaranty common stock is known, Lone Star’s tangible shareholders’ equity, the Lone Star Aggregate Option Exercise Price and Lone Star’s transaction expenses are unknown and will not be known until the calculation date. Accordingly, the value and amount of the actual consideration a Lone Star shareholder will receive upon completion of the merger may be different from the amount and value described above. Additionally, it is impossible to predict what the actual trading price of First Guaranty common stock will be on the closing date.

First Guaranty common stock is currently quoted on the Nasdaq Global Market under the symbol “FGBI.”

Anti-Dilutive Adjustments

The consideration to be received by Lone Star shareholders is subject to an anti-dilutive adjustment only if the number of shares of First Guaranty common stock or Lone Star common stock issued and outstanding prior to the effective time of the merger is increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock; provided, however, that the increase in shares of Lone Star common stock issued and outstanding through the exercise of Lone Star options is not considered such an event, and the record date therefor will be prior to the effective time of the merger. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of Lone Star common stock the same economic effect as contemplated by the merger agreement prior to such event. There are no other adjustments to the merger consideration contemplated under the merger agreement.

Fractional Shares

First Guaranty will not issue any fractional shares of First Guaranty common stock in the merger. Instead, a Lone Star shareholder who otherwise would have received a fraction of a share of First Guaranty common stock, rounded to the nearest one hundredth of a share, will receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Guaranty common stock to which such holder would otherwise be entitled by the Lone Star Per-Share Amount.

Treatment of Lone Star Options

The Lone Star board of directors shall set the Lone Star Option Exercise Deadline. After such date and at least five business days prior to the effective time of the merger, each unexercised Lone Star option, whether vested or unvested, will be cancelled by Lone Star and will, in accordance with the terms of the merger agreement and the terms of the respective Lone Star stock plan, be converted into the right of the holder of each Lone Star option to receive an amount in cash equal to the Lone Star Per-Option Value. Lone Star will pay each applicable holder of a Lone Star option a cash payment equal to such holder’s Lone Star Per-Option Value prior to the effective time of the merger.

Closing and Effective Time

The merger will be closed on the business day immediately preceding the effective time of the merger. The effective time of the merger will be the date and time specified in the certificate of merger issued by the OFI. It currently is anticipated that the merger will be completed in the second or third quarter of 2023, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither First Guaranty nor Lone Star can guarantee when or if the merger will be completed. See “The Merger Agreement – Conditions to Complete the Merger” beginning on page 58.

Organizational Documents of the Surviving Bank

The First Guaranty Bank articles of incorporation and the First Guaranty Bank bylaws as in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving bank. As described in the section entitled “The Merger – Board Composition and Management of First Guaranty after the Merger,” the First Guaranty board of directors and the First Guaranty Bank board of directors immediately prior to the effective time of the merger will be the surviving corporation’s and surviving bank’s board of directors, respectively, following consummation of the merger, with the addition of one member of the Lone Star board (Jeff A. Berkley) to the First Guaranty Bank board of directors immediately following the effective time of the merger. Each of First Guaranty’s and First Guaranty Bank’s officers immediately prior to the effective time of the merger will be the officers of the surviving corporation and surviving bank, respectively, from and after the consummation of the merger.

Conversion of Shares; Exchange of Certificates

The conversion of Lone Star common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates or book-entry shares representing shares of Lone Star common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

No later than 10 days prior to the closing date of the merger, First Guaranty will cause the exchange agent, ClearTrust, LLC, to mail or otherwise deliver to each holder of record of Lone Star common stock as of immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of Lone Star common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Lone Star common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration deliverable in respect of Lone Star common stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by First Guaranty or the exchange agent, the posting of a bond in an amount as First Guaranty or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or Lone Star with respect to such certificate.

After the effective time of the merger, there will be no transfers on the share transfer books of Lone Star of shares of Lone Star common stock that were outstanding immediately before such time.

Withholding

First Guaranty or the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Lone Star common stock, or otherwise payable pursuant to the merger agreement, such amounts as First Guaranty or the exchange agent, in its reasonable discretion, determines it is required to deduct and withhold under applicable law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to First Guaranty common stock will be paid to the holder of any unsurrendered certificates or book-entry shares of Lone Star common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate or book-entry share in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of First Guaranty common stock represented by such certificate or book-entry share.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of First Guaranty and Lone Star, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between First Guaranty and Lone Star rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of First Guaranty, Lone Star or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by First Guaranty or Lone Star. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

The merger agreement contains customary representations and warranties of each of First Guaranty and Lone Star relating to their respective businesses. The representations and warranties in the merger agreement generally do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by Lone Star relating to a number of matters, including the following:

●	corporate matters, including due organization and qualification and subsidiaries;
●	capitalization;
●	subsidiaries;
●	authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;
●	the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;
●	required governmental and other regulatory filings and consents and approvals in connection with the merger;
●	financial statements and internal controls;
●	regulatory reports;
●	the absence of certain changes or events;
●	legal proceedings;
●	compliance with laws and regulations;
●	certain material contracts and agreements with regulatory agencies;
●	receipt by the Lone Star board of directors of a fairness opinion from its financial advisor;
●	employee benefit matters;
●	employee relationship matters;
●	environmental matters;
●	certain tax matters;
●	investment securities and commodities;
●	derivative contracts;

●	regulatory capitalization;
●	loan portfolio and reserve for loan losses;
●	absence of trust business;
●	absence of investment management activities;
●	repurchase agreements;
●	deposit insurance matters;
●	transactions with affiliates;
●	title to assets;
●	intellectual property;
●	insurance matters;
●	the lack of any antitakeover provisions applicable to the transaction;
●	the accuracy of certain information provided by Lone Star; and
●	absence of unauthorized access to any information technology networks.

The merger agreement contains representations and warranties made by First Guaranty relating to a more limited number of matters, including the following:

●	corporate matters, including due organization and qualification and subsidiaries;
●	capitalization;
●	authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;
●	the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;
●	First Guaranty’s SEC filings, financial statements, internal controls and accounting matters;
●	compliance with applicable laws, permits and instruments, and regulatory compliance and reports;
●	required governmental and other regulatory filings and consents and approvals in connection with the merger;
●	the accuracy of certain information provided by First Guaranty;
●	the absence of certain changes or events;
●	compliance with certain laws and regulations;
●	regulatory compliance matters and the ability to obtain regulatory approvals;
●	absence of a broker;
●	legal proceedings;
●	certain tax matters;
●	regulatory capitalization; and
●	compliance with the provisions of the Community Reinvestment Act.

Definition of  “Material Adverse Change”

Certain representations and warranties of First Guaranty and Lone Star are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect”, with respect to any party, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes in laws of general applicability to companies in the industries in which such party and its subsidiaries operate or interpretations thereof by governmental authorities (except to the extent that such change disproportionately adversely affects Lone Star or First Guaranty and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Lone Star and First Guaranty operate, in which case only the disproportionate effect will be taken into account), (B) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Lone Star or First Guaranty and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Lone Star and First Guaranty operate, in which case only the disproportionate effect will be taken into account), (C) changes in economic or market conditions in the United States or any state therein affecting the financial services industry generally, including changes in equity, credit and debt markets, general downgrades in the credit markets and changes in interest rates (except to the extent that such change disproportionately adversely affects Lone Star or First Guaranty and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Lone Star and First Guaranty operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure, pendency or completion of the transactions contemplated hereby or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of or at the written request of the other party, or as otherwise expressly permitted or contemplated by the merger agreement, (E) any failure by Lone Star or First Guaranty to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of First Guaranty common stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (G) the merger agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), (H) any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, and any evolutions thereof (or “COVID-19”))), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization, or any other governmental authority providing for business closures, “sheltering-in-place,” curfews, quarantines or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof, (I) changes in global, national or regional political conditions, including the outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (J) acts of God or other natural or environmental disasters or comparable events in the United States, or any escalation of the foregoing.

Covenants and Agreements

First Guaranty and Lone Star each agreed to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated by the merger agreement as promptly as practicable, including the satisfaction of the conditions set forth in the merger agreement, and shall reasonably cooperate with the other party to that end.

Conduct of Business Prior to the Completion of the Merger

Lone Star has agreed that, from the date of the merger agreement until the effective time of the merger, except as contemplated by the merger agreement, it will carry on its business in the ordinary course of business in all material respects and consistent with past banking practices and will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and First Guaranty the present services of the current officers and employees of Lone Star, (iii) preserve for itself and First Guaranty the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans.

Lone Star has also agreed that, from the date of the merger agreement until the effective time of the merger, except as contemplated by the merger agreement, required by applicable law, or with the prior written consent of First Guaranty, and subject to any and all specified exceptions described in the merger agreement, it will not:

●	(i) issue (except for shares issued with respect to the exercise of Lone Star options prior to the effective time of the merger), sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the Lone Star stock plans or otherwise, or any other securities, or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities convertible into or exchangeable for any additional shares of stock, including any rights issued and outstanding prior to the effective time of the merger;
●	issue a replacement of any certificate representing securities of Lone Star to the purported holder thereof other than in accordance with past practices and the governing documents of Lone Star;
●	make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock;
●	enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Lone Star, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments;
●	hire any person as an employee or officer of Lone Star except for at-will employment at an annual rate of base salary not to exceed $150,000 to fill vacancies that may arise from time to time in the ordinary course of business;
●	enter into, establish, adopt, amend, modify or terminate any Lone Star benefit plan;
●

pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

●

sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Lone Star;

●	acquire all or any material portion of the assets, debt, business, deposits or properties of any other entity or person;
●	make any capital expenditures in amounts exceeding $50,000.00 individually, or $250,000.00 in the aggregate;

●	amend Lone Star’s governing documents;
●	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;
●	enter into, amend, modify, terminate, renew, extend, or waive any material provision of, any Lone Star material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Lone Star, or enter into any contract that would constitute a Lone Star material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by First Guaranty;
●	(i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Lone Star is a party or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by Lone Star of an amount which exceeds $50,000.00 individually or $150,000.00 in the aggregate and/or would impose any material restriction on the business of Lone Star, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
●	(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority, (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, or (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;
●	enter into any derivative transaction;
●	incur any indebtedness for borrowed money other than in the ordinary course of business with a term not in excess of 12 months, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business;
●	(i) sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, or (ii) change the classification method for any of the Lone Star investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity”;
●	make any changes to deposit pricing, except in the ordinary course of business and consistent with safe and sound banking practices;
●	make or extend any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to a loan relationship that exceeds $2.50 million or any loan that exceeds $2.50 million;
●

make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Lone Star;

●

make or change any material tax election, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

●	commit any act or omission which constitutes a material breach or default by Lone Star under any agreement with any governmental authority or under any Lone Star material contract, lease or other material agreement or material license to which Lone Star is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;
●	foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an environmental site assessment of the property, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;
●	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;
●	file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility;
●	merge or consolidate itself with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself;

●	take any action or knowingly fail to take any action that is intended or is reasonably likely to (i) prevent, delay or impair Lone Star’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the merger agreement; and
●	(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger not being satisfied in any material respect or in a violation of any provision of the merger agreement.

Additionally, First Guaranty has agreed that from the date of the merger agreement until the effective time of the merger, it will carry on its business, including the business of each of its subsidiaries, in the ordinary course of business in all material respects and consistent with prudent banking practice and in compliance in all material respects with all applicable laws.

First Guaranty has also agreed that from the date of the merger agreement until the effective time of the merger, except as contemplated by the merger agreement, required by applicable law, or with the prior written consent of Lone Star, First Guaranty will not, and will not permit any of its subsidiaries to:

●	amend its governing documents in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Lone Star common stock;
●	adopt or publicly propose a plan of complete or partial liquidation or dissolution;
●	take any action or knowingly fail to take any action that is intended or would reasonably be expected to result in the merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
●	take any action or knowingly fail to take any action that is reasonably likely to prevent, delay or impair First Guaranty’s ability to consummate the merger or the transactions contemplated by the merger agreement or First Guaranty Bank’s ability to consummate the merger or perform any of its obligations under the merger agreement; or
●	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters

First Guaranty and Lone Star have agreed to cooperate and use their reasonable best efforts to promptly prepare and file or cause to be filed applications for all regulatory approvals required to be obtained in connection with the merger agreement and the transactions contemplated thereby, including the necessary applications for the prior approval of the merger by the Federal Reserve, FDIC and OFI. Each party has the right to review and approve in advance any portions of such regulatory applications relating to such party prior to submission. Each party has agreed to furnish to the other for review a copy of any such filing made in connection with the transactions contemplated by the merger agreement with any governmental authority prior to its filing.

Shareholder Approval

Lone Star has agreed to submit to its shareholders the Lone Star merger proposal as soon as reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective by the SEC. The Lone Star board of directors will recommend approval of the merger agreement and the transactions contemplated by the merger agreement and any other matters required to be approved by Lone Star’s shareholders for consummation of the merger and the transactions contemplated by the merger agreement.

Federal Securities Law Matters

First Guaranty and Lone Star have agreed to cooperate in the preparation of a registration statement on Form S-4 of which this proxy statement/prospectus is a part. Lone Star has agreed to use commercially reasonable efforts to deliver to First Guaranty any information that may be required in order to file the registration statement, and any other report required to be filed by First Guaranty with the SEC.

Each of First Guaranty and Lone Star have agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the merger and the other transactions contemplated by the merger agreement. First Guaranty also agreed to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement. Lone Star also agreed to cooperate with First Guaranty and its counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Lone Star’s independent auditors in connection with the registration statement and this proxy statement/prospectus, and to mail or cause to be mailed this proxy statement/prospectus to the holders of Lone Star common stock.

Each of First Guaranty and Lone Star have agreed to cooperate with the other party with regards to the effectiveness of the registration statement and the preparation of any related supplements or amendments, the issuance of any related stop orders, notice of initiated or threatened proceedings or the receipt of comments from the SEC.

Agreement Not to Solicit Other Offers

Except as permitted by the third paragraph below, Lone Star has agreed that it will not, and will cause its officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Lone Star (collectively, the “Lone Star representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Guaranty) any information or data with respect to Lone Star or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Lone Star is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal. Any violation of the foregoing restrictions by any of the Lone Star representatives, whether or not such Lone Star representative is so authorized and whether or not such Lone Star representative is purporting to act on behalf of Lone Star or otherwise, shall be deemed to be a breach of the merger agreement by Lone Star. Lone Star shall and shall cause each of the Lone Star representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons (other than First Guaranty and its representatives) with respect to any existing or potential acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Guaranty), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. “Acquisition transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Lone Star; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of Lone Star; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20.00% or more of the votes attached to the outstanding securities of Lone Star; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20.00% or more of any class of equity securities of Lone Star; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Notwithstanding any other provision of the merger agreement, prior to the date of the Lone Star special meeting, Lone Star may take any of the actions described in subsections (ii) and (iv) of the first paragraph above if, but only if, (i) Lone Star has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the first paragraph of this section; (ii) the Lone Star board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to Lone Star’s shareholders under applicable law; (iii) Lone Star has provided First Guaranty with at least three business days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Lone Star or otherwise relating to an acquisition proposal, Lone Star receives from such person a confidentiality agreement with terms no less favorable to Lone Star than those contained in the confidentiality agreement with First Guaranty. Lone Star shall promptly provide to First Guaranty any non-public information regarding Lone Star provided to any other person which was not previously provided to First Guaranty, such additional information to be provided no later than the date of provision of such information to such other party.

A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Lone Star, the shareholders of such third party) acquiring, directly or indirectly, more than 50.00% of the outstanding Lone Star common stock or more than 50.00% of the assets of Lone Star, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the Lone Star board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by First Guaranty in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Lone Star from a financial point of view than the merger.

Lone Star shall promptly (and in any event within 24 hours) notify First Guaranty in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Lone Star or the Lone Star representatives, in each case in connection with any acquisition proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the person making such offer or proposal under an effective confidentiality agreement). Lone Star agrees that it shall keep First Guaranty informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Neither the Lone Star board of directors nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to First Guaranty in connection with the transactions contemplated by the merger agreement (including the merger), the Lone Star recommendation, fail to reaffirm the Lone Star recommendation within three business days following a request by First Guaranty, or make any statement, filing or release, in connection with the Lone Star special meeting or otherwise, inconsistent with the Lone Star recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of the Lone Star recommendation); (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal; or (iii) enter into (or cause Lone Star to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any acquisition transaction, or (B) requiring Lone Star to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the paragraph immediately above, prior to the date of the Lone Star special meeting, the Lone Star board of directors may withdraw, qualify, amend or modify the Lone Star recommendation (a “Lone Star subsequent determination”) after the fifth business day following First Guaranty’s receipt of a notice (or the “notice of superior proposal”) from Lone Star advising First Guaranty that the Lone Star board of directors has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the first paragraph of this section) constitutes a superior proposal if, but only if, (i) the Lone Star board of directors has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to Lone Star’s shareholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by First Guaranty (or the “notice period”), Lone Star and the Lone Star board of directors shall have cooperated and negotiated in good faith with First Guaranty to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Lone Star to proceed with the Lone Star recommendation without a Lone Star subsequent determination; provided, however, that First Guaranty shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement, and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Guaranty since its receipt of such notice of superior proposal, the Lone Star board of directors has again in good faith made the determination (A) in clause (i) of this paragraph and (B) that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, Lone Star shall be required to deliver a new notice of superior proposal to First Guaranty and again comply with the requirements of the merger agreement, except that the notice period shall be reduced to three business days.

Notwithstanding any Lone Star subsequent determination, unless the merger agreement has been terminated in accordance with its terms, the merger agreement shall be submitted to Lone Star’s shareholders at the Lone Star special meeting for the purpose of voting on the approval of the merger agreement and the transactions contemplated hereby (including the merger) and nothing contained in the merger agreement shall be deemed to relieve Lone Star of such obligation; provided, however, that if the Lone Star board of directors shall have made a Lone Star subsequent determination with respect to a superior proposal, then the Lone Star board of directors may recommend approval of such superior proposal by the shareholders of Lone Star and may submit the merger agreement to Lone Star’s shareholders without recommendation either for or against, in which event the Lone Star board of directors shall communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger agreement and the transactions contemplated thereby to Lone Star’s shareholders in the proxy statement/prospectus or an appropriate amendment or supplement thereto.

Nothing contained in the merger agreement shall prohibit Lone Star or the Lone Star board of directors from complying with Lone Star’s obligations required under Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (or the “Exchange Act”); provided, however, that any such disclosure relating to an acquisition proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Lone Star recommendation unless the Lone Star board of directors reaffirms the Lone Star recommendation in such disclosure.

Indemnification

First Guaranty has agreed to indemnify and advance expenses to the directors and officers of Lone Star for a period of four years following the effective time of the merger to the same extent such persons have the right to be indemnified pursuant to the organizational documents of Lone Star in effect on the date of the merger agreement.

First Guaranty has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of four years after the effective time of the merger with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement), with Lone Star agreeing to pay the difference between the cost of a three-year policy and a four-year policy. The insurance policy must contain substantially the same coverage and amounts and contain terms and conditions not materially less advantageous to the directors and officers of Lone Star as currently provided; provided, however, that First Guaranty shall not be required to pay a premium for such insurance in excess of 200.00% of the annual premium paid by Lone Star on January 6, 2023. If the premium for such insurance exceeds the 200.00% limitation described above, then First Guaranty, after consultation with Lone Star, shall obtain tail insurance with the greatest coverage reasonably available for a cost not exceeding such limitation.

Other Agreements

In addition to the covenants and agreements described above, and subject to certain specified exceptions set forth in the merger agreement, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:

●	regulatory filings, permits, consents, approvals and authorizations of third parties necessary to consummate the transactions contemplated by the merger agreement;
●	publicity regarding the merger agreements and the transactions contemplated thereby;
●	providing access to certain information, systems and documents;
●	employment matters, including employment agreements, and benefit plans;
●	notification of changes resulting in a material adverse effect;
●	integration of Lone Star following the merger;
●	actions required in connection with Lone Star’s terminated contracts;
●	operations prior to the effective time of the merger;
●	certain litigation matters;
●	board representation, director resignations and the creation of an advisory board;
●	execution and delivery of releases by Lone Star directors;
●	general coordination and cooperation amongst the parties in preparation for the consummation of the merger;
●	proprietary and confidential information;
●	compliance with Section 16 of the Exchange Act;
●	certain tax matters; and
●	payment of transaction expenses.

Conditions to Complete the Merger

First Guaranty’s and Lone Star’s respective obligations to complete the merger are subject to the fulfillment or written waiver of the following conditions:

●	the approval of the Lone Star merger proposal by the requisite vote of the Lone Star shareholders;
●	the receipt of all required regulatory approvals upon terms agreeable to the parties, and no such regulatory approvals containing any burdensome condition;
●	no judgment, order, injunction or decree has been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the merger agreement, and no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement;
●	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part with respect to the First Guaranty common stock to be issued upon the consummation of the merger and the absence of any stop order or proceedings to suspend the effectiveness of the registration statement;
●	the receipt of opinions from Bradley Arant Boult Cummings LLP (or “Bradley”) and Hunton that the merger qualifies as a reorganization under Section 368(a) of the Code;
●	the approval for listing the shares of First Guaranty common stock to be issued in connection with the transactions contemplated by the merger agreement on the Nasdaq Global Market; and

●	receipt by First Guaranty of all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under any contract, agreement or instrument to which First Guaranty or any of its subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by the merger agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of First Guaranty or any of its subsidiaries.

In addition to the conditions applicable to both parties, Lone Star’s obligations to complete the merger are also subject to the fulfillment or written waiver of the following conditions:

●	subject to certain exceptions and qualifiers set forth in the merger agreement, all representations and warranties of First Guaranty being true and correct as of the date of the merger agreement and as of the closing date;
●	First Guaranty having performed and complied with all of its obligations under the merger agreement in all material respects at or prior to the closing date;
●	receipt of all documents, instruments and certificates required to be delivered by First Guaranty at or prior to closing; and
●	there having been (i) no “material adverse effect” (as defined in the merger agreement) with respect to First Guaranty or First Guaranty Bank and (ii) no condition, event, fact, circumstance or other occurrence that may reasonably be expected to have or result in such parties being subject to a material adverse effect.

In addition to the conditions applicable to both parties, First Guaranty’s obligations to complete the merger are subject to the fulfillment or written waiver of the following conditions:

●	subject to certain exceptions and qualifiers set forth in the merger agreement, all representations and warranties of Lone Star being true and correct as of the date of the merger agreement and as of the closing date;
●	Lone Star having performed and complied with all of its obligations under the merger agreement in all material respects at or prior to the closing date;
●	receipt of all documents, instruments, consents, approvals and certificates required to be delivered or obtained by Lone Star at or prior to closing;
●	holders of no more than 5.00% of the issued and outstanding shares of Lone Star common stock demanding or being entitled to exercise dissenters rights under the TBOC;
●	payment of all unpaid transactions expenses incurred by Lone Star prior to the calculation date, or the last day of the calendar month preceding the closing date;
●	there having been (i) no “material adverse effect” (as defined in the merger agreement) with respect to Lone Star and (ii) no condition, event, fact, circumstance or other occurrence that may reasonably be expected to have or result in such parties being subject to a material adverse effect; and
●	cancellation of and payment for all unexercised Lone Star options in accordance with the merger agreement.

Neither Lone Star nor First Guaranty can provide assurance as to when or if all of the conditions to the merger can or will be fulfilled or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the Lone Star merger proposal by Lone Star shareholders:

●	by the mutual written agreement of the parties upon the vote of a majority of the members of the entire board of each party;
●	by either party, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event that (1) any regulatory approval required for consummation of the transactions contemplated by the merger agreement shall have been denied by final, non-appealable action by such governmental authority, (2) an application therefor shall have been permanently withdrawn at the request of a governmental authority; (3) First Guaranty makes a reasonable determination in good faith after consultation with its counsel that there is a substantial likelihood that any regulatory approval will be obtained only upon the imposition of a burdensome condition; or (4) any governmental authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger, unless in each case the failure to obtain a regulatory approval shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth;
●	by either party if the requisite Lone Star vote will not have been obtained at the Lone Star special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite Lone Star shareholder approval at the Lone Star special meeting;

●	by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach has not been cured prior to the earlier of 30 days after notice from the non-breaching party or two business days prior to the expiration date (as defined in the merger agreement), or such breach cannot be cured;
●	by either party if the merger has not been consummated by the close of business on June 30, 2023 (which shall automatically extend to September 30, 2023, if the only outstanding condition to closing is receipt of regulatory approvals), unless the failure of the closing to occur by such date shall be due to a breach of the merger agreement by the party seeking to terminate the merger agreement;
●	by First Guaranty if (1) Lone Star materially breaches its covenant not to solicit acquisition proposals, or (2) the Lone Star board of directors (i) withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders with regard to the Lone Star merger proposal, (ii) materially breaches its obligation to call, give notice of and commence the Lone Star special meeting, (iii) approves or recommends an alternative acquisition proposal, (iv) fails to publicly recommend against a publicly announced acquisition proposal, (v) fails to publicly reconfirm its recommendation for the Lone Star merger proposal within three business days of being requested by First Guaranty to do so, or (vi) resolves or otherwise determines to take or announces an intention to take any of the foregoing actions (collectively, a “failure to recommend, etc.”); or
●	by Lone Star in connection with entering into a definitive agreement to effect a superior proposal (as defined in the merger agreement) after making a Lone Star subsequent determination (as defined in the merger agreement).

Effect of Termination

If Lone Star pays or causes to be paid to First Guaranty the termination fee in accordance with the merger agreement, Lone Star (or any successor in interest of Lone Star) will not have any further obligations or liabilities to First Guaranty with respect to the merger agreement or the transactions contemplated by the merger agreement.

Termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement (1) giving rise to such termination and (2) resulting from fraud or any willful and material breach.

Termination Fee

Provided that First Guaranty in not in material breach of the merger agreement, Lone Star may be required to pay a termination fee of $1.00 million to First Guaranty.

Lone Star will be required to pay First Guaranty the termination fee in the event of any of the following:

●	in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal shall have been made known to senior management of Lone Star or has been made directly to its holders generally or any person shall have publicly announced (and not withdrawn) an acquisition proposal with respect to Lone Star and (A) thereafter the merger agreement is terminated (i) by either First Guaranty or Lone Star because the approval of the Lone Star shareholders has not been obtained, (ii) by First Guaranty because Lone Star has materially breached a representation, warranty, covenant or other agreement, or (iii) by First Guaranty because of a failure to recommend, etc.; and (B) prior to the date that is 12 months after the date of such termination, Lone Star enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Lone Star shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay First Guaranty the termination fee, subject to certain exceptions set forth in the merger agreement (provided that for purposes of this paragraph, all references in the definition of “acquisition proposal” to 20.00% shall instead refer to 50.00%); or
●	in the event Lone Star terminates the merger agreement in connection with entering into a definitive agreement to effect a superior proposal (as defined in the merger agreement) after making a Lone Star subsequent determination (as defined in the merger agreement), then Lone Star shall pay First Guaranty the termination fee within one business day after Lone Star’s notification of such termination.

Expenses and Fees

Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.

Amendment, Waiver and Extension of the Merger Agreement

First Guaranty and Lone Star may jointly amend the merger agreement, and each of First Guaranty and Lone Star may waive its right to require the other party to comply with particular provisions of the merger agreement. However, First Guaranty and Lone Star may not amend the merger agreement or waive their respective rights after the Lone Star special meeting if the amendment or waiver would legally require further approval by the Lone Star shareholders without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT

Voting Agreement

In connection with, and as a condition to, entering into the merger agreement, each director of Lone Star who own shares of Lone Star common stock entered into a voting agreement with First Guaranty and Lone Star. The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Annex B to this proxy statement/prospectus.

Under the voting agreement, each such director has agreed to appear at the Lone Star special meeting (in person or by proxy) and to vote his or her shares of Lone Star common stock:

●	in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Lone Star board of directors);
●	in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement;
●	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Lone Star contained in the merger agreement or of a shareholder contained in the voting agreement; and
●	against any acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement or the voting agreement.

In addition, the voting agreement provides that until the earlier of (i) the termination of the voting agreement and (ii) the approval of the merger proposal by the Lone Star shareholders, each such shareholder party will not directly or indirectly, without the prior written consent of First Guaranty, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any or all of his or her shares of Lone Star common stock, subject to limited exceptions.

Each shareholder party to the voting agreement also agreed, subject to certain exceptions, not to vote or execute any written consent to rescind or amend any prior vote or written consent, as a shareholder of Lone Star, to approve or adopt the merger agreement unless the voting agreement is terminated.

From the date of the voting agreement until its termination, each such shareholder, solely in his or her capacity as a shareholder of Lone Star, agreed not to, directly or indirectly, except in his or her capacity as a director or officer of Lone Star and under circumstances for which such actions are permitted for Lone Star under the merger agreement:

●	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Guaranty), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition proposal;
●	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person any information or data with respect to Lone Star in connection with an acquisition proposal;
●	enter into any agreement, agreement in principle or letter of intent with respect to an acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal;
●	solicit proxies with respect to an acquisition proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement; or
●	initiate a shareholders’ vote or action by consent of Lone Star’s shareholders with respect to an acquisition proposal.

The voting agreement may be terminated at any time prior to the consummation of the transactions contemplated by the merger agreement by mutual written agreement of the parties thereto. The voting agreement will automatically terminate upon the earlier of (1) the effective date of the merger, (2) the amendment of the merger agreement in any manner that materially and adversely affects any of the shareholder party’s rights, (3) the termination of the merger agreement, or (4) three years from the date of the voting agreement. The Lone Star directors entered into the voting agreement solely in their personal capacities as Lone Star shareholders, and not in their capacities as directors of Lone Star.

As of the record date, shareholders who are party to the voting agreement beneficially owned and were entitled to vote an aggregate of approximately [ ] shares of Lone Star common stock, which represented approximately [ ]% of the shares of Lone Star common stock outstanding on that date.

Director Support Agreements

In addition, as a condition to First Guaranty entering into the merger agreement, each director of Lone Star who is not an employee of Lone Star entered into a director support agreement with First Guaranty and Lone Star. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Annex C to this proxy statement/prospectus.

Under the support agreement, each such director has agreed to, among other things:

●	use his or her best efforts to refrain from harming the goodwill of Lone Star, First Guaranty and its subsidiaries, and their respective customer and client relationships; and
●	keep confidential all information about the merger agreement and the transactions contemplated thereby, except as disclosed in this proxy statement/prospectus.

Other than in any capacity for or on behalf of First Guaranty or any of its subsidiaries, each such director has also agreed not to, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

●	except as disclosed on the schedules to the support agreement, solicit the business of any person or entity who is a customer of Lone Star or any of its subsidiaries as of the date of the support agreement or as of the closing date on behalf of any other insured depository institution, excluding general solicitations of the public that are not based in whole or in part on any list of customers of Lone Star or any of its subsidiaries;
●	subject to certain exceptions set forth in the support agreement or on the schedules to the support agreement, (A) acquire any interest in, directly or indirectly, charter, operate or enter into any franchise or other management agreement with, any insured depository institution or holding company thereof that has a location within the noncompete area as of the date of the support agreement or as of the closing date, (B) serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the noncompete area, or (C) establish or operate a branch or other office of an insured depository institution within the noncompete area; or
●	within the financial services business, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who as of the closing date is, or within the 12 months preceding the closing date was, an employee of Lone Star unless such person’s employment has been terminated by First Guaranty prior to the time of such solicitation, excluding recruiting efforts made through general solicitations of the public that are not based on any list of, or directed at, employees of Lone Star.

The restrictions in the director support agreements will become effective only upon the consummation of the merger and will automatically terminate upon the earlier of (1) the termination of the merger agreement pursuant to its terms, or (2) the date that is 24 months after the completion of the merger.

Releases

At the time of the execution of the merger agreement, each director of Lone Star (or a “releasor”) executed a release in favor of Lone Star. The following summary of the release is subject to, and qualified in its entirety by reference to, the release attached as Annex D to this proxy statement/prospectus.

Under the release, each such director, effective upon the execution of the release, irrevocably and unconditionally released, waived and forever discharged Lone Star and its successors from any and all liabilities and claims relating to, arising out of or in connection with Lone Star and its businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Lone Star or any of its subsidiaries for all periods occurring through the date of the release.

The release does not apply to any obligations or liabilities: (1) in connection with any accrued compensation and rights under any benefit plans, employment, severance, change in control, equity or other arrangements of Lone Star or any of its subsidiaries existing as of the date of the release; (2) as to any rights of indemnification and related benefits pursuant to any applicable law, the merger agreement, the certificate of formation, bylaws or other governing documents or agreement of Lone Star, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of Lone Star and which applies to the releasor or the other releasor persons; (3) any rights or claims of the releasor or the other releasor persons under the merger agreement; (4) in connection with any deposits or similar accounts or banking products of the releasor or the other releasor persons at Lone Star as of the date of the release; (5) pursuant to the loan documents executed in connection with the loans listed on the exhibits to the release; or (6) any medical claims not yet filed.

The release becomes effective upon the consummation of the merger. If the merger agreement is terminated in accordance with its terms prior to the consummation of the merger, the release shall be null and void and of no force or effect.

THE COMPANIES

First Guaranty

First Guaranty is a Louisiana corporation headquartered in Hammond, Louisiana, and the parent of First Guaranty Bank, a Louisiana state bank, which provides personalized commercial banking services mainly to Louisiana and Texas customers through 36 banking facilities primarily located in the MSAs of Hammond, Baton Rouge, Lafayette, Shreveport-Bossier City, Lake Charles, Alexandria, Dallas-Fort Worth-Arlington, Waco and our Mideast Market of Vanceburg, Kentucky and Bridgeport, West Virginia. As of December 31, 2022, First Guaranty had consolidated total assets of $3.15 billion, deposits of $2.72 billion and total shareholders’ equity of $234.99 million.

First Guaranty’s common stock is traded on the Nasdaq Global Market under the symbol “FGBI.”

First Guaranty’s executive offices are located at 400 East Thomas Street, Hammond, Louisiana 70401, and its telephone number at that location is (985) 345-7685. First Guaranty’s website address is www.fgb.net.

Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to First Guaranty is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 85.

Management

Upon the completion of the merger, the number of directors of the First Guaranty Bank board of directors will be increased by one director and Jeff A. Berkley, who is currently a member of the Lone Star board of directors, will be appointed to fill the newly created vacancy.

As of the date of this proxy statement/prospectus, Mr. Berkley is 65 years old. Mr. Berkley is the Chairman of the Board of New Millennium Bankshares, Inc. (or “NMBI”), a single bank holding company owning 100% of Alliance Bank (or “AB”), a commercial bank in Topeka, Kansas. Mr. Berkley was one of the founders of NMBI and AB, both of which were organized in 1998. Mr. Berkley has served on the Lone Star board of directors since 2007 and served as President of Lone Star from November 2007 to May 2011. During his time as a member of the Lone Star board of directors, Mr. Berkley has also served on several committees of the board. In addition, Mr. Berkley has served as member of the board of directors of Bennington State Bank (or “BSB”) located in Salina, Kansas since 2015. Mr. Berkley has also served on several committees during his time with BSB. Mr. Berkley’s service as a member of the First Guaranty Bank board of directors will commence in connection with the closing of the merger. First Guaranty has not yet determined which committees Mr. Berkley, as a new director of the First Guaranty Bank board of directors upon the closing of the merger, is expected to join. Mr. Berkley’s extensive experience as a director and executive officer of financial institutions make him qualified to serve on the First Guaranty Bank board of directors.

Additional information relating to First Guaranty’s directors, executive officers, executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to First Guaranty is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 85.

Lone Star

General

Lone Star is a Texas state banking association, chartered in 2006, and headquartered in Houston, Texas. Lone Star offers full consumer and commercial banking services to customers throughout its market areas in and around Houston, Texas. Lone Star has four banking locations located throughout the greater Houston MSA.

Lone Star’s principal executive office is located at 2600 South Gessner Road, Suite 100, Houston, Texas 77063, and its telephone number at that location is (713) 358-9400.

As a Texas banking association and non-member bank, Lone Star is subject to supervision and regulation by the TDB and FDIC.

As of December 31, 2022, Lone Star reported total assets of $160.80 million, total deposits of $140.17 million and stockholders’ equity of $20.12 million. Lone Star does not file reports with the SEC.

Products and Services

Lone Star is a traditional commercial bank offering a variety of banking services to consumer and commercial customers throughout the Houston MSA and adjacent market areas. Lone Star offers a range of lending services, including real estate, commercial and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Lone Star’s market areas. Real estate loans offered by Lone Star are secured by first or second mortgages on the subject collateral, and often relate to owner-occupied office and retail buildings. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs.

Lone Star offers depository services and various checking account services. Lone Star also offers commercial treasury management services, safe deposit boxes, debit card services, merchant bank card services, traveler’s checks, wire transfer services, cashier’s checks, money orders, telephone banking, Internet banking, direct deposit and automatic transfers between accounts. Lone Star has ATMs at its locations. Lone Star’s business is not seasonal in any material respect.

Lone Star funds its lending activities primarily from the core deposit base. Lone Star obtains deposits from its local markets and is not heavily dependent on any single depositor.

Competition

The table below summarizes certain key demographic information relating to Lone Star’s target markets and Lone Star’s presence within those markets as of June 30, 2022.

Metropolitan Statistical Area	Market Rank(1)	Branch Count	Deposits in Market (in thousands)	Market Share (%)
Houston MSA	72	4	$121,536	0.03

(1) Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits as of June 30, 2022.

Each activity in which Lone Star is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Lone Star competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Lone Star competes may have capital resources and legal loan limits substantially higher than those maintained by Lone Star.

Legal Proceedings

From time to time, Lone Star may become a party to various litigation matters incidental to the conduct of its business. Lone Star is not presently a party to any legal proceeding the resolution of which, in the opinion of Lone Star’s management, would be expected to have a material adverse effect on Lone Star’s business, operating results, financial condition or prospects.

Employees

As of December 31, 2022, Lone Star had approximately 26 full-time equivalent employees. None of Lone Star’s employees are covered by a collective bargaining agreement. Lone Star considers its relationship with its employees to be good.

Director Compensation Table

The following table summarizes the total compensation paid to or earned by Jeff A. Berkley for all services rendered to Lone Star for the year ended December 31, 2022.

Name of director	Fees earned or paid in cash ($)	Total ($)
Jeff A. Berkley	$28,100.00	$28,100.00

Narrative Discussion of Director Compensation

Lone Star directors receive a monthly attendance fee of $800.00 provided they attend the regular monthly meeting of the Lone Star board of directors. Mr. Berkley received a total of $9,600.00 in monthly attendance fees for the year ended December 31, 2022. In addition, Lone Star directors receive committee chair and member fees for their service on committees of the Lone Star board of directors. In the year ended December 31, 2022, Mr. Berkley received $12,200.00 for his service on the Asset-Liability Committee, Audit & Compliance Committee, Loan Committee, Executive Committee, Human Resources Committee and IT Steering Committee; $300.00 for his attendance of the annual strategic planning meeting of the Lone Star board of directors; and $6,000.00 in monthly retainer fees for his significant involvement with Lone Star’s lending function as the Chairman of the Loan Committee of the Lone Star board of directors, including for time dedicated to such matters outside of formally called meetings.

In addition, Lone Star directors are reimbursed for travel and other actual expenses incurred in connection with their service provided they submit Lone Star’s standard expense reimbursement form and follow other specified procedures.

SECURITY OWNERSHIP OF CERTAIN
LONE STAR BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Lone Star common stock as of December 31, 2022, by: (i) each person who is known by Lone Star to beneficially own 5.00% or more of Lone Star’s common stock; (ii) each director of Lone Star; (iii) each executive officer of Lone Star; and (iv) all directors and executive officers of Lone Star as a group. Unless otherwise indicated, based on information furnished by such shareholders, the management of Lone Star believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o Lone Star Bank, 2600 South Gessner Road, Suite 100, Houston, Texas 77063.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
Directors and Executive Officers
Jeff A. Berkley	253,734	(2)	7.5%
R. Gregory Bernica	113,700	(3)	3.4%
Bruce L. Christenson	389,287	(4)	11.5%
Dennis L. Harrington	116,200	(5)	3.4%
Brent McRoberts	7,979	(6)	*
Matthew Melvin	36,834	(7)	1.1%
David E. Miller	1,750	(8)	*
Kathy Stuckey	9,584	(9)	*
Bill W. Wilcock	258,151	(10)	10.1%
Directors and Executive Officers as a group (9 persons)	1,187,219	(11)	32.1%
Beneficial Owners of more than 5%
BPS, LP	294,000	(12)	8.8%
Janice Sauvage Trust No. 1	307,414	(13)	9.2%
Ward Sauvage Trust No. 1	298,414	(14)	9.0%
Belinda B. McPherson Trust	181,500	(15)	5.5%

*	Indicates ownership which does not exceed 1.00%.

(1)	The percentage beneficially owned by each individual was calculated based on 3,325,420 shares of Lone Star common stock issued and outstanding as of December 31, 2022, plus the number of shares of Lone Star common stock that can be issued to that individual within 60 days of December 31, 2022, upon the exercise of stock options held by the individual. The percentage beneficially owned by the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of December 31, 2022, upon the exercise of all stock options held by the group.

(2)	Includes (a) 139,030 shares owned by the Jeff A. Berkley Revocable Trust in which Mr. Berkley serves as trustee, (b) 55,179 shares owned by Big Three, LLC and over which shares Mr. Berkley shares voting and investment control and (c) 59,525 shares that may be acquired pursuant to the exercise of options under the Lone Star Bank 2006 Stock Option Plan and the Lone Star Bank 2017 Option Plan, each as amended (or the “Lone Star Stock Plan”).

(3)	Includes (a) 71,738 shares owned individually by Mr. Bernica and (b) 41,962 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan.

(4)	Includes (a) 342,125 shares owned by the Deborah A. Christenson Family Trust in which Mr. Christenson serves as trustee and (b) 47,162 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan.

(5)	Includes 116,200 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan.

(6)	Includes 7,979 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan.

(7)	Includes (a) 14,500 shares owned by Mr. Melvin individually and (b) 22,334 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan.

(8)	Includes 1,750 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan.

(9)	Includes 9,584 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan.

(10)	Includes (a) 191,000 shares owned by the Bill W. Wilcock Revocable Trust in which Mr. Wilcock serves as trustee and (b) 67,151 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan.

(11)	Includes 373,646 shares that may be acquired pursuant to the exercise of options under the Lone Star Stock Plan within 60 days.

(12)	The address for BPS, LP is 3501 SW Fairlawn Road, Suite 100, Topeka, Kansas 66614.

(13)	The address for the Janice Sauvage Trust No. 1 is 8650 West Tropicana Avenue, Suite 208, Las Vegas, Nevada 89147.

(14)	The address for the Ward Sauvage Trust No. 1 is 8650 West Tropicana Avenue, Suite 208, Las Vegas, Nevada 89147.

(15)	The address for the Belinda B. McPherson Trust is 3501 SW Fairlawn Road, Suite 100, Topeka, Kansas 66614.

DESCRIPTION OF CAPITAL STOCK OF FIRST guaranty

As a result of the merger, Lone Star shareholders who receive shares of First Guaranty common stock in the merger will become shareholders of First Guaranty. The rights of First Guaranty shareholders are governed by Louisiana law and the First Guaranty articles and the First Guaranty bylaws. The following briefly summarizes the material terms of First Guaranty common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding First Guaranty’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the LBCA and the First Guaranty articles and First Guaranty bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which First Guaranty and Lone Star urge you to read. Copies of First Guaranty’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of Lone Star’s governing documents, see “Where You Can Find More Information” beginning on page 85.

Overview

First Guaranty is incorporated in the state of Louisiana. Accordingly, the rights of its shareholders are generally covered by Louisiana law, including the LBCA and the First Guaranty articles and the First Guaranty bylaws, as the same may be amended from time to time.

The First Guaranty articles authorize the issuance of up to 100,600,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1,000.00 per share.

In 2021, First Guaranty issued 34,500 shares of 6.75% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1,000.00 per share, with a liquidation preference of $1,000.00 per share through an underwritten public offering of 1,380,000 depositary shares, each representing a 1/40th ownership interest in a share of the Series A Preferred Stock.

As of [ ], 2023, [ ] shares of First Guaranty common stock were issued and outstanding and held by approximately [ ] shareholders of record, and 34,500 shares of First Guaranty preferred stock were issued and outstanding and held by approximately [ ] shareholders of record.

First Guaranty common stock is listed on the Nasdaq Global Market under the symbol “FGBI.” Shares of First Guaranty preferred stock are listed on the Nasdaq Global Market under the symbol “FGBIP.”

Description of Common Stock

Voting Rights. Subject to the limited voting rights of the holders of preferred stock of First Guaranty described below, holders of common stock of First Guaranty have exclusive voting rights in First Guaranty. They elect First Guaranty’s board of directors and act on other matters that are required to be presented to them under Louisiana law or that are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.

Holders of First Guaranty preferred stock have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of preferred stock possess voting rights with respect to certain fundamental changes in the terms of the preferred stock and certain other matters (e.g., the authorization of any shares of stock senior to the preferred stock). In addition, if dividends on the preferred stock are not paid in full for at least six quarterly dividend periods or their equivalent, whether or not consecutive, the holders of the preferred stock, acting as a single class with any other parity stock having similar voting rights that are then exercisable, will have the right to elect two directors to the First Guaranty board of directors. The terms of office of these directors will end when First Guaranty has paid or set aside for payment full dividends for at least 12 consecutive months’ worth of dividend periods on the preferred stock and any non-cumulative parity stock and all dividends on any cumulative parity stock have been paid in full.

Dividend Rights. Holders of First Guaranty common stock will be entitled to receive and share equally in such dividends as the First Guaranty board of directors may declare out of funds legally available for such payments.

Holders of First Guaranty preferred stock have a priority over holders of common stock with respect to the payment of dividends. During any dividend period in which the preferred stock is outstanding, unless, in each case, the full dividends for the most recently completed dividend period on all outstanding shares of preferred stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, no dividend or distribution will be declared or paid or set aside for payment on any of First Guaranty’s junior stock, including its common stock, subject to certain exceptions.

Louisiana law prohibits distributions to shareholders if, after giving effect to the distribution, a corporation would not be able to pay its debts as they become due in the usual course of business or a corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if a corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The payment of dividends by First Guaranty is also subject to limitations that are imposed by federal law, regulation and policy.

The Federal Reserve has issued a policy statement providing that dividends should be paid only out of current earnings and only if the holding company’s prospective rate of earnings retention is consistent with its capital needs, asset quality and overall financial condition. Federal regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition.

No Preemptive Rights. Holders of the common stock of First Guaranty are not entitled to preemptive rights with respect to any shares that may be issued. First Guaranty’s common stock is not subject to redemption.

Liquidation Rights. In the event of a liquidation or dissolution of First Guaranty, before any distribution is made to holders of First Guaranty common stock or other junior stock, the holders of preferred stock will be entitled to receive, out of the assets that are legally available for distribution to shareholders, a liquidating distribution in the amount of $1,000.00 per share of the preferred stock plus any declared but unpaid dividends, without accumulation of any undeclared dividends. After payment or provision for payment of all of First Guaranty’s debts and liabilities and the payment of liquidation preferences on the preferred stock, holders of First Guaranty common stock will be entitled to receive all of First Guaranty’s remaining assets available for distribution, if any.

Certain Articles of Incorporation and Bylaw Provisions Potentially Having an Anti-takeover Effect

The following is a general summary of the material provisions of the First Guaranty articles, the First Guaranty bylaws and the LBCA that may have an “anti-takeover effect.” Such provisions might discourage future takeover attempts by impeding efforts to acquire First Guaranty or stock purchases in furtherance of such an acquisition.

Authorized Shares of Capital Stock. The First Guaranty articles authorize the issuance of up to 100,600,000 shares of common stock and up to 100,000 shares of preferred stock. Shares of preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of First Guaranty common stock, could represent additional capital required to be purchased by an acquiror. Issuance of such additional shares may also dilute the voting interest of First Guaranty shareholders.

Generally, the LBCA does not require shareholder approval for an issuance of authorized shares. However, the LBCA does require shareholder approval of non-cash share issuances in excess of 20.00% of a corporation’s total voting power on a pre-transaction basis. In addition, the listing requirements of the Nasdaq Global Market, which would apply so long as First Guaranty’s common stock is listed on such market, require shareholder approval of certain issuances equal to or exceeding 20.00% of the then outstanding voting power or the then outstanding number of shares of common stock, but not a public offering of common stock for cash.

Directors. The board of directors has the power to fill board vacancies, whether occurring by reason of an increase in the number of directors or by resignation, death, removal or otherwise, although the shareholders may fill vacancies at a special meeting called for that purpose before the board takes action. First Guaranty’s bylaws provide that, in general, any shareholder desiring to make a nomination for the election of directors must submit written notice not less than 45 days or more than 90 days in advance of the meeting. The shareholders, by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote at an annual or special meeting of shareholders or by written consent of holders of a majority of shares outstanding, have the power to remove any and all directors at any time, with or without cause.

Actions by Shareholders. First Guaranty’s bylaws provide that special meetings of the shareholders may be called only by a majority of the board of directors, the President, Chairman, or Chief Executive Officer, or the President or Secretary at the written request of the holders of at least one-fifth of all shares entitled to vote. The First Guaranty bylaws provide that notice of shareholder proposals for new business to be considered at an annual meeting must be submitted, in general, not less than 30 or more than 90 days before the meeting.

Under the LBCA, any amendment of the First Guaranty articles and any merger or other business combination that requires shareholder approval or statutory share exchange to which it is a party requires the approval of a majority of the shares entitled to be cast at the meeting of shareholders. In addition, the LBCA also provides that if any class or series of shares is entitled to vote as a separate group on a plan of merger or share exchange, the approval of a majority of such separate voting group is required.

The board of directors may amend the First Guaranty bylaws without shareholder approval.

Indemnification. The First Guaranty articles and the First Guaranty bylaws provide generally that First Guaranty will indemnify and hold harmless, to the fullest extent permitted by Louisiana law, its directors and officers, as well as other persons who have served as directors, officers, fiduciaries or in other representative capacities, serving at its request in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to First Guaranty’s directors, officers and controlling persons, First Guaranty has been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, First Guaranty’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations.

Limitation of liability. The First Guaranty articles limit the personal liability of its directors and officers in actions brought on its behalf or on behalf of its shareholders for monetary damages for breach of fiduciary duty as a director or officer, with certain exceptions. The First Guaranty articles do not eliminate or limit its right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

COMPARISON OF SHAREHOLDERS’ RIGHTS

First Guaranty is incorporated under Louisiana law whereas Lone Star is incorporated under Texas law. Upon completion of the merger, the First Guaranty articles and First Guaranty bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Because First Guaranty and Lone Star are organized under the laws of different states, differences in the rights of holders of First Guaranty common stock and the rights of holders of Lone Star common stock arise from differences in the laws in their respective states of incorporation and from differing provisions of their respective corporate governing documents. The material differences between the rights of holders of First Guaranty common stock and the rights of holders of Lone Star common stock resulting from any differing provisions of the laws of the state of their incorporation or their articles of incorporation and bylaws are summarized below.

The following summary does not purport to be a complete statement of the rights of First Guaranty shareholders and Lone Star shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of First Guaranty or Lone Star, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the LBCA, the TBOC, the TFC and the governing documents of First Guaranty and Lone Star, to which the shareholders of Lone Star are referred. Copies of the governing documents of First Guaranty are available, without charge, to any person, including any beneficial owner of Lone Star common stock to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 85.

	FIRST GUARANTY SHAREHOLDER RIGHTS	LONE STAR SHAREHOLDER RIGHTS
Corporate Governance	First Guaranty is a Louisiana corporation. The rights of First Guaranty shareholders are governed by the LBCA, the First Guaranty articles and the First Guaranty bylaws.

Lone Star is a Texas banking association. The rights of Lone Star shareholders are governed by the TBOC, the TFC, the Articles of Association of Lone Star, as amended (or the “Lone Star articles”) and the Bylaws of Lone Star (or the “Lone Star bylaws”).

Authorized Capital Stock

The First Guaranty articles authorize 100,600,000 shares of common stock, $1.00 par value, and 100,000 shares of preferred stock, $1,000.00 par value.

At [ ], 2023, there were [ ] shares of First Guaranty common stock issued and outstanding.

At [ ], 2023, there were 34,500 shares of 6.75% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1,000.00 per share, issued and outstanding.

The Lone Star articles authorize it to issue up to 8,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

The Lone Star articles authorize Lone Star’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations, or restrictions of the shares of Lone Star’s preferred stock in each series.

As of [ ], 2023, the record date for the Lone Star special meeting, there were [ ] shares of Lone Star common stock issued and outstanding, and no shares of Lone Star preferred stock were issued and outstanding.

Preemptive Rights	Shareholders do not have a preemptive right to acquire First Guaranty’s issued shares.	No holder of Lone Star common stock has a right under the TBOC, or the Lone Star articles or the Lone Star bylaws, to purchase shares of common stock upon any future issuance.
Voting Rights	Each share of First Guaranty common stock is entitled to one vote. The holders of the First Guaranty common stock possess all voting power, subject to the limited voting rights of the holders of First Guaranty preferred stock.	Each share of Lone Star common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Lone Star may issue.

	FIRST GUARANTY SHAREHOLDER RIGHTS	LONE STAR SHAREHOLDER RIGHTS
Cumulative Voting	Holders of First Guaranty common stock may not cumulate their votes for the election of directors.	The Lone Star articles prohibit cumulative voting in the election of directors and for any other purpose.
Restrictions on Transfers	First Guaranty shareholders are not subject to any agreements restricting transfer of shares.	Lone Star shareholders are not subject to any agreements restricting transfer of shares.
Size of the board of directors	The First Guaranty bylaws provide that the number of directors shall be designated from time to time by the board of directors. There are currently six members of the board of directors.	The Lone Star articles provide for the board of directors to determine the number of directors, provided, that the number cannot be fewer than five and no more than 25. Currently, there are six directors on the Lone Star board of directors.
Independent Directors	A majority of the First Guaranty board of directors must be comprised of independent directors as defined in the listing rules of the Nasdaq Stock Market.	Lone Star is not subject to any requirement with respect to independent directors except as required by law.
Term of Directors	Except with respect to a vacancy on the board of directors, directors shall be elected at the annual meeting of shareholders and each director, including a director elected to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.	Except with respect to a vacancy on the board of directors, Lone Star’s directors are elected at the annual meeting of shareholders for the term for which such director is elected until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
Election of Directors	All members of the board of directors are elected each year. Directors do not need to be shareholders of First Guaranty. Directors are elected by plurality of the votes actually cast at a meeting at which a quorum is present.	Lone Star’s directors are elected by plurality of the votes actually cast at a meeting at which a quorum is present.
Removal of Directors	Directors may be removed with or without cause at any annual or special meeting of shareholders by the affirmative vote of a majority of the total voting power of First Guaranty.	The Lone Star bylaws provide that any director may be removed, with or without cause, by the affirmative vote of a majority of the number of votes entitled to be cast in the election of directors at any duly called shareholders’ meeting.
Filling Vacancies of Directors	Vacancies on the board of directors may be filled by a vote of a majority of the remaining directors. Shareholders also have the right, at a special meeting duly called for that purpose prior to action by the board of directors, to fill the vacancy.	Any vacancy occurring on Lone Star’s board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Any directorship that is filled by reason of any increase in the number of directors may be filled by (a) the shareholders of Lone Star at an annual or special meeting; or (b) Lone Star’s board of directors (subject to certain limitations set forth in the TBOC and TFC).
Amendments to Articles	Amendments to the First Guaranty articles generally must be approved by the board of directors and by the affirmative vote of a majority of the shares entitled to vote on the proposed amendment.	Generally, the Lone Star articles may be amended upon the approval of the holders of two-thirds of votes entitled to be cast on the amendment. In addition, the TBOC and the Lone Star articles permit the Lone Star board of directors, without shareholder approval, to adopt amendments to the Lone Star articles to establish a series of unissued shares of preferred stock and determine the designations, preferences, limitations, and relative rights, including voting rights, of such series of shares.
Bylaw Amendments	The First Guaranty bylaws may be altered, amended or repealed or new bylaws may be adopted by the First Guaranty board of directors at any meeting of the board of directors.	Subject to certain exceptions, the Lone Star bylaws may be amended by the board of directors and shareholders of Lone Star.

	FIRST GUARANTY SHAREHOLDER RIGHTS	LONE STAR SHAREHOLDER RIGHTS
Mergers or Share Exchanges	If shares of common stock of First Guaranty are to be issued for consideration other than cash and the number of shares of common stock to be issued as a result of a merger comprise more than 20.00% of the number of shares of common stock of First Guaranty outstanding immediately prior to the merger, the affirmative vote of a majority of the outstanding shares of voting stock is required to effect a merger unless the board of directors requires a greater vote. The LBCA does not contain an interested shareholder provision and the First Guaranty articles currently do not contain any additional provisions regarding transactions with interested shareholders.

Under the TBOC, unless the Lone Star articles provide otherwise, a merger or share exchange involving Lone Star must be approved by the holders of at least two-thirds of the votes entitled to be cast on the transaction, except under the following conditions: (1) Lone Star will be the sole surviving corporation in the merger, (2) the Lone Star articles following the merger will not differ from the Lone Star articles prior to the merger; (3) each shareholder of Lone Star immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of Lone Star that were outstanding immediately prior to the transaction.

The Lone Star articles do not contain any voting requirements for mergers or share exchanges beyond those set forth in the TBOC and do not modify the above default requirements of the TBOC.

Annual Meetings of the Shareholders	First Guaranty holds an annual meeting of shareholders on the third Thursday of May each year, or at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting.	Lone Star’s annual meeting of the shareholders is held on a time and date each year designated by the board of directors. The annual meeting must be within 13 months following the last annual meeting of Lone Star shareholders. At the annual meeting, the shareholders elect directors to Lone Star’s board of directors and transact such other business as may properly come before the meeting.
Special Meetings of the Shareholders	Special meetings may be called by the chairman of the board of directors, the president, the chief executive officer, a majority of the board of directors, or at the written request of the holders of not less than one-fifth of all shares entitled to vote at the meeting.	Special meetings of Lone Star shareholders may be called by the chairman of the board of directors, the chief executive officer, the president or any executive vice president, or by the board of directors or by the holders of not less than 10.00% of all shares entitled to vote at the meeting.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	To nominate a director or put forward a proposal to be presented at an annual meeting, shareholders generally must deliver a written notice to the corporation’s principal offices not less than 30 days, in the case of a business proposal, or 45 days, in the case of a nomination for director, and not more than 90 days prior to the date of the meeting. The notice must set forth the information specified in the First Guaranty bylaws. If less than 40 days’ notice, in the case of a business proposal, or 70 days’ notice, in the case of a nomination for director, of prior disclosure of a meeting is given, a shareholder’s notice must be received not later than the 10th day from which notice of the meeting was mailed or such disclosure is made.	The Lone Star bylaws do not contain procedures with which a shareholder must comply in order to nominate a director or put forward a proposal.

	FIRST GUARANTY SHAREHOLDER RIGHTS	LONE STAR SHAREHOLDER RIGHTS
Notice of Shareholder Meetings	First Guaranty must deliver notice of a meeting to shareholders entitled to vote not less than 10 days, or 15 days in the case of a special meeting called at the request of not less than one-fifth of all shares entitled to vote at the meeting, and not more than 60 days before the meeting. For purposes of determining shareholders entitled to notice or to vote at a meeting, the board of directors may fix a record date that is not less than 10 days, or 15 days in the case of a special meeting, and not more than 60 days before the meeting.	Lone Star must give each shareholder entitled to vote at a meeting written or printed notice of a meeting of shareholders stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, not less than 10 nor more than 60 days before the day of the meeting, either personally or by mail, by or at the direction of the chairman, the chief executive officer, the president, the cashier, or the officer or person calling such meeting.
Indemnification of Directors and Officers	To the extent permitted by Louisiana law and federal banking regulations, the First Guaranty articles and First Guaranty bylaws indemnify directors and officers–and permit indemnification of officers, employees or agents, to the extent consistent with law–against liability incurred in a proceeding, which the person is a party to because of their service at First Guaranty, provided that the person acted in good faith; reasonably believed their conduct was in First Guaranty’s best interest if the person is or was a director or officer, and in all other cases, that it was at least not opposed to First Guaranty’s best interest; in a criminal proceeding, had no reason to believe their conduct was unlawful; and is not found liable to First Guaranty. Such indemnification includes the advancement of expenses, if certain requirements are fulfilled. Indemnification in connection with a proceeding by or in right of First Guaranty is limited to reasonable expenses incurred in connection with the proceeding. First Guaranty may not make any indemnifying payments until the board of directors determines that the standard of conduct required for indemnification has been met.

The Lone Star bylaws provide for mandatory indemnification of, and advancement of expenses to, Lone Star’s directors, advisory directors, officers, employees and agents, and to all persons serving in a role with another entity at the request of Lone Star, to the maximum extent permitted by the applicable provisions of the TBOC, TFC and other applicable law, including federal laws and regulations. The Lone Star bylaws make mandatory certain permissive indemnification provisions under the TBOC, as further described below.

Generally, under the provisions of the TBOC, a corporation may indemnify a current or former director or officer against reasonable expenses and judgments incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification of an officer or director found liable because the person improperly received a financial benefit to which he or she was not entitled, is limited to reasonable expenses actually incurred by the person in connection with the proceeding; provided, however, that if the person has been found liable for a breach of his or her duty of loyalty to the corporation, willful or intentional misconduct in the performance of such person’s official capacity, or act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation, then the corporation is prohibited from providing indemnification.

	FIRST GUARANTY SHAREHOLDER RIGHTS	LONE STAR SHAREHOLDER RIGHTS
Limitation of Director Liability	To the fullest extent permitted by Louisiana law, no director or officer of First Guaranty will be liable to First Guaranty or its shareholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (a) for breach of the duty of loyalty; (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) under Section 92(D) of the LBCA or (d) or for any transaction from which the director officer derived an improper personal benefit.	The Lone Star articles limit or eliminate the personal liability of Lone Star’s directors to Lone Star or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, subject to certain limitations, and to the fullest extent permitted by applicable law.
Dividends

Holders of First Guaranty common stock are entitled, when declared by the First Guaranty board of directors, to receive dividends, subject to the rights of holders of preferred stock. During any dividend period in which the preferred stock is outstanding, unless, in each case, the full dividends for the most recently completed dividend period on all outstanding shares of preferred stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, no dividend or distribution will be declared or paid or set aside for payment on any of First Guaranty’s junior stock, including its common stock, subject to certain exceptions. For additional information regarding First Guaranty’s 6.75% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, see “Description of Capital Stock of First Guaranty” beginning on page 70.

Louisiana law provides that dividends may not be paid if a corporation would become unable to pay its debts as they become due in the usual course of business or if a corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Lone Star is required by state law to obtain prior approval of the TDB for payments of dividends out of its capital stock and certified surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991, Lone Star may not pay any dividend if the payment of the dividend would cause Lone Star to become “undercapitalized” or in the event Lone Star is “undercapitalized.”

Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of any preferred stock that Lone Star may issue, all shares of Lone Star common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

Liquidation	In the event of a liquidation or dissolution of First Guaranty, before any distribution is made to holders of First Guaranty common stock or other junior stock, the holders of preferred stock will be entitled to receive, out of the assets that are legally available for distribution to shareholders, a liquidating distribution in the amount of $1,000.00 per share of the preferred stock plus any declared but unpaid dividends, without accumulation of any undeclared dividends.	Although the Lone Star articles authorize the issuance of 1,000,000 shares of Lone Star preferred stock, Lone Star does not have any outstanding shares of preferred stock.

	FIRST GUARANTY SHAREHOLDER RIGHTS	LONE STAR SHAREHOLDER RIGHTS
Appraisal Rights	Under Louisiana law, shareholders have the right to dissent from a plan of merger, conversion or exchange and, subject to compliance with the procedures set forth in the LBCA, obtain the fair cash value of their ownership interest through an appraisal. However, if a corporation’s shares are listed on a national exchange or held by more than 2,000 shareholders of record and a market value of at least $20.00 million exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by beneficial shareholders and voting trust beneficial owners owning more than 10.00% of such shares, dissenters’ rights may be unavailable under some circumstances. Because First Guaranty’s shares of common stock are currently listed on a national exchange and its market value exceeds $20.00 million, shareholders would not have the right to dissent from a plan of merger, conversion or exchange.

Holders of Lone Star common stock are entitled to rights of dissent and appraisal under the TFC and TBOC in connection with any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets. For additional information regarding the appraisal rights provisions of the TBOC, see “The Merger – Dissenters’ Rights.”

Neither the Lone Star articles nor the Lone Star bylaws grant appraisal rights in addition to those provided by the TFC and TBOC.

ACCOUNTING TREATMENT

The accounting principles applicable to the merger as described in FASB ASC Topic 805, “Business Combinations” (or “ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, First Guaranty (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion and legal conclusions contained herein constitute and represent the respective opinions of Bradley, counsel to First Guaranty, and Hunton, counsel to Lone Star, as to the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Lone Star common stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, and published judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, any U.S. federal estate, gift, or Medicare tax considerations, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as expressly discussed below, any tax reporting requirements.

Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and it does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

●	dealers or brokers in securities, commodities or currencies;
●	traders in securities that elect to apply a mark-to-market method of accounting;
●	banks and other financial institutions;
●	insurance companies;
●	mutual funds;
●	personal holding companies;
●	controlled foreign corporations or passive foreign investment companies;
●	tax-exempt organizations and entities, including pension plans;
●	a holder of Lone Star common stock who received Lone Star common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;
●	retirement plans, individual retirement accounts, ESOP or other tax-deferred accounts;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Lone Star common stock being considered in an “applicable financial statement” (as defined in the Code);
●	holders subject to the alternative minimum tax provisions of the Code;
●	partnerships, S corporations or other pass-through entities or investors in such entities;
●	regulated investment companies;
●	real estate investment trusts;
●	U.S. expatriates or former citizens or residents of the United States;
●	holders whose functional currency is not the U.S. dollar; or
●	holders who hold shares of Lone Star common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

The discussion applies only to U.S. holders of shares of Lone Star common stock who hold their shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Lone Star common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

Holders of Lone Star common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Lone Star common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Lone Star common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger to you in light of your particular circumstances.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Bradley, counsel to First Guaranty, has rendered its tax opinion to First Guaranty, and Hunton, counsel to Lone Star, has rendered its tax opinion to Lone Star, in each case to the effect that, on the basis of facts, representations, qualifications, and assumptions described in such opinions, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2, respectively, to the registration statement.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by First Guaranty and Lone Star of tax opinions from Bradley and Hunton respectively, dated the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described in such opinions, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The opinions of Bradley and Hunton are and will be subject to customary qualifications and assumptions, including assumptions regarding the completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their respective legal opinions, Bradley and Hunton will rely on representations and covenants of First Guaranty and Lone Star, including those representations contained in certificates of officers of First Guaranty and Lone Star, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations upon which these opinions are based are or become inaccurate or incomplete in any way, or any of the covenants are not complied with, these opinions could be adversely affected and the U.S. federal income tax consequences of the merger could differ from those described in this proxy statement/prospectus. The opinions represent each counsel’s best legal judgment, but have no binding effect on the IRS or any court. First Guaranty and Lone Star have not sought and will not seek any ruling from any governmental authority, including the IRS, regarding any tax matters relating to the merger, and accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, positions contrary to those outlined herein. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences of the merger could differ from those set forth in this proxy statement/prospectus and a U.S. holder could be subject to U.S. federal income tax with respect to its receipt of Lone Star common stock in the merger. You should consult your own tax advisor as to the specific tax consequences to you in light of your specific circumstances in the event the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences to First Guaranty and Lone Star

With respect to the merger, each of First Guaranty and Lone Star will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by First Guaranty or Lone Star for U.S. federal income tax purposes as a result of the merger.

Tax Consequences to U.S. Holders that Exchange Lone Star Common Stock for First Guaranty Common Stock

Subject to the discussion below relating to the receipt of cash instead of a fractional share, if you are a U.S. holder that exchanges Lone Star common stock for shares of First Guaranty common stock you:

●	would generally not recognize any gain or loss on the exchange of shares of Lone Star common stock for shares of First Guaranty common stock in the merger, except with respect to cash received in lieu of a fractional share of First Guaranty common stock (as described below);
●	would generally have an aggregate tax basis in the First Guaranty common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the Lone Star common stock surrendered in exchange therefor; and
●	would generally have a holding period for the shares of First Guaranty common stock (including fractional shares of First Guaranty common stock deemed received and exchanged, as discussed below) received in the merger that includes its holding period for its shares of Lone Star common stock surrendered in exchange therefor.

If you acquired different blocks of Lone Star common stock at different times or at different prices, your adjusted tax basis and holding period of each block of First Guaranty common stock you receive would be determined on a block-for-block basis depending on your adjusted tax basis and holding period of the blocks of Lone Star common stock surrendered in exchange therefor. If the foregoing rules apply to you, you should consult your own tax advisor regarding the manner in which shares of First Guaranty common stock should be allocated among different blocks of your Lone Star common stock surrendered in the merger.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of First Guaranty common stock, the U.S. holder would generally be treated as having received such fractional share of First Guaranty common stock in the merger and then as having exchanged the fractional share of First Guaranty common stock for cash. As a result and except to the extent that the cash received is treated as a dividend as discussed below under the heading “Potential Dividend Treatment,” the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of First Guaranty common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Lone Star common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at a tax rate lower than the tax rate applicable to ordinary income. The deductibility of capital losses may be subject to limitations.

Shareholders Exercising Dissenters’ Rights

If a U.S. holder of Lone Star common stock exercises dissenters’ rights, the U.S. holder would exchange all of its Lone Star common stock for cash. A U.S. holder that receives only cash in exchange for its Lone Star common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Lone Star common stock. Except as described below under the heading “Potential Dividend Treatment,” this gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Lone Star common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at a tax rate lower than the tax rate applicable to ordinary income. The deductibility of capital losses may be subject to limitations.

Receipt of Cash in Cancellation of Stock Options

A holder of a Lone Star stock option who receives cash in cancellation of such Lone Star stock option will be treated as having received ordinary compensation income in an amount equal to such cash payment.

Potential Dividend Treatment

In some cases, if a U.S. holder of Lone Star common stock actually or constructively owns shares of First Guaranty common stock (other than the First Guaranty common stock received as consideration in connection with the merger), the U.S. holder’s gain, if any, that is recognized as a result of the receipt of cash in lieu of fractional shares or as a result of exercising dissenters’ right could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. holder’s ratable share of First Guaranty’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own tax advisor as to the tax consequences of the foregoing rules in light of its particular circumstances.

Net Investment Income Tax

Certain U.S. holders of Lone Star common stock whose income exceeds certain threshold amounts may be subject to a 3.8% Medicare contribution tax on “net investment income.” Net investment income may include dividends and net gains with respect to the sale, exchange, or other disposition of stock. Accordingly, each U.S. holder should consult his, her, or its own tax advisor as to their own particular tax consequences with respect to the merger consideration to be received in the merger and the net investment income tax.

Backup Withholding

If you are a non-corporate holder of Lone Star common stock you may be subject to information reporting and backup withholding at the applicable rate with respect to any cash payments received in connection with the merger. You will not be subject to backup withholding, however, if you:

●	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the Internal Revenue Service Form W-9 (or a suitable substitute or successor form) and otherwise comply with all the applicable requirements of the backup withholding rules; or
●	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives First Guaranty common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury regulation section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Lone Star common stock surrendered (determined immediately before the merger) by such U.S. holder in the merger, the names and employer identification numbers of First Guaranty and Lone Star and the date of the merger, and (2) to retain permanent records of these facts relating to the merger.

A “significant holder” is any Lone Star shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of Lone Star common stock, or (2) owned Lone Star securities with a tax basis of  $1.0 million or more.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER. IT IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE TAX ADVICE. HOLDERS OF LONE STAR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS, OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. HOLDERS OF LONE STAR COMMON STOCK ARE ALSO URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF POSSIBLE CHANGES IN ANY OF THOSE LAWS AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

LEGAL MATTERS

The validity of the First Guaranty common stock to be issued in the merger will be passed upon for First Guaranty by Pickering & Cotogno LLC, New Orleans, Louisiana. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Guaranty by Bradley Arant Boult Cummings LLP, Dallas, Texas, and for Lone Star by Hunton Andrews Kurth LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of First Guaranty as of December 31, 2021, and for the year then ended, appearing in First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Castaing, Hussey & Lolan, LLC, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of Castaing, Hussey & Lolan, LLC given upon their authority as experts in accounting and auditing.

The consolidated financial statements of First Guaranty as of December 31, 2022, and for the year then ended, appearing in First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of First Guaranty’s internal control over financial reporting as of December 31, 2022, have been audited by Griffith, DeLaney, Hillman & Lett CPA, PSC, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of Griffith, DeLaney, Hillman & Lett CPA, PSC given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Guaranty has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that Lone Star shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about First Guaranty and First Guaranty common stock. The rules and regulations of the SEC allow First Guaranty to omit certain information included in the registration statement from this proxy statement/prospectus.

First Guaranty also files annual, quarterly and current reports, and other information with the SEC. First Guaranty’s SEC filings are available to the public at the SEC’s web site at www.sec.gov.

The SEC allows First Guaranty to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by First Guaranty with the SEC, which means that First Guaranty can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this proxy statement/prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). First Guaranty incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

●	First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 16, 2023;

●	First Guaranty’s Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting, filed on April 15, 2022;

●	First Guaranty’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 9, 2023, January 23, 2023, January 31, 2023, February 1, 2023, February 16, 2023 and February 17, 2023; and

●	The description of First Guaranty’s common stock included as Exhibit 4.3 to its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 16, 2023, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents First Guaranty subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that First Guaranty files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.

You may obtain from First Guaranty a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from First Guaranty or from the SEC as described above. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from First Guaranty at the following address:

First Guaranty Bancshares, Inc.

400 East Hammond Street

Hammond, Louisiana 70401

Telephone: (985) 345-7685

Lone Star is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Lone Star, please send a request in writing or by telephone to Lone Star at the following address:

Lone Star Bank

2600 Gessner Road, Suite 100

Houston, Texas 77063

Attention: Dennis Harrington

Telephone: (713) 358-9400

If you would like to request documents, please do so by [ ], 2023, to receive them before the Lone Star special meeting. If you request any incorporated documents from First Guaranty, then First Guaranty will mail them to you by first-class mail, or another equally prompt means, within one business day after First Guaranty receives your request.

First Guaranty has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to First Guaranty, and Lone Star has supplied all information contained in this proxy statement/prospectus relating to Lone Star.

Neither First Guaranty nor Lone Star has authorized anyone to give any information or make any representation about the merger, the First Guaranty common stock to be received by Lone Star shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among

FIRST GUARANTY BANCSHARES, INC.

FIRST GUARANTY BANK

AND

LONE STAR BANK

Dated as of January 6, 2023

TABLE OF CONTENTS

Article I THE MERGER		A-6

1.01	The Merger	A-6
1.02	Articles, Certificate of Formation and Bylaws; Officers and Directors	A-6
1.03	Effective Time; Closing	A-6
1.04	Reservation of Right to Revise Structure	A-7

Article II MERGER CONSIDERATION; EXCHANGE PROCEDURES		A-7

2.01	Merger Consideration	A-7
2.02	Rights as Shareholders;Stock Transfers	A-8
2.03	Fractional Shares	A-9
2.04	Treatment of Lone Star Options	A-9
2.05	Plan of Reorganization	A-9
2.06	Exchange Procedures	A-10
2.07	Deposit and Delivery of Merger Consideration	A-10
2.08	Rights of Certificate Holders after the Effective Time	A-11
2.09	Anti-Dilution Provisions	A-12

Article III REPRESENTATIONS AND WARRANTIES OF Lone Star		A-12

3.01	Organization and Standing	A-12
3.02	Capital Stock	A-13
3.03	Subsidiaries	A-14
3.04	Corporate Power; Minute Books	A-14
3.05	Corporate Authority	A-15
3.06	Regulatory Approvals; No Defaults	A-15
3.07	Financial Statements; Internal Controls	A-16
3.08	Regulatory Reports	A-17
3.09	Absence of Certain Changes or Events	A-17
3.10	Legal Proceedings	A-18
3.11	Compliance with Laws	A-18
3.12	Lone Star Material Contracts; Defaults	A-19
3.13	Agreements with Regulatory Agencies	A-20
3.14	Brokers; Fairness Opinion	A-20
3.15	Employment Matters; Employee Benefit Plans	A-21
3.16	Labor Matters	A-23
3.17	Environmental Matters	A-24
3.18	Tax Matters	A-24
3.19	Investment Securities	A-25
3.20	Derivative Transactions	A-26
3.21	Regulatory Capitalization	A-26
3.22	Loans; Nonperforming and Classified Assets	A-26
3.23	Allowance for Loan and Lease Losses	A-27
3.24	Trust Business; Administration of Fiduciary Accounts	A-27
3.25	Investment Management and Related Activities	A-28
3.26	Repurchase Agreements	A-28

3.27	Deposit Insurance	A-28
3.28	Transactions with Affiliates	A-28
3.29	Title to Properties and Assets	A-29
3.30	Intellectual Property	A-30
3.31	Insurance	A-30
3.32	Antitakeover Provisions	A-30
3.33	Lone Star Information	A-31
3.34	Information Security	A-31

Article IV REPRESENTATIONS AND WARRANTIES OF FIRST GUARANTY BANCSHARES		A-31

4.01	Organization and Standing	A-31
4.02	Capital Stock	A-32
4.03	Corporate Power	A-32
4.04	Corporate Authority	A-32
4.05	SEC Documents; Financial Statements	A-32
4.06	Regulatory Reports	A-34
4.07	Regulatory Approvals; No Defaults	A-34
4.08	First Guaranty Bancshares Information	A-35
4.09	Absence of Certain Changes or Events	A-35
4.10	Compliance with Laws	A-36
4.11	First Guaranty Bancshares Regulatory Matters	A-36
4.12	Brokers	A-37
4.13	Legal Proceedings	A-37
4.14	Tax Matters	A-37
4.15	Regulatory Capitalization	A-39
4.16	Community Reinvestment Act	A-39

Article V COVENANTS		A-39

5.01	Commercially Reasonable Efforts	A-39
5.02	Conduct of Business of Lone Star	A-40
5.03	Shareholder Approval	A-44
5.04	Covenants of First Guaranty Bancshares	A-45
5.05	Registration Statement; Proxy Statement/Prospectus; Nasdaq Listing	A-46
5.06	Regulatory Filings; Consents	A-47
5.07	Publicity	A-48
5.08	Access; Current Information	A-48
5.09	No Solicitation by Lone Star; Superior Proposals	A-50
5.10	Indemnification	A-53
5.11	Employees; Benefit Plans	A-55
5.12	Notification of Certain Changes	A-56
5.13	Transition; Informational Systems Conversion	A-57
5.14	Termination of Contracts	A-57
5.15	No Control of Other Party’s Business	A-58
5.16	Certain Litigation	A-58
5.17	Board Representation; Director Resignations	A-58
5.18	Establishment of Advisory Board	A-59

5.19	Director Releases	A-59
5.20	Employment Agreements	A-59
5.21	Coordination	A-59
5.22	Confidentiality	A-60
5.23	Section 16 Matters	A-61
5.24	Tax Matters	A-61

Article VI CONDITIONS TO CONSUMMATION OF THE MERGER		A-62

6.01	Conditions to Obligations of the Parties to Effect the Merger	A-62
6.02	Conditions to Obligations of Lone Star	A-63
6.03	Conditions to Obligations of First Guaranty Bancshares	A-65
6.04	Frustration of Closing Conditions	A-66

Article VII TERMINATION		A-67

7.01	Termination	A-67
7.02	Termination Fee	A-68
7.03	Effect of Termination	A-69

Article VIII DEFINITIONS		A-69

8.01	Definitions	A-69

Article IX MISCELLANEOUS		A-81

9.01	Survival	A-81
9.02	Waiver; Amendment	A-81
9.03	Governing Law; Jurisdiction; Waiver of Right to Trial by Jury	A-81
9.04	Waiver of Jury Trial	A-81
9.05	Expenses	A-82
9.06	Notices	A-82
9.07	Entire Understanding; No Third-Party Beneficiaries	A-83
9.08	Severability	A-84
9.09	Enforcement of the Agreement	A-84
9.10	Interpretation	A-84
9.11	Assignment	A-85
9.12	Confidential Supervisory Information	A-85
9.13	Counterparts	A-86

Exhibit A – Form of Lone Star Voting Agreement

Exhibit B – Form of Director Support Agreement

Exhibit C – Form of Agreement and Plan of Merger

Exhibit D – Form of Release Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of January 6, 2023, by and among First Guaranty Bancshares, Inc., a Louisiana business corporation (“First Guaranty Bancshares”), First Guaranty Bank, a Louisiana state bank and wholly-owned Subsidiary of First Guaranty Bancshares (“First Guaranty Bank”), and Lone Star Bank, a Texas banking association (“Lone Star”).

W I T N E S S E T H

WHEREAS, First Guaranty Bancshares owns all of the issued and outstanding shares of capital stock of First Guaranty Bank;

WHEREAS, Lone Star is a Texas banking association with its main office in Houston, Texas that First Guaranty Bancshares desires merge with and into First Guaranty Bank;

WHEREAS, First Guaranty Bancshares desires to acquire all of the issued and outstanding shares of Lone Star Common Stock in exchange solely for shares of First Guaranty Bancshares Common Stock through the merger (the “Merger”) of First Guaranty Bank with and into Lone Star, with First Guaranty Bank surviving such Merger;

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the Merger and related transactions provided for in this Agreement;

WHEREAS, as an inducement to First Guaranty Bancshares to enter into this Agreement, each director of Lone Star has entered into a voting agreement (each a “Lone Star Voting Agreement” and collectively, the “Lone Star Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with First Guaranty Bancshares, pursuant to which each such director has agreed, among other things, to vote all shares of Lone Star Common Stock owned by such director in favor of the approval of this Agreement, the Merger Agreement (as defined herein) and the transactions contemplated hereby and thereby;

WHEREAS, as a further inducement to First Guaranty Bancshares’ willingness to enter into this Agreement, each director of Lone Star who is not also an employee of Lone Star has entered into a director support agreement (each a “Lone Star Director Support Agreement” and collectively, the “Lone Star Director Support Agreements”), substantially in the form attached hereto as Exhibit B, containing non-solicitation and non-competition obligations;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes it is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, and 361 of the Code (and any comparable provision of state or local law) for federal income tax purposes (and applicable state and local income tax purposes).

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
THE MERGER

1.01	The Merger.

Subject to the terms and conditions of this Agreement and, to the extent applicable, a separate agreement and plan of merger by and between First Guaranty Bank and Lone Star (the “Merger Agreement”), in accordance with the Louisiana Business Corporation Act (the “LBCA”), the Texas Business Organizations Code (“TBOC”), the Texas Finance Code (“TFC”), at the Effective Time, Lone Star shall merge with and into First Guaranty Bank pursuant to the terms of this Agreement. First Guaranty Bank shall be the Surviving Bank in the Merger and shall continue its existence as a corporation under the laws of the State of Louisiana. As of the Effective Time, the separate corporate existence of Lone Star shall cease.

1.02	Articles, Certificate of Formation and Bylaws; Officers and Directors.

(a)         At the Effective Time, the articles of incorporation of First Guaranty Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank until thereafter amended in accordance with applicable Law. The bylaws of First Guaranty Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable Law and the terms of such bylaws;

(b)         The directors of First Guaranty Bank in office immediately prior to the Effective Time shall serve as the directors of the Surviving Bank in accordance with the bylaws of First Guaranty Bank except as provided in Section 5.17 hereof; and

(c)         The officers of First Guaranty Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Bank in accordance with the bylaws of First Guaranty Bank.

1.03	Effective Time; Closing.

(a)         Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective on the date and at the time (the “Effective Time”) specified in the certificate of merger issued by the OFI (the “Certificate of Merger”). Unless otherwise mutually agreed by the Parties, the Effective Time will occur on a date to be determined by First Guaranty in consultation with Lone Star within thirty-five (35) days of the date that all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b)         The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day immediately preceding the Effective Time (such date, the “Closing Date”) by electronic means or at the offices of Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to First Guaranty Bancshares and Lone Star the certificates and other documents required to be delivered under Article VI.

1.04	Reservation of Right to Revise Structure.

First Guaranty Bancshares may at any time and without the approval of Lone Star, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary or advantageous; provided, however, that no such change shall (i) alter the nature or reduce the amount of the consideration to be issued to Lone Star’s Holders as Merger Consideration or amounts paid to holders of Lone Star Options as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the Intended Tax Treatment, or (iv) require submission to or approval of Lone Star’s Holders after this Agreement and the Merger Agreement set forth in this Agreement has been approved by Lone Star’s Holders. In the event that First Guaranty Bancshares elects to make such a change, the parties agree to cooperate to execute appropriate documents to reflect the change.

Article II
MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.01	Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any Holder:

(a)        Each share of First Guaranty Bancshares Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)        Each share of Lone Star Common Stock (excluding Dissenting Shares and Lone Star Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive the Per-Share Merger Consideration.

(c)        Reserved.

(d)        Each share of Lone Star Common Stock owned directly by First Guaranty Bancshares, Lone Star, or any of their respective Affiliates or Subsidiaries (excluding shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time (the “Lone Star Cancelled Shares”) shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(e)         Notwithstanding anything in this Agreement to the contrary, all shares of Lone Star Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Holder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Chapter 10, Subchapter H of the TBOC, shall not be converted into or be exchangeable for the right to receive the Per-Share Merger Consideration (the “Dissenting Shares”), but instead the Holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such Holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the TBOC and this Section 2.01(e)), unless and until such Dissenting Shareholder shall have failed to perfect such Holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of Lone Star Common Stock under the applicable provisions of the TBOC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per-Share Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. Lone Star shall give First Guaranty Bancshares (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Lone Star Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by Lone Star relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. Lone Star shall not, except with the prior written consent of First Guaranty Bancshares, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of Lone Star Common Stock for which dissenters’ rights have been perfected shall be returned to First Guaranty Bancshares upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s pro rata portion of the Merger Consideration, such excess amount shall not reduce the Per-Share Merger Consideration paid to other Holders.

2.02	Rights as Shareholders; Stock Transfers.

At the Effective Time, all shares of Lone Star Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Lone Star Common Stock the Per-Share Merger Consideration, any cash in lieu of fractional shares of First Guaranty Bancshares Common Stock in accordance with this Article II, and any dividends or distributions to which such Holder is entitled pursuant to this Article II. At the Effective Time, Holders of Lone Star Common Stock shall cease to be, and shall have no rights as, Holders of Lone Star, other than the right to receive the Per-Share Merger Consideration, cash in lieu of fractional shares of First Guaranty Bancshares Common Stock as provided under this Article II, and any dividends or distributions to which such Holder is entitled pursuant to this Article II. At the Effective Time, the stock transfer books of Lone Star shall be closed, and there shall be no registration of transfers on the stock transfer books of Lone Star of shares of Lone Star Common Stock.

2.03	Fractional Shares.

Notwithstanding any other provision hereof, no fractional shares of First Guaranty Bancshares Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, First Guaranty Bancshares shall pay or cause to be paid to each Holder of a fractional share of First Guaranty Bancshares Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Guaranty Bancshares Common Stock to which such Holder would otherwise be entitled by the Lone Star Per-Share Amount.

2.04	Treatment of Lone Star Options.

The board of directors of Lone Star shall set a date (which date will be at least two (2) business days before the Calculation Date) (the “Lone Star Option Exercise Deadline”) before which each option to acquire shares of Lone Star Common Stock issued pursuant to a Lone Star Stock Plan and each underlying award agreement (a “Lone Star Option”) may be exercised by the holder thereof in accordance with its terms. After the Lone Star Option Exercise Deadline and at least five (5) Business Days prior to the Effective Time, all unexercised Lone Star Options, whether vested or unvested, will be cancelled by Lone Star and will, in accordance with the terms of this Agreement and the terms of the respective Lone Star Stock Plan, be converted into the right of the holder of such Lone Star Option to receive an amount in cash equal to the difference between (i) the Lone Star Per-Share Amount, and (ii) the exercise price of the Lone Star Option (such amount the “Lone Star Per-Option Value”). Lone Star will pay each applicable holder of a Lone Star Option a cash payment equal to the holder’s Lone Star Per-Option Value prior to the Effective Time.

2.05	Plan of Reorganization.

It is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to be, and is hereby, adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state or local law) for federal income tax purposes (and applicable state and local income tax purposes). This Agreement shall be interpreted consistent with that intent. The Parties shall prepare and file all Tax Returns in accordance with the Intended Tax Treatment, and neither Party shall take any action (or permit any of their Affiliates to take any action), or fail to take any action (or permit any of their Affiliates to fail to take any action), that is inconsistent with or that would reasonably be expected to adversely affect the Intended Tax Treatment, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

2.06	Exchange Procedures.

Prior to the Effective Time, First Guaranty Bancshares shall appoint the Exchange Agent for the payment and exchange of the Merger Consideration. No later than ten (10) days prior to the Closing Date, First Guaranty Bancshares shall cause the Exchange Agent to mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Per-Share Merger Consideration (plus any cash in lieu of fractional shares and any dividends or distributions to which such Holder is entitled pursuant to this Article II) as provided for in this Agreement (the “Letter of Transmittal”).

2.07	Deposit and Delivery of Merger Consideration.

(a)         At or before the Effective Time, First Guaranty Bancshares shall deposit with the Exchange Agent, for the benefit of the Holders, evidence of shares in book entry form representing the number of shares of First Guaranty Bancshares Common Stock sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.03, and, if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”). Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or First Guaranty Bancshares, such Holder will be entitled to receive the Per-Share Merger Consideration, to be issued in book entry form, and any cash in lieu of fractional shares described in Section 2.03. The Exchange Agent will cancel or cause to be cancelled the Certificates or Book-Entry Shares surrendered in accordance with this Section 2.07 and will deliver or cause to be delivered the cancelled Certificates, and evidence of cancellation of Book-Entry Shares, to First Guaranty Bancshares. The Exchange Agent or First Guaranty Bancshares, as the case may be, shall not be obligated to deliver the Per-Share Merger Consideration or cash in lieu of any fractional share to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Lone Star Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by First Guaranty Bancshares or the Exchange Agent.

(b)         Any portion of the Exchange Fund that remains unclaimed by the Holder for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to First Guaranty Bancshares. Any Holders who have not theretofore complied with this Section 2.07 shall thereafter look only to First Guaranty Bancshares for the Per-Share Merger Consideration, any cash in lieu of fractional shares of Lone Star Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of Lone Star Common Stock such Holder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. First Guaranty Bancshares and the Exchange Agent shall be entitled to rely upon the stock transfer books of Lone Star to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Lone Star Common Stock represented by any Certificate or Book-Entry Share, First Guaranty Bancshares and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Per-Share Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute and will thereafter be relieved with respect to any claims thereto.

(c)         First Guaranty Bancshares or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as First Guaranty Bancshares is required to deduct and withhold under applicable Law. Notwithstanding the foregoing, First Guaranty Bancshares or the Exchange Agent, as the case may be, shall provide to Lone Star, for the benefit of the holders of Lone Star Common Stock and Lone Star Options, with at least five days’ written notice of its intention to make such deduction or withholding (with supporting explanation and basis for such deduction or withholding), and shall reasonably cooperate with Lone Star to obtain any available reduction of, or relief from, such deduction or withholding from the applicable Government Authority. Any amounts so deducted and withheld shall be promptly remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by First Guaranty Bancshares or the Exchange Agent, as applicable.

2.08	Rights of Certificate Holders after the Effective Time.

(a)         All shares of First Guaranty Bancshares Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by First Guaranty Bancshares in respect of the First Guaranty Bancshares Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of First Guaranty Bancshares Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the First Guaranty Bancshares Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of First Guaranty Bancshares Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of First Guaranty Bancshares Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of First Guaranty Bancshares Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(b)         In the event of a transfer of ownership of a Certificate representing Lone Star Common Stock that is not registered in the stock transfer records of Lone Star, the proper amount of cash and/or shares of First Guaranty Bancshares Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Lone Star Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of First Guaranty Bancshares that the Tax has been paid or is not applicable.

2.09	Anti-Dilution Provisions.

If the number of shares of First Guaranty Bancshares Common Stock or Lone Star Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock; provided, however, for the avoidance of doubt, both parties acknowledge and agree that the increase in shares of Lone Star Common Stock issued and outstanding through the exercise of Lone Star Options shall not be considered such an event, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Per-Share Merger Consideration to give Holders of Lone Star Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Article III
REPRESENTATIONS AND WARRANTIES OF Lone Star

Except as set forth in the disclosure schedule delivered by Lone Star to First Guaranty Bancshares prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “Lone Star Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Lone Star Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Lone Star that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Lone Star and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Lone Star hereby represents and warrants to First Guaranty Bancshares as follows:

3.01	Organization and Standing.

Lone Star is a Texas state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Texas. Lone Star has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. Lone Star is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to Lone Star. Lone Star is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

3.02	Capital Stock.

(a)         The authorized capital stock of Lone Star consists of 8,000,000 shares of Lone Star Common Stock and 1,000,000 shares of Lone Star Preferred Stock. As of the date of this Agreement (the “Lone Star Capitalization Date”), there were 3,325,420 shares of Lone Star Common Stock issued and outstanding and no shares of Lone Star Preferred Stock issued and outstanding. As of the Lone Star Capitalization Date, there were 438,832 Lone Star Options to acquire shares of Lone Star Common Stock outstanding.

(b)        Lone Star Disclosure Schedule Section 3.02(b) sets forth, as of the Lone Star Capitalization Date, the name and address, as reflected on the books and records of Lone Star, of each Holder, and the number of shares of Lone Star Common Stock held by each such Holder. The issued and outstanding shares of Lone Star Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Holder. All shares of Lone Star’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(c)         Lone Star Disclosure Schedule Section 3.02(c) sets forth, as of the Lone Star Capitalization Date, for each grant or award of Lone Star Options or other outstanding Rights of Lone Star, the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of Lone Star Common Stock, or any other security of Lone Star, subject to such award, and (vi) number of shares subject to such award that are exercisable or have vested as of the Lone Star Capitalization Date. Each outstanding Lone Star Right complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in Lone Star’s Tax Returns. Each grant of Lone Star Options or other outstanding Lone Star Rights was appropriately authorized by the board of directors of Lone Star or the compensation committee thereof, was made in accordance with the terms of the Lone Star Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of Lone Star or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Lone Star is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Lone Star or obligating Lone Star to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Lone Star, except as set forth in Section 3.02(a) and other than those listed in Lone Star Disclosure Schedule Section 3.02(c) or Lone Star Disclosure Schedule Section 3.02(d). There are no obligations, contingent or otherwise, of Lone Star to repurchase, redeem or otherwise acquire any shares of Lone Star Common Stock or capital stock or any other securities of Lone Star or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Except for the Lone Star Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Lone Star’s capital stock and there are no agreements or arrangements under which Lone Star is obligated to register the sale of any of its securities under the Securities Act.

(d)         No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Lone Star may vote are issued or outstanding. Set forth on Lone Star Disclosure Schedule Section 3.02(d) is a true, correct, and complete list of all trust preferred or subordinated debt securities of Lone Star that are issued and outstanding as of the date of this Agreement, including, with respect to each such security, the outstanding principal and interest as of June 30, 2022, maturity date, call date (if not currently callable), current interest rate and date of the next adjustment of interest rate (if any). As of the date of this Agreement, neither Lone Star nor any Affiliate of Lone Star is deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by Lone Star or any of its Affiliates. Lone Star has administered all such debt securities in accordance with the terms thereof. Lone Star has made available true and correct copies of the forms of note or other evidence of indebtedness related to such debt securities.

(e)         There are no agreements to which Lone Star is a party that provide Holders of Lone Star Common Stock with rights as Holders of Lone Star Common Stock that are in addition to those provided by Lone Star’s Constituent Documents, or by applicable Law.

3.03	Subsidiaries.

(a)         Lone Star does not have any Subsidiaries nor own any equity interests in any other Person.

(b)         Except as set forth on Lone Star Disclosure Schedule Section 3.03(b), Lone Star does not own any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Except as set forth on Lone Star Disclosure Schedule Section 3.03(b), Lone Star does not beneficially own, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

3.04	Corporate Power; Minute Books.

(a)         Lone Star has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Lone Star Shareholder Approval.

(b)         Lone Star has made available to First Guaranty a complete and correct copy of its Constituent Documents. Lone Star is not in violation of any of the terms of its Constituent Documents. The minute books of Lone Star contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Lone Star contain complete and accurate records of the ownership of the equity securities of Lone Star.

3.05	Corporate Authority.

Subject only to the receipt of the Requisite Lone Star Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Lone Star and the board of directors of Lone Star on or prior to the date hereof. The board of directors of Lone Star has directed that this Agreement be submitted to Lone Star’s Holders for approval at a meeting of the Holders and, except for the receipt of the Requisite Lone Star Shareholder Approval in accordance with the TBOC and Lone Star’s Constituent Documents, no other vote or action of the Holders of Lone Star is required by Law, its Constituent Documents or otherwise to approve this Agreement and the transactions contemplated hereby. Lone Star has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by First Guaranty Bancshares, this Agreement is a valid and legally binding obligation of Lone Star, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”)).

3.06	Regulatory Approvals; No Defaults.

(a)         No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Lone Star in connection with the execution, delivery or performance by Lone Star of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the TDB, the OFI and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing by First Guaranty Bancshares with the SEC of the Proxy Statement/Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the issuance of the Certificate of Merger contemplated by Section 1.03(a) and the filing of documents with the TDB, the Secretary of State of the States of Louisiana and Texas or other applicable Governmental Authorities to cause the Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Guaranty Bancshares Common Stock pursuant to this Agreement (the “First Guaranty Bancshares Common Stock Issuance”) and approval of listing of such First Guaranty Bancshares Common Stock on Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite Lone Star Shareholder Approval and as set forth on Lone Star Disclosure Schedule Section 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Lone Star do not and will not (1) constitute a breach or violation of, or a default under, the Constituent Documents of Lone Star, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Lone Star, or any of its properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a Material Adverse Effect on Lone Star or would reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Lone Star or to which Lone Star, or its properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a Material Adverse Effect on Lone Star or result in a material financial penalty.

(b)         As of the date hereof, Lone Star has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

3.07	Financial Statements; Internal Controls.

(a)         Lone Star has previously delivered or made available to First Guaranty Bancshares copies of Lone Star’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2021, 2020 and 2019, accompanied by the unqualified audit reports of Lone Star’s independent registered accountants (collectively the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements as of and for the nine (9) months ended September 30, 2022 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Lone Star as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to (i) the absence of consolidated statements of changes in stockholders’ equity, consolidated statements of comprehensive income (loss), and consolidated statements of cash flow, (ii) normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Lone Star), and (iii) the absence of notes and schedules as permitted by GAAP (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise are required by GAAP to be included in the consolidated financial statements of Lone Star. Lone Star has no liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for those which are reflected or reserved against in the Financial Statements and those which have been incurred in the Ordinary Course of Business since December 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(b)         The records, systems, controls, data and information of Lone Star is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Lone Star or accountants (including all means of access thereto and therefrom). Lone Star has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Lone Star has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of Lone Star (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Lone Star’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Lone Star’s internal control over financial reporting.

(c)         Since January 1, 2020, Lone Star has not, nor, to Lone Star’s Knowledge, has any director, officer, employee, auditor, accountant or representative of Lone Star has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Lone Star or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Lone Star has engaged in questionable accounting or auditing practices.

3.08	Regulatory Reports.

Since January 1, 2020, Lone Star has timely filed with the FRB, the FDIC, the TDB, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Lone Star that it has initiated any proceeding or, to the Knowledge of Lone Star, threatened an investigation into the business or operations of Lone Star since January 1, 2020. Lone Star has not received any unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Lone Star.

3.09	Absence of Certain Changes or Events.

Except as set forth in Lone Star Disclosure Schedule Section 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2021, (a) Lone Star has carried on their respective businesses in all material respects in the Ordinary Course of Business (except with respect to any COVID-19 Measures), and (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Lone Star.

3.10	Legal Proceedings.

(a)         Except as set forth in Lone Star Disclosure Schedule Section 3.10, there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of Lone Star, threatened against Lone Star or any of its current or former directors or executive officers in their capacities as such, or to which Lone Star or any of its current or former director or executive officer, in their capacities as such, is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)         There is no material injunction, order, judgment or decree or regulatory restriction imposed upon Lone Star, or the assets of Lone Star (or that, upon consummation of the Merger would apply to the Surviving Bank or any of its Subsidiaries or affiliates), and Lone Star has not been advised of the threat of any such action, other than any such injunction, order, judgment or decree that is generally applicable to all Persons in businesses similar to that of Lone Star.

3.11	Compliance with Laws.

(a)         Lone Star is, and has been since January 1, 2020, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the Gramm-Leach-Bliley Act of 1999, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2020, Lone Star has not been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. The board of directors of Lone Star has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(b)         Lone Star is not a party to any agreement with any individual or group regarding Community Reinvestment Act matters and has no Knowledge that any facts or circumstances exist which would cause Lone Star to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory.”

(c)         Lone Star has all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Lone Star’s Knowledge, no suspension or cancellation of any of them is threatened.

(d)         Lone Star has not received, since January 1, 2020, written or, to Lone Star’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.

3.12	Lone Star Material Contracts; Defaults.

(a)         Other than the Lone Star Benefit Plans, Lone Star is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of Lone Star to indemnification from Lone Star other than as provided in the Constituent Documents of Lone Star; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Lone Star; (iii) (A) related to the borrowing by Lone Star of money other than those entered into in the Ordinary Course of Business and (B) any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resale agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments in excess of $60,000 to be made by Lone Star upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to the disposition or acquisition of material assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $60,000 per annum; (x) with an annual payment in excess of $60,000 which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts in any material respect the conduct of any line of business by Lone Star or any of its Affiliates or upon consummation of the Merger will restrict in any material respect the ability of the Surviving Bank or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit in any material respect the ability of Lone Star (or, following consummation of the transactions contemplated hereby, First Guaranty Bancshares or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which Lone Star may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is a “Lone Star Material Contract.” Lone Star has listed in Lone Star Disclosure Schedule Section 3.12(a) all Lone Star Material Contracts, and Lone Star has previously made available to First Guaranty Bancshares true, complete and correct copies of each such Lone Star Material Contract, including any and all amendments and modifications thereto.

(b)         Each Lone Star Material Contract is valid and binding on Lone Star and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that Lone Star hereby represents and warrants that, to its Knowledge, each Lone Star Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to Lone Star; and Lone Star is not in default under any Lone Star Material Contract to which it is a party, and, to Lone Star’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(c)         Lone Star Disclosure Schedule Section 3.12(c) sets forth a true and complete list of all Lone Star Material Contracts pursuant to which consents, waivers or notices are required to be given thereunder, in each case, prior to the performance by Lone Star of this Agreement and the consummation of the Merger, and the other transactions contemplated hereby and thereby.

3.13	Agreements with Regulatory Agencies.

Lone Star is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “Lone Star Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of Lone Star’s business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Lone Star been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any Lone Star Regulatory Agreement. To Lone Star’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Lone Star except as related to routine regulatory exams in the Ordinary Course of Business.

3.14	Brokers; Fairness Opinion.

Neither Lone Star nor any of its officers or directors have employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Lone Star has engaged, and will pay a fee or commission to Performance Trust Capital Partners, LLC (“Lone Star Financial Advisor”), in accordance with the terms of a letter agreement between Lone Star Financial Advisor and Lone Star, a true, complete and correct copy of which has been previously delivered by Lone Star to First Guaranty Bancshares. Lone Star has received the opinion of the Lone Star Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to First Guaranty Bancshares for informational purposes only and solely on a non-reliance basis) to the effect that, as of the date thereof and based upon and subject to the qualifications and assumptions set forth therein, the Per-Share Merger Consideration is fair, from a financial point of view, to the Holders of shares of Lone Star Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.15	Employment Matters; Employee Benefit Plans.

(a)         Lone Star currently has no employees on its payroll. Instead, Lone Star is a party to the Customer Service Agreement by and between G&A Outsourcing III, LLC and Lone Star dated July 1, 2019 (the “PEO Agreement”), pursuant to which Lone Star and G&A Outsourcing III, LLC co-employ the employees providing services to Lone Star (such being the “PEO Employees”). Lone Star Disclosure Schedule Section 3.15(a) contains a table provided by G&A Outsourcing III, LLC that sets forth with respect to each PEO Employee (i) his or her employee identification number, (ii) his or her employment status, (iii) his or her hourly wage rate, (iv) his or her annual pay rate, and (v) if applicable, estimated yearly wages for part-time PEO Employees.

(b)         Lone Star Disclosure Schedule Section 3.15(b) sets forth a true and complete list of each Lone Star Benefit Plan. For purposes of this Agreement, “Lone Star Benefit Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, including all benefit and compensation plans, employment agreements, contracts, policies or arrangements (i) covering current or former employees of Lone Star (such current and former employees collectively, the “Lone Star Employees”), (ii) covering current or former directors of Lone Star, or (iii) with respect to which Lone Star, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability; provided, however, that the term Lone Star Benefit Plans shall not include any of the foregoing provided through G&A Outsourcing III, LLC for the benefit of PEO Employees.

(c)         With respect to each Lone Star Benefit Plan, Lone Star has provided or made available to First Guaranty Bancshares true and complete copies of such Lone Star Benefit Plan and all amendments thereto (or a written summary of such Lone Star Benefit Plan where no plan document exists), any trust instruments and insurance contracts forming a part of any Lone Star Benefit Plans and all amendments thereto, the most current summary plan descriptions and summaries of material modifications, IRS Form 5500, including applicable schedules and reports required to be filed therewith (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, or advisory letters with respect thereto, and any correspondence from any Governmental Authority. In addition, with respect to the Lone Star Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and material communications (e.g. award agreements, summary of benefits and coverage, employee and participant annual QDIA notice, safe harbor notice, and fee disclosures notices under 29 CFR 2550.404a-5), and coverage and nondiscrimination testing data and results (e.g. under Code Sections 105(h), 125, 129, 410, 401(k), and 401(m), as applicable), have been provided or made available to First Guaranty Bancshares.

(d)         All Lone Star Benefit Plans comply in all material respects in form and operation with all applicable Laws, including ERISA and the Code. All Lone Star Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to Lone Star’s Knowledge, threatened litigation or regulatory action relating to any Lone Star Benefit Plan. There are no audits, inquiries, investigations, or proceedings pending or, to Lone Star’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any Lone Star Benefit Plan. Neither Lone Star nor any administrator or fiduciary of any Lone Star Benefit Plan (or any agent of any of the foregoing) that is an employee of Lone Star has engaged in any transaction or acted or failed to act in any manner with respect to any Lone Star Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Lone Star Benefit Plans has been made to Lone Star Employees that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(e)         Neither Lone Star nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Lone Star nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Lone Star has not contributed to (or been obligated to contribute to) a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither Lone Star nor any ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA. Lone Star has never sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(f)         All contributions required to be made with respect to all Lone Star Benefit Plans have been timely made or accrued on Lone Star’s financial statements.

(g)         Except as set forth in Lone Star Disclosure Schedule Section 3.15(g), no Lone Star Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any Lone Star Employee, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.

(h)         All Lone Star Benefit Plans that are group health plans have been operated in all material respects in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred or no such liabilities are expected to be assessed.

(i)          Except as otherwise provided for in this Agreement or as set forth in Lone Star Disclosure Schedule Section 3.15(i), neither the execution of this Agreement, Holder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any Lone Star Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any Lone Star Employee to severance pay or any increase in severance pay, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable under any of the Lone Star Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the Lone Star Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of Lone Star or, after the consummation of the transactions contemplated hereby, First Guaranty Bancshares or any of its Subsidiaries, to merge, amend or terminate any of the Lone Star Benefit Plans.

(j)          Each Lone Star Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, complies in all material respects with Section 409A of the Code. Lone Star (x) has no obligation to reimburse or indemnify any participant in a Lone Star Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (y) except as set forth in Lone Star Disclosure Schedule Section 3.15(k), has not been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(k)         No Lone Star Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and Lone Star has no obligation to reimburse or indemnify any party for such Taxes.

(l)          Lone Star has made available to First Guaranty Bancshares copies of any Code Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.

3.16	Labor Matters.

Lone Star is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Lone Star’s Knowledge, threatened, asserting that Lone Star has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Lone Star to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against Lone Star pending or, to Lone Star’s Knowledge, threatened, nor to Lone Star’s Knowledge is there any activity involving Lone Star Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To Lone Star’s Knowledge, Lone Star have correctly classified all individuals who directly or indirectly perform services for Lone Star for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To Lone Star’s Knowledge, no officer or, to the extent related to their service to Lone Star, former officer of Lone Star is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant. Lone Star is, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of Lone Star, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).

3.17	Environmental Matters.

Lone Star (a) has been and is in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining and complying with all material permits required under Environmental Laws for the operation of its business, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of Lone Star, threatened against Lone Star or any real property or facility presently owned, operated or leased by Lone Star or any predecessor (including in a fiduciary or agency capacity), (c) Lone Star has not received any written notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of Lone Star, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by Lone Star or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in a material liability to Lone Star relating to or arising under any Environmental Laws, and (e) to the Knowledge of Lone Star, there are no underground storage tanks on, in or under any property currently owned, operated or leased by Lone Star. Lone Star has made available to First Guaranty Bancshares all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Substances, reports and other material environmental documents related to any immovable property owned by Lone Star, including non-residential other real estate, and any immovable property formerly owned or operated by Lone Star or its predecessors.

3.18	Tax Matters.

(a)         Lone Star has duly and timely filed (considering all applicable extensions) all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Lone Star (whether or not shown on any Tax Return) have been fully and timely paid. Lone Star is not currently the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course of Business). Within the past six (6) years, Lone Star has not received written notice of any claim by any Governmental Authority in a jurisdiction where Lone Star does not file Tax Returns that it is or may be subject to a material amount of Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Lone Star.

(b)         Lone Star has collected or withheld and paid over to the appropriate Governmental Authority all material amounts of Taxes required to have been collected or withheld and paid over by it, and have complied in all material respects with all related information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.

(c)         No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing, in each case, with respect to a material amount of Taxes of Lone Star. Lone Star has not received from any foreign, federal, state or local taxing authority (including jurisdictions where Lone Star has not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any material amount of Taxes or (ii) written notice of deficiency or proposed adjustment for a material amount of Tax proposed, asserted or assessed by any taxing authority against Lone Star which, in either case (i) or (ii), has not been fully paid or settled. There are no written agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any material Tax or deficiency against Lone Star, and Lone Star has not waived or extended the applicable statute of limitations for the assessment or collection of any material amount Taxes, which waiver or extension is still in effect.

(d)         Lone Star has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Lone Star (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Lone Star), or (ii) has no liability for the Taxes of any Person (other than Lone Star) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise pursuant to Law.

(e)         Since January 1, 2020, Lone Star has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(f)         Lone Star has not participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.

(g)         Lone Star does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(h)         Lone Star has not taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

3.19	Investment Securities.

Lone Star has good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the Financial Statements and except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Lone Star. Such securities and commodities are valued on the books of Lone Star in accordance with GAAP in all material respects. Lone Star employs investment, securities, commodities, risk management, and other similar polices, practices and procedures, and since January 1, 2020, Lone Star has complied with such policies, practices and procedures in all material respects.

3.20	Derivative Transactions.

Except as set forth in Lone Star Disclosure Schedule Section 3.20, Lone Star has not entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Lone Star or for the account of a customer of Lone Star.

3.21	Regulatory Capitalization.

Lone Star is “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

3.22	Loans; Nonperforming and Classified Assets.

(a)         Lone Star Disclosure Schedule Section 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Lone Star is a creditor which, as of September 30, 2022, was over sixty (60) days or more delinquent in payment of principal or interest. Set forth in Lone Star Disclosure Schedule Section 3.22(a) is a true, correct and complete list of (A) all of the Loans of Lone Star that, as of September 30, 2022, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Lone Star or the TDB, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan that, as of September 30, 2022, was classified by Lone Star as a Troubled Debt Restructuring as defined by GAAP.

(b)         Lone Star Disclosure Schedule Section 3.22(b) identifies each asset of Lone Star that as of September 30, 2022, was classified as other real estate owned (“OREO”) and the book value thereof as of September 30, 2022 as well as any assets classified as OREO between December 31, 2021 and September 30, 2022 and any sales of OREO between December 31, 2021 and September 30, 2022, reflecting any gain or loss with respect to any OREO sold.

(c)         Each Loan held in Lone Star’s loan portfolio (each a “Lone Star Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii)  is a legal, valid and binding obligation of Lone Star and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.

(d)        All currently outstanding Lone Star Loans were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of Law, and the notes or other credit or security documents with respect to each such outstanding Lone Star Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Lone Star Loans that are not reflected in the written records of Lone Star, as applicable. All such Lone Star Loans are owned by Lone Star free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas. No claims of defense as to the enforcement of any Lone Star Loan have been asserted in writing against Lone Star for which there is a reasonable possibility of a material adverse determination, and Lone Star has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Lone Star. Other than participation loans purchased by Lone Star from third parties that are described on Lone Star Disclosure Schedule Section 3.22(d), as of September 30, 2022 no Lone Star Loans were serviced by third parties and there was no obligation which could result in any Lone Star Loan becoming subject to any third-party servicing.

(e)         Except as set forth on Lone Star Disclosure Schedule Section 3.22(e), Lone Star is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Lone Star to repurchase from any such Person any Loan or other asset of Lone Star, unless there is a material breach of a representation or covenant by Lone Star, and none of the agreements pursuant to which Lone Star has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)          Lone Star is not now nor has it ever been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)         Lone Star Disclosure Schedule Section 3.22(g) sets forth a list of each loan, exclusion, accommodation, forgiveness or other item to which Lone Star has agreed (or requested) pursuant to any COVID-19 Measures, including any “Paycheck Protection Program” loan or other United States Small Business Administration loan, any Paycheck Protection Program Liquidity Facility loan, and any Main Street Lending Program loan.

3.23	Allowance for Loan and Lease Losses.

Lone Star’s allowance for loan and lease losses (“ALLL”) as reflected in the latest balance sheet included in the Financial Statements was, in the opinion of management, as of the date thereof, in compliance in all material respects with Lone Star’s existing methodology for determining the adequacy of its ALLL as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

3.24	Trust Business; Administration of Fiduciary Accounts.

Lone Star has not offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

3.25	Investment Management and Related Activities.

Lone Star nor any of its respective directors, officers or employees, in each of their respective capacities as a director, officer, or employee of Lone Star, is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

3.26	Repurchase Agreements.

With respect to all agreements pursuant to which Lone Star has purchased securities subject to an agreement to resell, if any, Lone Star, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.27	Deposit Insurance.

The deposits of Lone Star are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Lone Star has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Lone Star’s Knowledge, threatened.

3.28	Transactions with Affiliates.

As of June 30, 2022 and as of the date hereof, otherwise, except as set forth in Lone Star Disclosure Schedule Section 3.28, there are no outstanding amounts payable to or receivable from, or advances by Lone Star to, and Lone Star is not otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater Holder, to the Knowledge of Lone Star, to any of its Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with Lone Star and other than deposits held by Lone Star in the Ordinary Course of Business, or (b) any other Affiliate of Lone Star. As of June 30, 2022, and as of the date hereof, otherwise, except as set forth in Lone Star Disclosure Schedule Section 3.28, Lone Star is not a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates, other than such person’s employment or service as a director with Lone Star and excluding any deposit relationship. All agreements between Lone Star and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

3.29	Title to Properties and Assets.

(a)         Lone Star Disclosure Schedule Section 3.29(a) sets forth a true, correct and complete list of all real property owned by Lone Star. Except as set forth in Lone Star Disclosure Schedule Section 3.29(a), Lone Star has good and marketable title to all of the real property owned by Lone Star, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to Lone Star’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Lone Star owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain.

(b)         Lone Star Disclosure Schedule Section 3.29(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Lone Star uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and Lone Star has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To Lone Star’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by Lone Star of, or default by Lone Star in, the performance of any covenant, agreement or condition contained in any Lease. To Lone Star’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Lone Star has paid all rents and other charges to the extent due under the Leases and are in possession of the properties purported to be leased thereunder. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Lone Star Disclosure Schedule Section 3.29(b), have been furnished or made available to First Guaranty Bancshares.

(c)         Lone Star has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property and other assets (tangible or intangible) used, operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent, and other similar Liens that do not materially affect the value or use of the assets subject thereto or affected thereby or otherwise materially impair the use or operation of such property.

(d)         All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the real property owned by Lone Star or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Lone Star.

3.30	Intellectual Property.

Lone Star Disclosure Schedule Section 3.30 sets forth a true, complete and correct list of all Intellectual Property owned by Lone Star. Lone Star owns or has a valid license to use all Lone Star Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates or pursuant to a Lone Star Material Contract). The Lone Star Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Lone Star as currently conducted. The Lone Star Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and Lone Star has received no notice challenging the validity or enforceability of Lone Star Intellectual Property. Lone Star is not, nor will it be as a result of the execution and delivery of this Agreement or the performance by Lone Star of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Lone Star is a party and pursuant to which Lone Star is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and Lone Star has received no notice challenging Lone Star’s license or legally enforceable right to use any such third-party intellectual property rights. Except as required by Section 5.14 this Agreement, the consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of the Surviving Bank or any of its Subsidiaries to own or use any of the Lone Star Intellectual Property.

3.31	Insurance.

(a)          (i) Lone Star is insured against such risks and in such amounts as the management of Lone Star reasonably has determined to be prudent and consistent with industry practice, and Lone Star is in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (ii) each such policy, which is set forth on Lone Star Disclosure Schedule Section 3.31(a), is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Lone Star, Lone Star is the sole beneficiary of such policies, (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (iv) there is no claim for coverage by Lone Star pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (v) Lone Star has not received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

(b)         Lone Star owns no bank owned life insurance.

3.32	Antitakeover Provisions.

No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

3.33	Lone Star Information.

The information relating to Lone Star that is provided by or on behalf of Lone Star for inclusion in the Proxy Statement/Prospectus and the Registration Statement will not (with respect to the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to Lone Star’s Holders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.34	Information Security.

Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lone Star, to the Knowledge of Lone Star, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Lone Star.

Article IV
REPRESENTATIONS AND WARRANTIES OF FIRST GUARANTY BANCSHARES

Except as set forth (a) in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by First Guaranty Bancshares between December 31, 2020 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive, or forward-looking in nature) or (b) in the disclosure schedule delivered by First Guaranty Bancshares to Lone Star prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “First Guaranty Bancshares Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the First Guaranty Bancshares Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Guaranty Bancshares that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on First Guaranty Bancshares, and (ii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, First Guaranty Bancshares hereby represents and warrants to Lone Star as follows:

4.01	Organization and Standing.

Each of First Guaranty Bancshares and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to First Guaranty Bancshares.

4.02	Capital Stock.

The authorized capital stock of First Guaranty Bancshares consists of 100,600,000 shares of First Guaranty Bancshares Common Stock, par value $1.00 per share, and 100,000 shares of First Guaranty Bancshares Preferred Stock. As of the date of this Agreement, 10,716,796 shares of First Guaranty Bancshares Common Stock were issued and outstanding and 34,500 shares of First Guaranty Bancshares Preferred Stock were issued and outstanding. The outstanding shares of First Guaranty Bancshares Common Stock and First Guaranty Bancshares Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any First Guaranty Bancshares shareholder. The shares of First Guaranty Bancshares Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of First Guaranty Bancshares’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

4.03	Corporate Power.

(a)         First Guaranty Bancshares and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of First Guaranty Bancshares and First Guaranty Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all Regulatory Approvals.

(b)        First Guaranty Bancshares has made available to Lone Star a complete and correct copy of its Constituent Document and those of its Subsidiaries. Neither First Guaranty Bancshares nor any of its Subsidiaries is in violation of any of the terms of its Constituent Documents or equivalent organizational documents.

4.04	Corporate Authority.

This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of First Guaranty Bancshares and the board of directors of First Guaranty Bancshares on or prior to the date hereof. No other vote or action of the shareholders of First Guaranty Bancshares is required by Law, its Constituent Documents or otherwise to approve this Agreement and the transactions contemplated hereby. First Guaranty Bancshares has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Lone Star, this Agreement is a valid and legally binding obligation of First Guaranty Bancshares, enforceable in accordance with its terms, subject to the Enforceability Exception.

4.05	SEC Documents; Financial Statements.

(a)         First Guaranty Bancshares has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2020 (the “First Guaranty Bancshares Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the First Guaranty Bancshares Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such First Guaranty Bancshares Reports, and none of the First Guaranty Bancshares Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of First Guaranty Bancshares has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the First Guaranty Bancshares Reports.

(b)         The consolidated financial statements of First Guaranty Bancshares included (or incorporated by reference) in the First Guaranty Bancshares Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of First Guaranty Bancshares and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of First Guaranty Bancshares and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c)         Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Guaranty Bancshares, neither First Guaranty Bancshares nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and except for those liabilities that are reflected or reserved against on the latest consolidated balance sheet of First Guaranty Bancshares included in the First Guaranty Bancshares Reports (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, or in connection with this Agreement and the transactions contemplated hereby.

(d)         First Guaranty Bancshares (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of the board of directors of First Guaranty Bancshares (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Guaranty Bancshares’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in First Guaranty Bancshares’ internal control over financial reporting. These disclosures were made in writing by management to First Guaranty Bancshares’ auditors and audit committee. First Guaranty Bancshares does not have Knowledge of any reason why First Guaranty Bancshares’ outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)         Since January 1, 2020, neither First Guaranty Bancshares nor any of its Subsidiaries nor, to First Guaranty Bancshares’ Knowledge, any director, officer, employee, auditor, accountant or representative of First Guaranty Bancshares or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of First Guaranty Bancshares or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Guaranty Bancshares or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.06	Regulatory Reports.

Since January 1, 2020, First Guaranty Bancshares and each of its Subsidiaries has timely filed with the FRB, FDIC, OFI, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Except for normal examinations conducted by a Governmental Authority in the regular course of business of First Guaranty Bancshares and its Subsidiaries, no Governmental Authority has notified First Guaranty Bancshares that it has initiated or has pending any proceeding or, to the Knowledge of First Guaranty Bancshares, threatened an investigation into the business or operations of First Guaranty Bancshares or any of its Subsidiaries since January 1, 2020. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by or relating to any examinations or inspections by any such Governmental Authority of First Guaranty Bancshares or any of its Subsidiaries.

4.07	Regulatory Approvals; No Defaults.

No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by First Guaranty Bancshares or any of its Subsidiaries in connection with the execution, delivery or performance by First Guaranty Bancshares of this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger, except for (i) the Regulatory Approvals; (ii) the filing by First Guaranty Bancshares with the SEC of the Proxy Statement/Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement; (iii) the issuance of the Certificate of Merger contemplated by Section 1.03(a) and the filing of documents with the FDIC, OFI and Texas or other applicable state or federal banking agencies to cause the Merger to become effective; (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements; (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq; and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the First Guaranty Bancshares Common Stock Issuance and approval of listing of such First Guaranty Bancshares Common Stock on the Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by First Guaranty Bancshares do not and will not, (1) constitute a breach or violation of, or a default under, the Constituent Documents or similar governing documents of First Guaranty Bancshares or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Guaranty Bancshares or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Guaranty Bancshares or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which First Guaranty Bancshares or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, First Guaranty Bancshares has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.

4.08	First Guaranty Bancshares Information.

The information relating to First Guaranty Bancshares and its Subsidiaries that is supplied by or on behalf of First Guaranty Bancshares for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Registration Statement will not (with respect to the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to Lone Star Holders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any First Guaranty Bancshares Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement/Prospectus relating to First Guaranty Bancshares and its Subsidiaries and other portions thereof within the reasonable control of First Guaranty Bancshares and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

4.09	Absence of Certain Changes or Events.

Except as set forth in the First Guaranty Bancshares Reports or as otherwise contemplated by this Agreement, since December 31, 2020, (a) First Guaranty Bancshares and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and (b) there has been no change or development with respect to First Guaranty Bancshares and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to First Guaranty Bancshares.

4.10	Compliance with Laws.

(a)         First Guaranty Bancshares and each of its Subsidiaries is, and has been since January 1, 2020, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the Gramm-Leach-Bliley Act of 1999, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2020, neither First Guaranty Bancshares nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. The boards of directors of First Guaranty Bancshares and its Subsidiaries have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(b)         First Guaranty Bancshares and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to First Guaranty Bancshares’ Knowledge, no suspension or cancellation of any of them is threatened.

(c)         Neither First Guaranty Bancshares nor any of its Subsidiaries has received, since January 1, 2020, written or, to First Guaranty Bancshares’ Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance or threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to First Guaranty Bancshares.

4.11	First Guaranty Bancshares Regulatory Matters.

(a)         First Guaranty Bancshares is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

(b)         The deposits of First Guaranty Bank are insured by the FDIC in accordance with FDIA to the fullest extent permitted by Law, and First Guaranty Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to First Guaranty Bancshares’ Knowledge, threatened.

(c)         Neither First Guaranty Bancshares nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither First Guaranty Bancshares nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither First Guaranty Bancshares nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

4.12	Brokers.

Neither First Guaranty Bancshares nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.13	Legal Proceedings.

(a)         Neither First Guaranty Bancshares nor any of its Subsidiaries is a party to any, and there are no pending or, to First Guaranty Bancshares’ Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Guaranty Bancshares or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on First Guaranty Bancshares, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)         There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon First Guaranty Bancshares, any of its Subsidiaries or the assets of First Guaranty Bancshares or any of its Subsidiaries (or that, upon consummation of the Merger would apply to the Surviving Bank or any of its Subsidiaries or affiliates).

4.14	Tax Matters.

(a)         Each of First Guaranty Bancshares and its Subsidiaries has duly and timely filed (considering all applicable extensions) all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by First Guaranty Bancshares or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Within the past six (6) years, neither First Guaranty Bancshares nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course of Business). Neither First Guaranty Bancshares nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where First Guaranty Bancshares or such Subsidiary does not file Tax Returns that it is or may be subject to a material amount of Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of First Guaranty Bancshares or any of its Subsidiaries.

(b)         First Guaranty Bancshares and each of its Subsidiaries have collected or withheld and paid over to the appropriate Governmental Authority all material amounts of Taxes required to have been collected or withheld and paid over by it, and have complied in all material respects with all related information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.

(c)         No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing, in each case, with respect to a material amount of Taxes of First Guaranty Bancshares or any of its Subsidiaries. Neither First Guaranty Bancshares nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where First Guaranty Bancshares or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any material amount of Taxes or (ii) written notice of deficiency or proposed adjustment for a material amount of Tax proposed, asserted or assessed by any taxing authority against First Guaranty Bancshares or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no written agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any material Tax or deficiency against First Guaranty Bancshares or any of its Subsidiaries, and neither First Guaranty Bancshares nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any material amount of Taxes, which waiver or extension is still in effect.

(d)         Neither First Guaranty Bancshares nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither First Guaranty Bancshares nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was First Guaranty Bancshares), or (ii) has any liability for the Taxes of any Person (other than First Guaranty Bancshares and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise pursuant to Law.

(e)         Neither First Guaranty Bancshares nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.

(f)          Neither First Guaranty Bancshares nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(g)         Since January 1, 2020, neither First Guaranty Bancshares nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(h)         Neither First Guaranty Bancshares nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15	Regulatory Capitalization.

First Guaranty Bancshares and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

4.16	Community Reinvestment Act.

First Guaranty Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, and has received no material criticism from regulators with respect to discriminatory lending practices, and First Guaranty Bancshares has no Knowledge of any conditions, facts or circumstances that could result in a Community Reinvestment Act rating for First Guaranty Bank of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

Article V
COVENANTS

5.01	Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

5.02	Conduct of Business of Lone Star.

During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly required, contemplated or permitted by this Agreement (including as set forth in the Lone Star Disclosure Schedule), required by Law or with the prior written consent of First Guaranty Bancshares (which consent shall not be unreasonably withheld, conditioned or delayed), Lone Star shall carry on its business in the Ordinary Course of Business in all material respects and consistent with prudent banking practice (including COVID-19 Measures). Without limiting the generality of the foregoing, Lone Star will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and First Guaranty Bancshares the present services of the current officers and employees of Lone Star, (iii) preserve for itself and First Guaranty Bancshares the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans.

Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (w) as set forth in Lone Star Disclosure Schedule Section 5.02, (x) as required by applicable Law or any Governmental Authority, (y) as otherwise expressly required, contemplated or permitted by this Agreement, or (z) as consented to in writing by First Guaranty Bancshares (which consent shall not be unreasonably withheld, conditioned or delayed, and First Guaranty Bancshares shall, (A) when considering the reasonableness of any such request, take into account the preservation of the franchise value of Lone Star as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of Lone Star, and (B) grant or deny its consent within two (2) Business Days of its receipt of a written request from Lone Star; provided, however, that consent is deemed to be given if First Guaranty Bancshares does not object in writing within two (2) Business Days after Lone Star provides a written request), Lone Star shall not:

(a)         Stock. Except as set forth in Section 2.04, (i) issue (except for the issuance of shares with respect to Lone Star Options duly exercised in accordance with their terms prior to the Effective Time), sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the Lone Star Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, including any Rights issued and outstanding prior to the Effective Time.

(b)         Stock Certificates. Issue a replacement of any certificate representing securities of Lone Star to the purported Holder thereof other than in accordance with past practices and the Constituent Documents of Lone Star.

(c)         Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d)         Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Lone Star, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) as contemplated by Section 5.11 of this Agreement, (ii) as may be required by Law, (iii) to satisfy the contractual obligations existing as of the date hereof set forth on Lone Star Disclosure Schedule Section 3.15(a), or (iv) as otherwise set forth in Lone Star Disclosure Schedule Section 5.02(d).

(e)         Hiring. Hire any person as an employee or officer of Lone Star except for at-will employment at an annual rate of base salary not to exceed $150,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(f)          Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any Lone Star Benefit Plan, except (i) as may be required by or to make consistent with applicable Law, or (ii) to satisfy contractual obligations existing as of the date hereof.

(g)         Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Lone Star Disclosure Schedule Section 5.02(g), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(h)         Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Lone Star.

(i)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any material portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by First Guaranty Bancshares pursuant to any other applicable paragraph of this Section 5.02.

(j)          Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate.

(k)         Governing Documents. Amend Lone Star’s Constituent Documents.

(l)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(m)        Contracts. Except as set forth in Lone Star Disclosure Schedule Section 5.02(m), enter into, amend, modify, terminate, renew, extend, or waive any material provision of, any Lone Star Material Contract, Lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Lone Star, or enter into any contract that would constitute a Lone Star Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by First Guaranty Bancshares.

(n)         Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business (except for settlements in any case in which counterclaims have been asserted), (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Lone Star is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Lone Star of an amount which exceeds $50,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of Lone Star or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(o)         Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(p)         Derivative Transactions. Enter into any Derivative Transaction.

(q)         Indebtedness. Except as set forth in Lone Star Disclosure Schedule Section 5.02(q), incur any indebtedness for borrowed money other than in the Ordinary Course of Business with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business.

(r)          Investment Securities. (i) Sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Lone Star Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(s)         Deposits. Make any changes to deposit pricing, except in the Ordinary Course of Business and consistent with safe and sound banking practices.

(t)          Loans. Except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Lone Star Disclosure Schedule Section 5.02(t), and except the renewal of existing loans and lines of credit, make or extend any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to a loan relationship that exceeds $2,500,000 or any loan that exceeds $2,500,000.

(u)         Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Lone Star.

(v)         Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.02(v), “material” means affecting or relating to $50,000 or more in Taxes or $150,000 or more of taxable income.

(w)        Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Lone Star under any agreement with any Governmental Authority or under any Lone Star Material Contract, Lease or other material agreement or material license to which Lone Star is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(x)          Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(y)          Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z)         Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by First Guaranty Bancshares.

(aa)       Restructure. Merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself.

(bb)      Adverse Actions. Other than actions contemplated by this Agreement, take any action or knowingly fail to take any action that is intended or is reasonably likely to (i) prevent, delay or impair Lone Star’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

(cc)       Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

5.03	Shareholder Approval.

(a)         Lone Star shall call, give notice of, convene and hold a meeting of its Holders (the “Lone Star Meeting”) as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective for the purpose of obtaining the Requisite Lone Star Shareholder Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of Holders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The board of directors of Lone Star shall use its commercially reasonable efforts to obtain from the Holders of Lone Star the Requisite Lone Star Shareholder Approval. Lone Star shall adjourn or postpone the Lone Star Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Lone Star Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Lone Star has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Lone Star Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, and the Lone Star Meeting shall be convened, this Agreement shall be submitted to the Holders of Lone Star at the Lone Star Meeting for the purpose of voting on the approval of such proposal and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Lone Star of such obligation. Lone Star shall use its commercially reasonable efforts to cooperate to hold the Lone Star Meeting as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective, and to set the same record date for each such meeting.

(b)         Except to the extent provided otherwise in Section 5.09, the board of directors of Lone Star shall at all times prior to and during the Lone Star Meeting recommend approval of this Agreement by the Holders of Lone Star and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Lone Star’s Holders for consummation of the Merger and the transactions contemplated hereby (the “Lone Star Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of First Guaranty Bancshares or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement/Prospectus shall include the Lone Star Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Lone Star Shareholder Approval, Lone Star will not adjourn or postpone the Lone Star Meeting unless Lone Star is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of Lone Star. Lone Star shall keep First Guaranty Bancshares updated with respect to the proxy solicitation results in connection with the Lone Star Meeting as reasonably requested by First Guaranty Bancshares.

5.04	Covenants of First Guaranty Bancshares.

(a)        Affirmative Covenants. From the date hereof until the Effective Time, First Guaranty Bancshares will carry on its business, including the business of each of its Subsidiaries, in the ordinary course of business in all material respects and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws.

(b)         Negative Covenants. From the date hereof until the Effective Time, except as expressly permitted or contemplated by this Agreement, or as required by applicable Law or a Governmental Authority, or with the prior written consent of Lone Star during the period from the date of this Agreement to the Effective Time, First Guaranty Bancshares shall not, and shall not permit any of its Subsidiaries to:

(i)         amend its Constituent Documents in a manner that would materially and adversely affect the economic benefits of the Merger to the Holders;

(ii)         adopt or publicly propose a plan of complete or partial liquidation or dissolution;

(iii)        take any action or knowingly fail to take any action that is intended or would reasonably be expected to result in the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

(iv)       take any action or knowingly fail to take any action that is reasonably likely to prevent, delay or impair First Guaranty Bancshares’ ability to consummate the Merger or the transactions contemplated by this Agreement or First Guaranty Bank’s ability to consummate the Merger or perform any of its obligations under this Agreement; or

(v)        agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.04.

5.05	Registration Statement; Proxy Statement/Prospectus; Nasdaq Listing.

(a)         First Guaranty Bancshares and Lone Star agree to cooperate in the preparation of the Registration Statement. Lone Star shall use its commercially reasonable efforts to deliver to First Guaranty Bancshares such financial statements and related analysis of Lone Star, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Lone Star, as may be required in order to file the Registration Statement, and any other report required to be filed by First Guaranty Bancshares with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to First Guaranty Bancshares to review. Subject to Lone Star’s cooperation as provided in this Section 5.05(a), within sixty (60) days of the date of this Agreement, First Guaranty Bancshares shall file with the SEC the Registration Statement. Each of First Guaranty Bancshares and Lone Star agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. First Guaranty Bancshares also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Lone Star agrees to cooperate with First Guaranty Bancshares and its counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Lone Star’s independent auditors in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, Lone Star shall promptly mail or cause to be mailed the Proxy Statement/Prospectus to its Holders.

(b)         First Guaranty Bancshares will advise Lone Star, promptly after First Guaranty Bancshares receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Guaranty Bancshares Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. First Guaranty Bancshares will provide Lone Star and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement/Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and First Guaranty Bancshares will provide Lone Star and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, First Guaranty Bancshares shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Lone Star to mail such amendment or supplement to Lone Star Holders (if required under applicable Law).

(c)         First Guaranty Bancshares will use its commercially reasonable efforts to cause the shares of First Guaranty Bancshares Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

5.06	Regulatory Filings; Consents.

(a)         Each of First Guaranty Bancshares and Lone Star and their Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement/Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals (which such filings necessary to receive the Regulatory Approvals shall be filed by First Guaranty Bancshares no later than forty-five (45) days from the date of this Agreement) and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require First Guaranty Bancshares or any of its Subsidiaries or Lone Star to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a Material Adverse Effect on First Guaranty Bancshares or the Surviving Bank, taken as a whole, after giving effect to the Merger (“Burdensome Condition”). First Guaranty Bancshares and Lone Star will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of First Guaranty Bancshares or Lone Star to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, First Guaranty Bancshares and Lone Star shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)         Lone Star will use its commercially reasonable efforts, and First Guaranty Bancshares shall reasonably cooperate with Lone Star at Lone Star’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Lone Star Disclosure Schedule Section 3.12(c) or that are otherwise required to be obtained under the terms of any Lone Star Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such Lone Star Material Contract or creating any lien, claim, or charge upon any of the assets of Lone Star. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). Lone Star will consult with First Guaranty Bancshares and its representatives as often as practicable under the circumstances so as to permit Lone Star and First Guaranty Bancshares and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

(c)         First Guaranty Bancshares will use its commercially reasonable efforts, and Lone Star shall reasonably cooperate with First Guaranty Bancshares at First Guaranty Bancshares’ request, to obtain all consents, approvals, waivers and other assurances necessary to satisfy the condition set forth in Section 6.01(g).

5.07	Publicity.

First Guaranty Bancshares and Lone Star shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement or filings without the prior consent of the other Party, which shall not be unreasonably conditioned, delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements or filings as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that First Guaranty Bancshares shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

5.08	Access; Current Information.

(a)         For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, Lone Star agrees to afford First Guaranty Bancshares and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Lone Star’s books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as First Guaranty Bancshares may reasonably request and Lone Star shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Lone Star’s privacy policy and, during such period, Lone Star shall furnish to First Guaranty Bancshares, upon First Guaranty Bancshares’s reasonable request, all such other information concerning the business, properties and personnel of Lone Star that is substantially similar in scope to the information provided to First Guaranty Bancshares in connection with its diligence review prior to the date of this Agreement, including, without limitation, the items listed on First Guaranty Bancshares Disclosure Schedule Section 5.08(a).

(b)         For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, First Guaranty Bancshares agrees to furnish to Lone Star such information as Lone Star may reasonably request concerning the business of First Guaranty Bancshares and its Subsidiaries that is substantially similar in scope to the information provided to Lone Star in connection with its diligence review prior to the date of this Agreement.

(c)         As promptly as reasonably practicable after they become available, Lone Star and First Guaranty Bancshares will respectively furnish to each other copies of the board packages distributed to their respective boards of directors, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to their respective boards of directors of Lone Star or First Guaranty Bancshares or any respective committee thereof relating to the financial performance and risk management of Lone Star and First Guaranty Bancshares; provided, however, that, in each case, Lone Star and First Guaranty Bancshares may redact therefrom any information relating to this Agreement or the transactions contemplated hereby.

(d)         During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, Lone Star agrees to provide to First Guaranty Bancshares (i) to the extent permitted by applicable Law, a copy of each report filed by Lone Star with a Governmental Authority, (ii) a copy of Lone Star’s monthly loan trial balance, and (iii) a copy of Lone Star’s monthly statement of condition and profit and loss statement and, if requested by First Guaranty Bancshares, a copy of Lone Star’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. Lone Star further agrees to provide First Guaranty Bancshares, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to Lone Star Disclosure Schedule Section 3.22(a) and Lone Star Disclosure Schedule Section 3.22(b) that would be required if the references to June 30, 2022 in each corresponding representation and warranty of Lone Star were changed to the date of the most recently ended calendar month.

(e)         No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of First Guaranty Bancshares and Lone Star to consummate the transactions contemplated hereby.

(f)         Notwithstanding anything to the contrary in this Section 5.08, Lone Star shall not be required to copy First Guaranty Bancshares on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that Lone Star’s board of directors has been advised by counsel that such distribution to First Guaranty Bancshares may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of Lone Star’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, Lone Star shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

5.09	No Solicitation by Lone Star; Superior Proposals.

(a)         Except as permitted by Section 5.09(b), Lone Star shall not, and shall cause its officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Lone Star (collectively, the “Lone Star Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Guaranty Bancshares) any information or data with respect to Lone Star or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Lone Star is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Lone Star Representatives, whether or not such Lone Star Representative is so authorized and whether or not such Lone Star Representative is purporting to act on behalf of Lone Star or otherwise, shall be deemed to be a breach of this Agreement by Lone Star. Lone Star shall, and shall cause each of the Lone Star Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons (other than First Guaranty Bancshares and its representatives) with respect to any existing or potential Acquisition Proposal. For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Guaranty Bancshares), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction; and (ii) “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Lone Star; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of Lone Star; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of Lone Star; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of Lone Star; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Lone Star, the shareholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding Lone Star Common Stock or more than fifty percent (50%) of the assets of Lone Star, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Lone Star reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by First Guaranty Bancshares in response to such Acquisition Proposal, as contemplated by Section 5.09(e), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Lone Star from a financial point of view than the Merger.

(b)         Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Lone Star Meeting, Lone Star may take any of the actions described in Section 5.09(a)(ii) or (iv) if, but only if, (i) Lone Star has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of Lone Star reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to Lone Star’s shareholders under applicable Law; (iii) Lone Star has provided First Guaranty Bancshares with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Lone Star or otherwise relating to an Acquisition Proposal, Lone Star receives from such Person a confidentiality agreement with terms no less favorable to Lone Star than those contained in the confidentiality agreement with First Guaranty Bancshares. Lone Star shall promptly provide to First Guaranty Bancshares any non-public information regarding Lone Star provided to any other Person which was not previously provided to First Guaranty Bancshares, such additional information to be provided no later than the date of provision of such information to such other party.

(c)        Lone Star shall promptly (and in any event within twenty-four (24) hours) notify First Guaranty Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Lone Star or the Lone Star Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the Person making such offer or proposal under an effective confidentiality agreement). Lone Star agrees that it shall keep First Guaranty Bancshares informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)         Neither the board of directors of Lone Star nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to First Guaranty Bancshares in connection with the transactions contemplated by this Agreement (including the Merger), the Lone Star Recommendation, fail to reaffirm the Lone Star Recommendation within three (3) Business Days following a request by First Guaranty Bancshares, or make any statement, filing or release, in connection with the Lone Star Meeting or otherwise, inconsistent with the Lone Star Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Lone Star Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Lone Star to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Lone Star to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)        Notwithstanding Section 5.09(d), prior to the date of the Lone Star Meeting, the board of directors of Lone Star may withdraw, qualify, amend or modify the Lone Star Recommendation (a “Lone Star Subsequent Determination”) after the fifth (5th) Business Day following First Guaranty Bancshares’s receipt of a notice (the “Notice of Superior Proposal”) from Lone Star advising First Guaranty Bancshares that the board of directors of Lone Star has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of Lone Star has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to Lone Star’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by First Guaranty Bancshares (the “Notice Period”), Lone Star and the board of directors of Lone Star shall have cooperated and negotiated in good faith with First Guaranty Bancshares to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Lone Star to proceed with the Lone Star Recommendation without a Lone Star Subsequent Determination; provided, however, that First Guaranty Bancshares shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Guaranty Bancshares since its receipt of such Notice of Superior Proposal, the board of directors of Lone Star has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Lone Star shall be required to deliver a new Notice of Superior Proposal to First Guaranty Bancshares and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)         Notwithstanding any Lone Star Subsequent Determination, unless this Agreement has been terminated in accordance with its terms, this Agreement shall be submitted to Lone Star’s shareholders at the Lone Star Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Lone Star of such obligation; provided, however, that if the board of directors of Lone Star shall have made a Lone Star Subsequent Determination with respect to a Superior Proposal, then the board of directors of Lone Star may recommend approval of such Superior Proposal by the shareholders of Lone Star and may submit this Agreement to Lone Star’s shareholders without recommendation either for or against, in which event the board of directors of Lone Star shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to Lone Star’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

(g)         Nothing contained in this Section 5.09 shall prohibit Lone Star or the board of directors of Lone Star from complying with Lone Star’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Lone Star Recommendation unless the board of directors of Lone Star reaffirms the Lone Star Recommendation in such disclosure.

5.10	Indemnification.

(a)         For a period of four (4) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c), First Guaranty Bancshares shall indemnify and hold harmless the present and former directors and officers of Lone Star (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of First Guaranty Bancshares, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for Lone Star occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of Lone Star in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that that notwithstanding anything to the contrary contained in the organizational documents of Lone Star, First Guaranty Bancshares shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.

(b)         In connection with the indemnification provided pursuant to this Section 5.10, First Guaranty Bancshares and/or an First Guaranty Bancshares Subsidiary will advance expenses, promptly after statements therefor are received, to each Lone Star Indemnified Party, to the same extent permitted under the organizational documents of Lone Star in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Lone Star Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel) and that all such counsel shall be reasonably satisfactory to First Guaranty Bancshares. First Guaranty Bancshares shall have no obligation to advance expenses related to any Excluded Claim.

(c)         Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify First Guaranty Bancshares upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of First Guaranty Bancshares under this Section 5.10, unless, and only to the extent that, First Guaranty Bancshares is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) First Guaranty Bancshares shall have the right to assume the defense thereof and First Guaranty Bancshares shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) First Guaranty Bancshares shall not be liable for any settlement effected without its prior written consent, and (iv) First Guaranty Bancshares shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(d)         For a period of four (4) years following the Effective Time, First Guaranty Bancshares will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Lone Star (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will, unless otherwise approved by Lone Star, contain substantially the same coverage and amounts, and contain terms and conditions not materially less advantageous to the Indemnified Party, as that coverage currently provided by Lone Star; provided that, if First Guaranty Bancshares is unable to maintain or obtain the insurance called for by this Section 5.10, First Guaranty Bancshares will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of Lone Star may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall First Guaranty Bancshares be required to expend for such tail insurance a premium amount in excess of an amount equal to two hundred percent (200%) of the annual premiums paid by Lone Star for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, First Guaranty Bancshares shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage reasonably available, in First Guaranty Bancshares’ reasonable discretion after consultation with Lone Star, for a cost not exceeding the Maximum D&O Tail Premium.

(e)         This Section 5.10 shall survive the Effective Time, is intended to benefit each Lone Star Indemnified Party (each of whom shall be entitled to enforce this Section 5.10 against First Guaranty Bancshares) and shall be binding on all successors and assigns of First Guaranty Bancshares.

(f)         If First Guaranty Bancshares or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of First Guaranty Bancshares and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

5.11	Employees; Benefit Plans.

(a)         Prior to the Closing, First Guaranty Bancshares shall offer to employ and hire, effective as of but subject to the Closing, each PEO Employee on terms that are consistent with the requirements set forth in this Section 5.11(a) and the terms of the PEO Agreement as assigned to and assumed by First Guaranty Bancshares (such offers being, the “Offers”). Following the Closing, First Guaranty Bancshares shall, during the period commencing at the Closing and ending on the date that is twelve (12) months after the Closing Date, provide each PEO Employee who timely accepts an Offer and commences employment in accordance therewith (collectively, the “Transferred Employees”) with (A) base salary or hourly wages that are no less than the base salary or hourly wages provided to such Transferred Employee prior to the Closing, (B) target bonus opportunities that are no less than the target bonus opportunities provided to such Transferred Employee immediately prior to the Closing, if any, and (C) employee benefit plans and perquisites that are no less favorable than those in effect immediately prior to the Closing (it being understood and agreed that continuation of employee benefits and perquisites pursuant to the PEO Agreement shall be deemed to be no less favorable for this purpose). Prior to the Closing, First Guaranty Bancshares shall be entitled to communicate with the PEO Employees in connection with the transfer of employment to First Guaranty Bancshares. Notwithstanding the foregoing, nothing in this Agreement shall, after the Closing, impose on First Guaranty Bancshares any continuing obligation to retain any Transferred Employee.

(b)         First Guaranty Bancshares shall assume (i) any and all liability associated with vacation or other paid time off accrued prior to the Closing by the PEO Employees, other than Non-Transferred Employees, (ii) all Lone Star Benefit Plans and employment-related liabilities with respect to the PEO Employees other than Non-Transferred Employees, including all such liabilities arising from the employment or engagement of such PEO Employee (regardless of whether arising before, on, or after the Closing), (iii) all liabilities arising from or relating to the PEO Agreement, and (iv) all severance or other termination payments or benefits that have or could become payable to any PEO Employee other than a Non-Transferred Employee by reason of his or her separation from service from Lone Star or the transactions contemplated by this Agreement; provided, however, that notwithstanding the previous sentence, First Guaranty Bancshares shall have no obligation hereunder with respect to any Non-Transferred Employees. Without limiting the foregoing, the Parties agree that the intention of this Agreement, including without limitation this Section 5.11(b), is that First Guaranty Bancshares assume all obligations of Lone Star with respect to the PEO Employees other than Non-Transferred Employees. As used herein, “Non-Transferred Employees” means those PEO Employees who do not become Transferred Employees.

(c)         With respect to any employee benefit plan maintained by First Guaranty Bancshares in which any Transferred Employee will participate effective as of or following the Closing, the First Guaranty Bancshares shall, or shall cause its Affiliates to, recognize service with respect to eligibility and vesting (but not with respect to benefit accruals) of the Transferred Employees with Lone Star as if such service were with the First Guaranty Bancshares for all purposes in any employee benefit plan sponsored by First Guaranty Bancshares or an affiliate; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding benefit plan sponsored by the PEO.

With respect to any employee welfare benefit plan maintained by First Guaranty Bancshares in which any Transferred Employee will participate effective as of the Closing, First Guaranty Bancshares shall use commercially reasonable efforts to: (i) waive all pre-existing conditions or eligibility limits to the extent such pre-existing conditions or eligibility limits were waived or otherwise satisfied under a corresponding PEO benefit plan immediately prior to the Closing Date and (ii) give effect to claims incurred, amounts paid by and amounts reimbursed to the Transferred Employees prior to the Closing when determining any deductible and maximum out-of-pocket limits under the benefit plan sponsored by First Guaranty Bancshares or an Affiliate to the extent taken account under the corresponding PEO benefit plan in respect of the same plan year, in each case, subject to the terms and conditions of the benefit plans sponsored by First Guaranty Bancshares or an Affiliate.

(d)         Except for employees whose terms of employment are governed by an agreement with Lone Star, First Guaranty Bancshares, or First Guaranty Bank containing provisions related to severance benefits, any employee of Lone Star that becomes an employee of First Guaranty Bancshares or First Guaranty Bank at the Effective Time who is terminated within one (1) year following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the First Guaranty Bank severance policy.

(e)         Nothing in this Section 5.11 shall be construed to limit the right of the Surviving Bank to amend or terminate any Lone Star Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require Surviving Bank to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by Surviving Bank of any Covered Employee subsequent to the Effective Time shall be subject in all events to First Guaranty Bancshares’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(f)          For purposes of this Section 5.11, all references to First Guaranty Bancshares shall include each of the Subsidiaries of First Guaranty Bancshares.

5.12	Notification of Certain Changes.

First Guaranty Bancshares and Lone Star shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein and Lone Star shall provide on a periodic basis written notice to First Guaranty Bancshares of any matters that Lone Star becomes aware of that should be disclosed on a supplement or amendment to the Lone Star Disclosure Schedule.

5.13	Transition; Informational Systems Conversion.

From and after the date hereof, First Guaranty Bancshares and Lone Star will use their commercially reasonable efforts to facilitate the integration of Lone Star with the business of First Guaranty Bancshares following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Lone Star (the “Informational Systems Conversion”) to those used by First Guaranty Bancshares, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Lone Star; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Lone Star in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. To the extent Lone Star pays, incurs or accrues any costs or expenses on or before the Calculation Date in connection with the actions contemplated by this Section 5.13 (“Prepayment Amounts”), such Prepayment Amounts shall be added back to the calculation of Lone Star’s Adjusted Net Tangible Shareholders’ Equity. For the avoidance of doubt, any costs or expenses paid, incurred or accrued by Lone Star between the Calculation Date and the Closing Date in connection with the actions contemplated by this Section 5.13 shall not be included in the calculation of Transaction Expenses or Lone Star’s Adjusted Net Tangible Shareholders’ Equity.

5.14	Termination of Contracts.

Between the Calculation Date and the Closing Date and in accordance with this Section 5.14, Lone Star will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of any Terminated Contract; provided, however, that any such costs, fees, expenses, contract payments, penalties or liquidated damages shall not be included in the calculation of Transaction Expenses, Lone Star’s Adjusted Net Tangible Shareholders’ Equity or the Merger Consideration. For purposes of this Agreement, “Terminated Contract” means (a) each Lone Star Material Contract listed on First Guaranty Bancshares Disclosure Schedule Section 5.14, (b) any other Lone Star Material Contract requested by First Guaranty Bancshares to be amended, modified or terminated that is not included on Lone Star Disclosure Schedule Section 3.12(a), and (c) any contract, agreement, or other commitment that would have been a Lone Star Material Contract pursuant to Section 3.12(a)(x) but for the annual amount payable by Lone Star thereunder and that is requested by First Guaranty Bancshares to be amended, modified or terminated. For the avoidance of doubt, (i) prior to the Closing Date, First Guaranty Bancshares may remove Lone Star Material Contracts from First Guaranty Bancshares Disclosure Schedule Section 5.14 and such Lone Star Material Contracts will no longer be deemed to be Terminated Contracts, (ii) to the extent that First Guaranty Bancshares desires that a Terminated Contract remain in effect for a period of time after the Closing Date, the expense accrual for such Terminated Contract shall be reduced to reflect expenses to be incurred in connection with a termination on such future date (but only if the expenses as of such date are lower than on the Closing Date), as determined in good faith by First Guaranty Bancshares (which accrued expenses, for the avoidance of doubt, shall not be included in the calculation of Transaction Expenses, Lone Star’s Adjusted Net Tangible Shareholders’ Equity, or the Merger Consideration), and (iii) First Guaranty Bancshares will be responsible for the amendment, modification or termination of any contract or agreement subject to this Section 5.14 after the Closing Date and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each such contract or agreement shall be paid with the funds accrued for such purpose by Lone Star (which accrued funds, for the avoidance of doubt, shall not be included in the calculation of Transaction Expenses, Lone Star’s Adjusted Net Tangible Shareholders’ Equity, or the Merger Consideration.

5.15	No Control of Other Party’s Business.

Nothing contained in this Agreement shall give First Guaranty Bancshares, directly or indirectly, the right to control or direct the operations of Lone Star prior to the Effective Time, and nothing contained in this Agreement shall give Lone Star, directly or indirectly, the right to control or direct the operations of First Guaranty Bancshares or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Lone Star and First Guaranty Bancshares shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

5.16	Certain Litigation.

Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of Lone Star or the board of directors of First Guaranty Bancshares related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Lone Star shall: (i) permit First Guaranty Bancshares to review and discuss in advance, and consider in good faith the views of First Guaranty Bancshares in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish First Guaranty Bancshares’ outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with First Guaranty Bancshares regarding the defense or settlement of any such shareholder litigation, shall give due consideration to First Guaranty Bancshares’ advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Lone Star shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of First Guaranty Bancshares (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by Lone Star is reasonably expected by Lone Star, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Lone Star) under Lone Star’s existing director and officer insurance policies, including any tail policy.

5.17	Board Representation; Director Resignations.

At or prior to the Effective Time, First Guaranty Bancshares will cause the number of directors that comprise the full board of directors of the Surviving Bank to be increased by one (1) and shall appoint an individual designated by the Lone Star board of directors and reasonably acceptable to the First Guaranty Bancshares board of directors (the “Board Representatives”) to serve as directors of the Surviving Bank from and after the Effective Time until such Board Representatives are succeeded in accordance with the bylaws of the Surviving Bank. No other directors or employees of Lone Star shall be designated to serve on the board of directors of the Surviving Bank at the Effective Time or at any time thereafter. Prior to the Effective Time, Lone Star will cause to be delivered to First Guaranty Bancshares resignations of all the directors of Lone Star, such resignations to be effective as of the Effective Time.

5.18	Establishment of Advisory Board.

At or prior to the Effective Time, First Guaranty Bancshares shall establish an advisory board of directors (the “Advisory Board”) consisting of those members of the board of directors of Lone Star who wish to participate on the Advisory Board. Member of the Advisory Board shall be paid $500 per month for service on and attendance to the Advisory Board. The terms and conditions of service on the Advisory Board shall be set forth in a separate policy concerning service on the Advisory Board.

5.19	Director Releases.

Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Lone Star has caused each director of Lone Star to execute and deliver a Release Agreement in the form attached hereto as Exhibit D.

5.20	Employment Agreements.

Lone Star will use its commercially reasonable efforts to obtain from the individuals set forth in First Guaranty Bancshares Disclosure Schedule Section 5.20 certain amendments to their employment agreements with Lone Star that become effective as of (and subject to the occurrence of) the Effective Time.

5.21	Coordination.

(a)         Prior to the Effective Time, subject to applicable Laws, Lone Star shall take any actions First Guaranty Bancshares may reasonably request from time to time to better prepare the parties for integration of the operations of Lone Star with First Guaranty Bancshares and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of Lone Star and First Guaranty Bancshares shall meet from time to time as First Guaranty Bancshares may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Lone Star, and Lone Star shall give due consideration to First Guaranty Bancshares’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither First Guaranty Bancshares nor First Guaranty Bank shall under any circumstance be permitted to exercise control of Lone Star prior to the Effective Time. Lone Star shall permit representatives of First Guaranty Bank to be onsite at Lone Star to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Lone Star’s business, during normal business hours and at the expense of First Guaranty Bancshares or First Guaranty Bank (not to include Lone Star’s regular employee payroll).

(b)         Prior to the Effective Time, subject to applicable Laws, Lone Star shall take any actions First Guaranty Bancshares may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Lone Star Material Contracts that First Guaranty Bancshares may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with First Guaranty Bancshares and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by First Guaranty Bancshares in connection with any such amendment, modification or termination. All actions taken pursuant to this Section 5.21(b) shall be at First Guaranty Bancshares’ expense unless such actions are in connection with the termination of the Terminated Contracts.

(c)         From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to Lone Star’s or Lone Star’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and Lone Star shall, upon First Guaranty Bancshares’ reasonable request, introduce First Guaranty Bancshares and its representatives to suppliers of Lone Star for the purpose of facilitating the integration of Lone Star and its business into that of First Guaranty Bancshares. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, Lone Star shall, upon First Guaranty Bancshares’ reasonable request, introduce First Guaranty Bancshares and its representatives to customers of Lone Star for the purpose of facilitating the integration of Lone Star and its business into that of First Guaranty Bancshares. Any interaction between First Guaranty Bancshares and Lone Star’s customers and suppliers shall be coordinated by Lone Star. Lone Star shall have the right to participate in any discussions between First Guaranty Bancshares and Lone Star’s customers and suppliers.

5.22	Confidentiality.

Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of First Guaranty Bancshares and Lone Star, and their Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the Nondisclosure Agreement, dated as of February 18, 2022, by and between First Guaranty Bancshares and Lone Star.

5.23	Section 16 Matters.

First Guaranty Bancshares and Lone Star agree that, if the parties determine that any officer or director of Lone Star will be subject to the requirements of Section 16 of the Exchange Act (the “Lone Star Insiders”) immediately following the Effective Time, the respective boards of First Guaranty Bancshares and Lone Star, or in each case a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be required to cause the transactions contemplated by this Agreement, including without limitation any dispositions of Lone Star Common Stock or Lone Star Equity Awards and any acquisitions of First Guaranty Bancshares Common Stock by any Lone Star Insiders, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

5.24	Tax Matters.

(a)         The Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state or local law) for federal income tax purposes (and applicable state and local income tax purposes). Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of First Guaranty Bancshares and Lone Star shall, and shall cause their Subsidiaries to, use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause or permit any action to be taken, fail to take any action or cause or permit any action to fail to be taken which action or failure to act is intended or would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)         Each of First Guaranty Bancshares and Lone Star will cooperate with one another to facilitate the issuance of the opinions of counsel referred to in Section 6.01(e). In connection therewith, (i) First Guaranty Bancshares shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 6.01(e), as applicable (the “First Guaranty Bancshares Tax Certificate”) and (ii) Lone Star shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 6.01(e), as applicable (the “Lone Star Tax Certificate”). Each of First Guaranty Bancshares and Lone Star will comply, to the extent reasonably expected to be necessary to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, and with all covenants contained in the First Guaranty Bancshares Tax Certificate and Lone Star Tax Certificate, respectively.

(c)         Each of First Guaranty Bancshares and Lone Star further agrees, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person that it is legally entitled to obtain as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(d)         Each of First Guaranty Bancshares and Lone Star shall promptly notify the other of the receipt of any written notice of any pending or threatened Tax proceeding or claim against or with respect to First Guaranty Bancshares or Lone Star, as the case may be, or any of their Subsidiaries.

(e)         Without limiting the provisions of this Section 5.24(e), First Guaranty Bancshares shall comply with the recordkeeping and information reporting requirements set forth in Regulation Section 1.368-3.

5.25          Transaction Expenses. From and after the date hereof, Lone Star shall timely pay (or, as of the Calculation Date, accrue to the extent incurred prior to the Calculation Date but not yet paid), in accordance with GAAP, all expenses in the Ordinary Course of Business, including Transaction Expenses, as and when they occur; provided, however, for the avoidance of doubt, that any expenses incurred after the Calculation Date shall not be considered Transaction Expenses or otherwise included in the calculation of Lone Star’s Adjusted Net Tangible Shareholders’ Equity. In this regard, Lone Star will provide to FGBI an up-to-date accounting of all Transaction Expenses incurred as of (a) the Business Day that precedes the Calculation Date, and (b) the Business Day that precedes the Closing Date.

Article VI
CONDITIONS TO CONSUMMATION OF THE MERGER

6.01	Conditions to Obligations of the Parties to Effect the Merger.

The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)         Shareholder Vote. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite Lone Star Shareholder Approval at the Lone Star Meeting.

(b)         Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c)         No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)         Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)        Tax Opinions Relating to the Merger. First Guaranty Bancshares and Lone Star, respectively, shall have received opinions from Bradley Arant Boult Cummings LLP and Hunton Andrews Kurth LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to First Guaranty Bancshares and Lone Star, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Bradley Arant Boult Cummings LLP and Hunton Andrews Kurth LLP may require and rely upon representations as to certain factual matters contained in the First Guaranty Bancshares Tax Certificate and the Lone Star Tax Certificate.

(f)         Nasdaq Listing. The shares of First Guaranty Bancshares Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq.

(g)        Consents and Approvals. First Guaranty Bancshares has received, in form and substance satisfactory to Lone Star and First Guaranty Bancshares, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under any contract, agreement or instrument to which First Guaranty Bancshares or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of First Guaranty Bancshares or any of its Subsidiaries.

6.02	Conditions to Obligations of Lone Star.

The obligations of Lone Star to consummate the Merger also are subject to the fulfillment or written waiver by Lone Star prior to the Closing Date of each of the following conditions:

(a)        Representations and Warranties. The representations and warranties of First Guaranty Bancshares set forth in (i) Section 4.02(a) and Section 4.09  (in each case after giving effect to the lead-in to Article IV) shall be true and correct in all respects (with respect to Section 4.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 4.02, any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 4.02 by no more than one-half percent (0.50%) shall be deemed de minimis)) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02(b), Section 4.03(a), Section 4.04 and Section 4.08 in each case after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein, but in each case after giving effect to the lead-in to Article IV) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to First Guaranty Bancshares. Lone Star shall have received a certificate signed on behalf of First Guaranty Bancshares by the Chief Executive Officer or the Chief Financial Officer of First Guaranty Bancshares to the foregoing effect.

(b)         Performance of Obligations of First Guaranty Bancshares. First Guaranty Bancshares shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Lone Star shall have received a certificate, dated the Closing Date, signed on behalf of First Guaranty Bancshares by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)         No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in First Guaranty Bancshares or First Guaranty Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)         Closing Certificates.

(i)         Lone Star shall have received a certificate, signed on behalf of First Guaranty Bancshares by the Secretary of Assistant Secretary of First Guaranty Bancshares acting solely in her or her official capacity as such, certifying (i) the due adoption by the First Guaranty Bancshares board of directors of corporate resolutions attached to such certificate authorizing the Merger and the other transactions, agreements and documents contemplated by this Agreement; (ii) First Guaranty Bancshares’ articles of incorporation; (iii) First Guaranty Bancshares’ bylaws; and (iv) the incumbency and true signatures of those officers of First Guaranty Bancshares duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

(ii)         Lone Star shall have received a certificate, signed on behalf of First Guaranty Bank by the Secretary or Assistant Secretary acting solely in her or her official capacity as such, certifying (i) the due adoption by the board of directors of corporate resolutions attached to such certificate authorizing the Merger and the other transactions, agreements and documents contemplated by this Agreement and the Merger Agreement; (ii) the articles of incorporation; (iii) bylaws; and (iv) the incumbency and true signatures of those officers duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement, the Merger Agreement, and the other agreements, documents and instruments contemplated by this Agreement.

(iii)         Lone Star will have received good standing certificates for First Guaranty Bancshares from the Secretary of State of the State of Louisiana and for First Guaranty Bank from OFI.

6.03	Conditions to Obligations of First Guaranty Bancshares.

The obligations of First Guaranty Bancshares to consummate the Merger also are subject to the fulfillment or written waiver by First Guaranty Bancshares prior to the Closing Date of each of the following conditions:

(a)         Representations and Warranties. The representations and warranties of Lone Star set forth in (i) Section 3.02(a) and Section 3.09 (in each case after giving effect to the lead-in to Article III) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than one-half percent (0.50%) shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) Section 3.01, Section 3.03(a), Section 3.06, Section 3.15 and Section 3.33 (in each case after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein, but in each case after giving effect to the lead-in to Article III) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Lone Star. First Guaranty Bancshares shall have received a certificate signed on behalf of Lone Star by the Chief Executive Officer or the Chief Financial Officer of Lone Star to the foregoing effect.

(b)         Performance of Obligations of Lone Star. Lone Star shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and First Guaranty Bancshares shall have received a certificate, dated the Closing Date, signed on behalf of Lone Star by Lone Star’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c)         No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Lone Star being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)         Dissenting Shares. Dissenting Shares shall be less than five percent (5.0%) of the issued and outstanding shares of Lone Star Common Stock.

(e)         Consents and Approvals. Lone Star has received, in form and substance satisfactory to Lone Star and First Guaranty Bancshares, all consents, approvals, amendments, or cancellation agreements (i) necessary to terminate or fully satisfy obligations of Lone Star as of the Effective Time under Lone Star Benefit Plans, or (ii) described in Lone Star Disclosure Schedule Section 3.12(c).

(f)          Closing Certificates.

(i)          First Guaranty Bancshares shall have received a certificate, signed on behalf of Lone Star by the Secretary of Assistant Secretary of Lone Star acting solely in her or her official capacity as such, certifying (i) the due adoption by the Lone Star board of directors of corporate resolutions attached to such certificate authorizing the Merger and the other transactions, agreements and documents contemplated by this Agreement; (ii) Lone Star’s certificate of formation; (iii) Lone Star’s bylaws; (iv) the incumbency and true signatures of those officers of Lone Star duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement; (v) the number of shares of Lone Star Common Stock issued and outstanding as of the Closing Date; (vi) confirmation that, other than the shares of Lone Star Common Stock, there are no other shares of Lone Star capital stock issued or outstanding as of the Closing Date; and (vii) the number of Lone Star Options as of the Closing Date and the average exercise price of such Lone Star Options.

(ii)         First Guaranty Bancshares will have received from Lone Star a certificate of existence from the TDB, and a Statement of Franchise Tax Account Status obtained through the website of the Texas Comptroller of Public Accounts.

(g)         Transaction Expenses. Lone Star shall have paid in full or accrued for all unpaid Transaction Expenses as of the Calculation Date that were incurred by Lone Star prior to the Calculation Date. To the extent not paid prior to the Calculation Date, any accrued and unpaid Transaction Expenses that were incurred prior to the Calculation Date shall be included in the calculation of Lone Star’s Adjusted Net Tangible Equity.

(h)         Option Cancellation and Payment. All unexercised Lone Star Options shall have been canceled and the holders thereof paid the Lone Star Per-Option Value with respect to such unexercised and cancelled Lone Star Options, and the aggregate amount of such Lone Star Per-Option Value shall be included in the calculation of Transaction Expenses for purposes of this Agreement.

6.04	Frustration of Closing Conditions.

Neither First Guaranty Bancshares nor Lone Star may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

Article VII
TERMINATION

7.01	Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)         Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of First Guaranty Bancshares and Lone Star if the board of directors of First Guaranty Bancshares and the board of directors of Lone Star each so determines by vote of a majority of the members of its entire board.

(b)        No Regulatory Approval. By First Guaranty Bancshares or Lone Star, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event that (i) any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority, (ii) an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; (iii) First Guaranty Bancshares makes a reasonable determination in good faith after consultation with its counsel that there is a substantial likelihood that any Regulatory Approval will be obtained only upon the imposition of a Burdensome Condition; or (iv) any Governmental Authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless in each case the failure to obtain a Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth.

(c)         No Shareholder Approval. By either First Guaranty Bancshares or Lone Star (provided that such terminating party shall not be in breach of any of its obligations under Section 5.03), if the Requisite Lone Star Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Holders or at any adjournment or postponement thereof.

(d)         Breach of Representations and Warranties. By either First Guaranty Bancshares or Lone Star (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of First Guaranty Bancshares, in the case of a termination by Lone Star, or Lone Star, in the case of a termination by First Guaranty Bancshares, which breach, either individually or in the aggregate with all other breaches by such party, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by Lone Star, or Section 6.03, in the case of a termination by First Guaranty Bancshares, and which is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e)         Breach of Covenants. By either First Guaranty Bancshares or Lone Star (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)         Delay. By either First Guaranty Bancshares or Lone Star if the Merger shall not have been consummated on or before June 30, 2023, provided, however, that such date will be automatically extended to September 30, 2023, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a breach of this Agreement by the Party seeking to terminate this Agreement.

(g)         Failure to Recommend; Etc. In addition to and not in limitation of First Guaranty Bancshares’ termination rights under Section 7.01(e), by First Guaranty Bancshares if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of Lone Star, other than as permitted in connection with a Superior Proposal under Section 5.09, (A) withdraws, qualifies, amends, modifies or withholds the Lone Star Recommendation, or makes any statement, filing or release, in connection with the Lone Star Meeting or otherwise, inconsistent with the Lone Star Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Lone Star Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Lone Star Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by First Guaranty Bancshares, (E) fails to publicly reconfirm the Lone Star Recommendation within three (3) Business Days of being requested to do so by First Guaranty Bancshares, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h)         Acceptance of Superior Proposal. By Lone Star in connection with entering into a definitive agreement to effect a Superior Proposal after making a Lone Star Subsequent Determination in accordance with Section 5.09(e).

7.02	Termination Fee.

(a)         In recognition of the efforts, expenses and other opportunities forgone by First Guaranty Bancshares while structuring and pursuing the Merger, Lone Star shall pay to First Guaranty Bancshares a termination fee equal to $1,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by First Guaranty Bancshares in the event of any of the following: (i) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Lone Star or has been made directly to its Holders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Lone Star and (A) thereafter this Agreement is terminated (x) by either First Guaranty Bancshares or Lone Star pursuant to Section 7.01(c) because the Requisite Lone Star Shareholder Approval shall not have been obtained, (y) by First Guaranty Bancshares pursuant to Section 7.01(d) or Section 7.01(e) or (z) by First Guaranty Bancshares pursuant to Section 7.01(g) and (B) prior to the date that is twelve (12) months after the date of such termination, Lone Star enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Lone Star shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay First Guaranty Bancshares the Termination Fee; provided, that for purposes of this Section 7.02(a)(i), all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall instead refer to “fifty percent (50%),” or (ii) in the event Lone Star terminates this Agreement pursuant to Section 7.01(h), then Lone Star shall pay First Guaranty Bancshares the Termination Fee within one (1) Business Day after Lone Star’s notification of such termination.

(b)         Lone Star and First Guaranty Bancshares each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, First Guaranty Bancshares would not enter into this Agreement; accordingly, if Lone Star fails promptly to pay any amounts due under this Section 7.02, Lone Star shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of First Guaranty Bancshares (including reasonable legal fees and expenses) in connection with such suit.

(c)         Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if Lone Star pays or causes to be paid to First Guaranty Bancshares the Termination Fee in accordance with Section 7.02(a), Lone Star (or any successor in interest of Lone Star) will not have any further obligations or liabilities to First Guaranty Bancshares with respect to this Agreement or the transactions contemplated by this Agreement.

7.03	Effect of Termination.

Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

Article VIII
DEFINITIONS

8.01	Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adjusted Net Tangible Shareholders’ Equity” means the sum of Lone Star’s equity capital stock, capital surplus, and retained earnings, including the impact of any accumulated other comprehensive income (loss) resulting from unrealized securities gains or losses. For purposes of calculating Adjusted Net Tangible Shareholders’ Equity, Lone Star shall include deductions made for any Transaction Expenses and include additions made for any Prepayment Amounts.

“Advisory Board” has the meaning set forth in Section 5.18.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ALLL” has the meaning set forth in Section 3.23.

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Lone Star) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“ASTM” has the meaning set forth in Section 5.02(x).

“Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Board Representatives” has the meaning set forth in Section 5.17.

“Book-Entry Shares” means any non-certificated share held by book entry in Lone Star’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of Lone Star Common Stock.

“Burdensome Condition” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Louisiana are authorized or obligated to close.

“Calculation Date” means the last day of the calendar month that precedes the Closing Date.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of Lone Star Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.03(a).

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.03(b).

“Code” has the meaning set forth in the Recitals.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Constituent Documents” means, with respect to any entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Controlled Group Members” means, with respect to the applicable entity, any related organizations described in Code Sections 414(b), (c), or (m).

“COVID-19 Measures” has the meaning set forth in Section 3.16.

“D&O Insurance” has the meaning set forth in Section 5.10(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Dissenting Shareholder” has the meaning set forth in Section 2.01(e).

“Dissenting Shares” has the meaning set forth in Section 2.01(e).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.03(a).

“Enforceability Exception” has the meaning set forth in Section 3.04.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the applicable entity, an organization that is related under Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by First Guaranty Bancshares, and reasonably acceptable to Lone Star, to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, obtained by dividing (A) the Lone Star Per-Share Amount by (B) the First Guaranty Bancshares Closing Share Value.

“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or First Guaranty Bancshares or its Subsidiaries (or their respective successors) or (ii) any Claim brought by First Guaranty Bancshares or its Subsidiaries (or their respective successors) against any Indemnified Party.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.27.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Statements” has the meaning set forth in Section 3.07(a).

“First Guaranty Bancshares” has the meaning set forth in the preamble to this Agreement.

“First Guaranty Bancshares Closing Share Value” means the $23.67.

“First Guaranty Bancshares Common Stock” means the voting common stock, $1.00 par value per share, of First Guaranty Bancshares.

“First Guaranty Bancshares Common Stock Issuance” has the meaning set forth in Section 3.06(a).

“First Guaranty Bancshares Disclosure Schedule” has the meaning set forth in Article IV.

“First Guaranty Bancshares Preferred Stock” means the non-cumulative perpetual preferred stock, $1,000.00 par value per share, of First Guaranty Bancshares.

“First Guaranty Bancshares Reports” has the meaning set forth in Section 4.05(a).

“First Guaranty Bancshares Tax Certificate” has the meaning set forth in Section 5.24(b).

“First Guaranty Bank” has the meaning set forth in the Recitals.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of Lone Star Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Party” has the meaning set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Lone Star, the actual knowledge of the Persons set forth in Lone Star Disclosure Schedule Section 8.01, and the knowledge that each such person would have reasonably obtained in the performance of such person’s duties as a director or officer of Lone Star, as applicable, and with respect to First Guaranty Bancshares, the actual knowledge of the Persons set forth in First Guaranty Bancshares Disclosure Schedule Section 8.01, and the knowledge that each such person would have reasonably obtained in the performance of such person’s duties as a director or officer of First Guaranty Bancshares or its Subsidiaries, as applicable.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.29(b).

“Letter of Transmittal” has the meaning set forth in Section 2.05.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.22(a).

“Lone Star” has the meaning set forth in the preamble to this Agreement.

“Lone Star Aggregate Option Exercise Price” means the aggregate exercise price received by Lone Star upon the exercise of any and all Lone Star Options, to the extent such Lone Star Option was exercised during the period commencing on the date of this Agreement and ending on the Lone Star Option Exercise Deadline Date.

“Lone Star Benefit Plans” has the meaning set forth in Section 3.15(a).

“Lone Star Cancelled Shares” has the meaning set forth in Section 2.01(d).

“Lone Star Capitalization Date” has the meaning set forth in Section 3.02(a).

“Lone Star Common Stock” means the common stock, par value $1.00 per share, of Lone Star.

“Lone Star Director Support Agreement” has the meaning set forth in the Recitals.

“Lone Star Disclosure Schedule” has the meaning set forth in Article III.

“Lone Star Employees” has the meaning set forth in Section 3.15(a).

“Lone Star Equity Award” means an award, grant, unit, option to purchase, or other right to receive a share or shares of Lone Star Common Stock including, but not limited to, the Lone Star Options.

“Lone Star Financial Advisor” has the meaning set forth in Section 3.14.

“Lone Star Insiders” has the meaning set forth in Section 5.23.

“Lone Star Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Lone Star.

“Lone Star Investment Securities” means the investment securities of Lone Star.

“Lone Star Loan” has the meaning set forth in Section 3.22(c).

“Lone Star Material Contracts” has the meaning set forth in Section 3.12(a).

“Lone Star Meeting” has the meaning set forth in Section 5.03(a).

“Lone Star Option” shall have the meaning set forth in Section 2.04.

“Lone Star Option Exercise Deadline” shall have the meaning set forth in Section 2.04.

“Lone Star Per-Option Value” has the meaning set forth Section 2.04.

“Lone Star Per-Share Amount” means the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (A) the Merger Consideration by (B) the Lone Star Share Count Amount.

“Lone Star Preferred Stock” means the preferred stock, par value $1.00 per share, of Lone Star.

“Lone Star Recommendation” has the meaning set forth in Section 5.03(b).

“Lone Star Regulatory Agreement” has the meaning set forth in Section 3.13.

“Lone Star Representatives” has the meaning set forth in Section 5.09(a).

“Lone Star Share Count Amount” means the number of shares of Lone Star Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, the Lone Star Share Count Amount as of the date of this Agreement is 3,325,420.

“Lone Star Stock Plan” means the Lone Star Bank 2006 Stock Option Plan and the Lone Star Bank 2017 Stock Option Plan, each as amended to date.

“Lone Star Subsequent Determination” has the meaning set forth in Section 5.09(e).

“Lone Star Tax Certificate” has the meaning set forth in Section 5.24(b).

“Lone Star Voting Agreement” or “Lone Star Voting Agreements” shall have the meaning set forth in the Recitals.

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Lone Star or First Guaranty Bancshares and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Lone Star and First Guaranty Bancshares operate, in which case only the disproportionate effect will be taken into account), (B) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Lone Star or First Guaranty Bancshares and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Lone Star and First Guaranty Bancshares operate, in which case only the disproportionate effect will be taken into account), (C) changes in economic or market conditions in the United States or any state therein affecting the financial services industry generally, including changes in equity, credit and debt markets, general downgrades in the credit markets and changes in interest rates (except to the extent that such change disproportionately adversely affects Lone Star or First Guaranty Bancshares and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Lone Star and First Guaranty Bancshares operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure, pendency or completion of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written request of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Lone Star or First Guaranty Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of First Guaranty Bancshares Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (G) this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), (H) any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, and any evolutions thereof (“COVID-19”))), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any other Governmental Authority providing for business closures, “sheltering-in-place,” curfews, quarantines or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof, (I) changes in global, national or regional political conditions, including the outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (J) acts of God or other natural or environmental disasters or comparable events in the United States, or any escalation of the foregoing.

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in Section 1.01.

“Merger Consideration” means (a) an amount equal to 1.5x Lone Star’s Adjusted Net Tangible Shareholders’ Equity without considering the Lone Star Aggregate Option Exercise Price, as determined on the Calculation Date, plus (b) an amount equal to 1.0x the Lone Star Aggregate Option Exercise Price. An example calculation of the Merger Consideration is set forth in Lone Star Disclosure Schedule Section 8.01 and First Guaranty Bancshares Disclosure Schedule Section 8.01. The final calculation of the Merger Consideration will be determined in accordance with this definition and the structure and methodologies used in preparing the example calculation of the Merger Consideration set forth in Lone Star Disclosure Schedule Section 8.01 and First Guaranty Bancshares Disclosure Schedule Section 8.01.

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Transferred Employees” has the meaning set forth in Section 5.11(b).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OFI” means the Louisiana Office of Financial Institutions.

“Option Exercise Deadline” has the meaning set forth in Section 2.04.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Lone Star consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.22(b).

“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.

“PEO Agreement” has the meaning set forth in Section 3.15(a).

“PEO Employees” has the meaning set forth in Section 3.15(a).

“Per-Share Merger Consideration” shall, with respect to each Holder, equal a number of shares of First Guaranty Bancshares Common Stock equal to the product of (a) the Exchange Ratio and (b) the number of shares of Lone Star Common Stock held by such Holder.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.02(x).

“Prepayment Amounts” shall have the meaning set forth in Section 5.13.

“Proxy Statement/Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of First Guaranty Bancshares and Lone Star relating to the Lone Star Meeting.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by First Guaranty Bancshares in connection with the First Guaranty Bancshares Common Stock Issuance (including the Proxy Statement/Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” has the meaning set forth in Section 3.06(a).

“Requisite Lone Star Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of two-thirds of the outstanding shares of Lone Star Common Stock entitled to vote thereon at the Lone Star Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“SRO” has the meaning set forth in Section 3.06(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Bank” means the bank surviving the Merger.

“Tax” and “Taxes” shall mean all federal, state, local, and non-U.S. taxes and other charges, fees, levies, imposts, duties, and other like assessments that are imposed, assessed or collected by a Governmental Authority and that are in the nature of a tax, including income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements filed or required to be filed with a Governmental Authority with respect to Taxes.

“TBOC” has the meaning set forth in Section 1.01.

“TDB” means the Texas Department of Banking.

“Terminated Contracts” has the meaning set forth in Section 5.14.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“TFC” has the meaning set forth in Section 1.01.

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Transaction Expenses” means (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby, but only to the extent such costs, fees, expense or commissions exceed $50,000; (ii) the amount of all legal and accounting fees and other expenses incurred by Lone Star in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, but (a) only to the extent such fees or expenses exceed $125,000 and (b) are paid, incurred, or accrued on or prior to the Calculation Date; (iii) the amount of any payments to be made or expenses to be incurred pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Lone Star and any other Person, including upon termination of such agreements, which payments or expenses are triggered by the transactions set forth in this Agreement; (iv) the aggregate amount of the Lone Star Per-Option Value; and (v) the amount equal to the difference between the price of a 3-year tail policy for the D&O Insurance and a 4-year tail policy for the D&O Insurance contemplated by Section 5.10(d); provided that, any adjustments to the calculation of the Adjusted Net Tangible Shareholders’ Equity shall be mutually determined by Lone Star and First Guaranty Bancshares in good faith. In calculating Adjusted Net Tangible Shareholders’ Equity, Lone Star will be permitted to calculate any expenses on an after-Tax basis (but only to the extent that such expenses are Tax-deductible) using an income tax rate of 21%. For the avoidance of doubt, Adjusted Net Tangible Shareholders’ Equity shall be reduced dollar for dollar by the amount of any dividend or other distribution by Lone Star declared or paid on or after the date of this Agreement and prior to or on the Closing Date. For the avoidance of doubt, a representative determination (without estimates of costs) of the impact of Transaction Expenses on calculation of the Merger Consideration is set forth in Lone Star Disclosure Schedule Section 8.01 and First Guaranty Bancshares Disclosure Schedule Section 8.01.

“Transferred Employees” has the meaning set forth in Section 5.11(a).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

Article IX
MISCELLANEOUS

9.01	Survival.

No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.

9.02	Waiver; Amendment.

Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the Lone Star Meeting no amendment shall be made which by Law requires further approval by the Holders of Lone Star without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

9.03	Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.

(a)         This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Louisiana, without regard for conflict of law provisions.

(b)         Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Louisiana (the “Louisiana Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Louisiana Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Louisiana Courts, (iii) waives any objection that the Louisiana Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.

9.04	Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

9.05	Expenses.

Except as otherwise provided in Section 7.02, and except as otherwise provided in this Agreement relative to Transaction Expenses, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

9.06	Notices.

All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.

if to First Guaranty Bancshares, to:

First Guaranty Bancshares, Inc.
400 E. Thomas Street
Hammond, Louisiana 70401
Attention:	Eric J. Dosch
E-mail:	ejdosch@fgb.net

with copies (which shall not constitute notice to First Guaranty Bancshares) to:

G. Ortega Law, PLLC 7941 Katy Fwy #230 Houston, TX 77024 Attn: John Ortega E-mail: ortega@12usc.com and:

Pickering & Cotogno 1555 Poydras, Suite 430 New Orleans, LA 70112 Attn: Gary A. Cotogno E-mail: gac@pclawfirm.com and:

Bradley Arant Boult Cummings LLP 1445 Ross Avenue, Suite 3600 Dallas, Texas 75202 Attention: Robert Flowers E-mail: rflowers@bradley.com if to Lone Star, to:

Lone Star Bank
2600 S. Gessner Road
Houston, Texas 77063
Attention:	Dennis Harrington
E-mail:	dharrington@lsbtexas.com

with a copy (which shall not constitute notice to Lone Star) to:

Hunton Andrews Kurth
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:	Josh McNulty
E-mail:	jmcnulty@huntonak.com

9.07	Entire Understanding; No Third-Party Beneficiaries.

This Agreement represents the entire understanding of the Parties with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, First Guaranty Bancshares and Lone Star hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.08	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

9.09	Enforcement of the Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10	Interpretation.

(a)         When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)         The Lone Star Disclosure Schedule and the First Guaranty Bancshares Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)         Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e)         Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

9.11	Assignment.

No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

9.12	Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

9.13	Counterparts.

This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST GUARANTY BANCSHARES, INC.

Alton B. Lewis, Jr.,
Vice Chairman/President/CEO

FIRST GUARANTY BANK

Alton B. Lewis, Jr.,
President

LONE STAR BANK

Dennis Harrington,
CEO

ANNEX B

FORM OF VOTING AGREEMENT

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of [x], 2023 by and between the undersigned holder (“Shareholder”) of common stock of Lone Star Bank, a Texas banking association (“Lone Star”), and First Guaranty Bancshares, Inc., a Louisiana corporation (“First Guaranty”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, First Guaranty and Lone Star are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which First Guaranty will acquire Lone Star through the merger (the “Merger”) of Lone Star with and into First Guaranty’s wholly-owned subsidiary, First Guaranty Bank, a Louisiana banking association (“First Guaranty Bank”), with First Guaranty Bank surviving such Merger, and in connection with the Merger, each share of Lone Star Common Stock (excluding Dissenting Shares and Lone Star Cancelled Shares) issued and outstanding at the Effective Time will be converted into and exchanged for the right to receive the Per-Share Merger Consideration;

WHEREAS, Shareholder is the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) (“Beneficial Owner”) of and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Lone Star Common Stock indicated on the signature page of this Agreement; provided that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of Lone Star Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of First Guaranty to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, First Guaranty entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by First Guaranty in connection therewith, Shareholder and First Guaranty agree as follows:

Section 1.              Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, except as otherwise agreed to in writing in advance by First Guaranty, Shareholder shall:

(a)           appear at the Lone Star Meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)          vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Lone Star and adopted in accordance with the terms thereof) at the Lone Star Meeting; (ii) in favor of any proposal to adjourn or postpone the Lone Star Meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Lone Star contained in the Merger Agreement or of Shareholder contained in this Agreement presented at the Lone Star Meeting or any other meeting of shareholders of Lone Star held prior or subsequent to the Lone Star Meeting; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement presented at the Lone Star Meeting or any other meeting of shareholders of Lone Star held prior or subsequent to the Lone Star Meeting.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Lone Star, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms. Shareholder agrees that, for purposes of this Section 1, Shareholder’s obligations with respect to the Lone Star Meeting shall also apply to any other meeting of Lone Star shareholders, however called, or any adjournment thereof, or in any other circumstance in which Shareholder is entitled to vote, consent or give approval of the Merger Agreement or the transactions contemplated thereby.

Section 2.              No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite Lone Star Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will, intestacy or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to Affiliates, relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers to any other shareholder of Lone Star who has executed a Lone Star Voting Agreement on the date hereof, (e) a surrender of Lone Star Options to Lone Star in connection with the vesting, settlement or exercise of Lone Star Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or the exercise price thereon and (f) such transfers as First Guaranty may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.              Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with First Guaranty as follows:

(a)           Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by First Guaranty, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. If Shareholder is married and his or her Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(c)           The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)          Shareholder is the Beneficial Owner of all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder is not the Beneficial Owner of any shares of capital stock of Lone Star other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than Lone Star Options.

Section 4.             No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, solely in his, her or its capacity as a shareholder of Lone Star, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), except in his or her capacity as a director or officer of Lone Star and under circumstances for which such actions are permitted for Lone Star under the Merger Agreement, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person any information or data with respect to Lone Star in connection with an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Lone Star’s shareholders with respect to an Acquisition Proposal.

Section 5.             Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of First Guaranty to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to First Guaranty if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, First Guaranty will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that First Guaranty has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with First Guaranty’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, First Guaranty shall have the right to inform any third party that First Guaranty reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of First Guaranty hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with First Guaranty set forth in this Agreement may give rise to claims by First Guaranty against such third party.

Section 6.             Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement in accordance with its terms, or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any intentional breach of this Agreement prior to such termination.

Section 7.              Entire Agreement. This Agreement, and to the extent referenced herein, the Merger Agreement, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8.             Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time.

Section 9.             Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.           Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Lone Star and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of Lone Star, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of Lone Star, if applicable.

Section 11.            Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Louisiana, without regard for conflict of law provisions.

Section 12.            Jurisdiction. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Louisiana in Tangipahoa Parish or the United States District Court, Eastern District of Louisiana. Each party consents to the jurisdiction of such Louisiana court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Louisiana court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 13.           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14.            Waiver of Appraisal Rights; Further Assurances. Shareholder hereby confirms such Shareholder’s knowledge of the availability of the rights of dissenting shareholders under the Texas Business Organizations Code with respect to the Merger. To the extent permitted by applicable Law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable Law. From time to time prior to the termination of this Agreement, at First Guaranty’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against First Guaranty, First Guaranty Bank, or Lone Star, or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 15.           Disclosure. Shareholder hereby authorizes Lone Star and First Guaranty to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Joint Proxy Statement/Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that upon request First Guaranty shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 16.           Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 17.            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in First Guaranty or Lone Star any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares, if any, shall remain vested in and belong to the Shareholder, and First Guaranty or Lone Star shall not have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

Section 18.           Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Voting Agreement after the date of this Voting Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section.

All communications must be in writing and addressed as follows:

If to First Guaranty:

First Guaranty Bancshares, Inc.
400 E. Thomas Street
Hammond, Louisiana 70401
Attention:	Eric J. Dosch
E-mail:	ejdosch@fgb.net

If to Lone Star (prior to the Closing Date):

Lone Star Bank
2600 S. Gessner Road
Houston, Texas 77063
Attention:	Dennis Harrington
E-mail:	DHarrington@lsbtexas.com

If to the Shareholder, at the address set forth on the Shareholder’s signature page hereto; or to such other address such Shareholder has last designated by notice to the other parties in accordance herewith.

[signature pages follow]

[signature page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST GUARANTY BANCSHARES, INC.

By:
Name:	Alton Lewis,
Title:	Vice Chairman/President/CEO

Address:

First Guaranty Bancshares, Inc.
400 E. Thomas Street
Hammond, Louisiana 70401

LONE STAR BANK

By:
Name:	Dennis Harrington
Title:	Chief Executive Officer

Address:

Lone Star Bank
2600 S. Gessner Houston, Texas 77063

[signature page to Voting Agreement]

SHAREHOLDER:
Address for Shareholder:

Name:
Number of Shares:

Name of Spouse:
(If applicable)

ANNEX C

FORM OF DIRECTOR SUPPORT AGREEMENT

DIRECTOR SUPPORT AGREEMENT

This Director Support Agreement (this “Support Agreement”), dated as [x], 2023 (the “Execution Date”), is made and entered into by and among, Lone Star Bank, a Texas banking association (“Lone Star”), First Guaranty Bancshares, Inc., a Louisiana corporation (“First Guaranty”), and _______________, an individual residing in the State of ______________ (the “Director”).

RECITALS

WHEREAS, contemporaneously with the execution of this Support Agreement, First Guaranty and Lone Star are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which First Guaranty will acquire Lone Star through the merger (the “Merger”) of Lone Star with and into First Guaranty’s wholly-owned subsidiary, First Guaranty Bank, a Louisiana banking association (“First Guaranty Bank”), with First Guaranty Bank surviving such Merger;

WHEREAS, the Director is a director of Lone Star and a holder of Lone Star Common Stock and/or Lone Star Options, and will, as a result of his or her equity ownership in Lone Star, receive pecuniary and other benefits as a result of the Merger;

WHEREAS, the Director, as a director of Lone Star and a holder of Lone Star Common Stock and/or Lone Star Options, has had access to certain confidential information, including, without limitation, information concerning the business of Lone Star and its Subsidiaries (collectively, the “Lone Star Entities”) and the relationships between the Lone Star Entities, their vendors and customers, and the Lone Star Entities’ status and relationship with peer institutions that compete with the Lone Star Entities;

WHEREAS, the Director, through his or her association with the Lone Star Entities, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of the Lone Star Entities and their businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by First Guaranty;

WHEREAS, the Director recognizes that First Guaranty’s entry into the Merger Agreement is dependent on the Director entering into this Support Agreement and, therefore, this Support Agreement is incident thereto;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and as a condition precedent to the obligations of First Guaranty under the Merger Agreement, First Guaranty, Lone Star and Director have agreed to enter into this Support Agreement; and

WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Merger Agreement.

NOW, THEREFORE, based upon the valuable consideration that the Director will receive a director of Lone Star and a holder of Lone Star Common Stock and/or Lone Star Options as a result of the Merger, for the new confidential information the Director will be provided after the Execution Date and for other good and valuable consideration contained herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Director Support. The Director agrees to use his or her best efforts to refrain from harming the goodwill of First Guaranty and the Lone Star Entities and their respective subsidiaries, affiliates or successors, and their respective customer and client relationships. Further, the Director agrees to keep confidential all information about the Merger Agreement and the transactions contemplated thereby, including but not limited to the Merger Consideration, except as disclosed in the Proxy Statement/Prospectus that will be distributed to the Lone Star shareholders or as otherwise publicly disclosed pursuant to the terms of the Merger Agreement.

2.             Director Covenants.

(a)           Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of the Lone Star Entities’ current and prospective customers, the Lone Star Entities’ current and prospective services, the Lone Star Entities’ business projections and market studies, the Lone Star Entities’ business plans and strategies, and the Lone Star Entities’ studies and information concerning special services unique to the Lone Star Entities. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-competition and non-solicitation restriction set forth below. Accordingly, other than in any capacity for or on behalf of First Guaranty or any subsidiary of First Guaranty (or as otherwise permitted below), Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

(i)            except as disclosed on Schedule 1 hereto, solicit the business of any person or entity who is a customer of any Lone Star Entity as of the date of this Support Agreement or as of the Closing Date on behalf of any other insured depository institution, excluding general solicitations of the public that are not based in whole or in part on any list of customers of any Lone Star Entity;

(ii)           (A) acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution or holding company thereof that has a location within a fifty (50) mile radius of any location of any of the Lone Star Entities as of the date of this Support Agreement or as of the Closing Date (the “Noncompete Area”), provided, however, that Director may (1) retain any existing ownership interest in any insured depository institution or holding company thereof as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any privately-held or publicly-traded depository institution or holding company thereof, so long as that ownership interest does not exceed 10% of the total number of shares outstanding of that depository institution or holding company thereof (unless such acquisition is through bequest or inheritance and is promptly disclosed to First Guaranty in writing), and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions or holding company thereof;

(B)          except in such roles and for such institutions as set forth on Schedule 1 attached hereto, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area; or

(C)          establish or operate a branch or other office of an insured depository institution within the Noncompete Area; provided, however, that nothing in this Section 2(a)(ii) shall prevent Director from continuing to serve in his or her existing capacity with the insured depository institution(s) as listed on Schedule 1, attached hereto (Schedule 1 to list institution(s), position(s) currently held and dates of service in such position(s)); or

(iii)          recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who as of the Closing Date is, or within the twelve (12) months preceding the Closing Date was, an employee of Lone Star unless such person’s employment has been terminated by First Guaranty prior to the time of such solicitation, excluding recruiting efforts made through general solicitations of the public that are not based on any list of, or directed at, employees of Lone Star; but nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)          If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)          Director agrees that (i) this Support Agreement is entered into in connection with the sale to First Guaranty of the goodwill of the business of the Lone Star Entities, (ii) Director is receiving valuable consideration for this Support Agreement, (iii) the restrictions imposed upon Director by this Support Agreement are essential and necessary to ensure First Guaranty acquires the goodwill of the Lone Star Entities and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Support Agreement are fair and reasonable.

3.             Early Resolution Conference. This Support Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify First Guaranty in writing and meet with a First Guaranty representative and a neutral mediator (if First Guaranty elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notification at least fourteen (14) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Support Agreement and its restrictions at a later time.

4.             Effective Dates; Termination. This Support Agreement shall become effective only upon the consummation of the Merger at the Effective Time. This Support Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to its terms prior to the consummation of the Merger, or (b) the date that is twenty-four (24) months after the Closing Date.

5.             Injunctive Relief. First Guaranty and Director hereby acknowledge and agree that First Guaranty and Lone Star will be irreparably damaged if this Support Agreement is not specifically enforced. Accordingly, First Guaranty and Lone Star are entitled to injunctive relief restraining any violation of this Support Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that First Guaranty or Lone Star may have at law or in equity.

6.             Assignability. Director may not assign its obligations under this Support Agreement without the prior written consent of First Guaranty.

7.             Parties Bound. This Support Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

8.             Applicable Law; Venue. This Support Agreement is to be construed under and according to the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. Venue for any cause of action arising from this Support Agreement will lie in in the courts of record of the State of Louisiana in Tangipahoa Parish or the United States District Court, Eastern District of Louisiana.

9.             Legal Construction. If any of the provisions contained in this Support Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Support Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Support Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Support Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

10.           Notice. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Support Agreement after the date of this Support Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to First Guaranty:

First Guaranty Bancshares, Inc.
400 E. Thomas Street
Hammond, Louisiana 70401
Attention:	Eric J. Dosch
E-mail:	ejdosch@fgb.net

If to Lone Star (prior to the Closing Date):

Lone Star Bank
2600 S. Gessner Road
Houston, Texas 77063
Attention:	Dennis Harrington
E-mail:	DHarrington@lsbtexas.com

If to the Director, at the address set forth under the Director’s signature page hereto; or to such other address or to such other Person as any party hereto has last designated by notice to the other parties in accordance herewith. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of Texas.

11.           No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.

12.           Modification. No amendment of this Support Agreement is effective unless contained in a written instrument signed by the parties hereto.

13.           Headings. The descriptive headings of the sections of this Support Agreement are inserted for convenience only and do not constitute a part of this Support Agreement.

14.           Counterparts. This Support Agreement may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Support Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the date first written above.

FIRST GUARANTY BANCSHARES, INC.

Alton Lewis,
Vice Chairman/President/CEO

LONE STAR BANK

Dennis Harrington,
CEO

DIRECTOR

Name:

Notice address:

Electronic mail:

ANNEX D

FORM OF RELEASE

RELEASE

This RELEASE (this “Release”) dated as of ____, 2023 is made by _________________, (the “Releasor”), in favor of Lone Star Bank, a Texas banking association (“Lone Star”).

RECITALS:

WHEREAS, the Releasor is a duly elected or appointed director or executive officer of Lone Star as of the date hereof;

WHEREAS, First Guaranty Bancshares, Inc., a Louisiana corporation (“First Guaranty”) and Lone Star, are parties to that certain Agreement and Plan of Merger dated as of January 6, 2023 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which First Guaranty will acquire Lone Star through the merger (the “Merger”) of Lone Star with and into First Guaranty’s wholly-owned subsidiary, First Guaranty Bank, a Louisiana banking association (“First Guaranty Bank”), with First Guaranty Bank surviving such Merger;

WHEREAS, it is a covenant of Lone Star pursuant to Section 5.19 of the Merger Agreement that the Releasor execute and deliver this Release simultaneously with the execution of the Merger Agreement to confirm the absence of, and release of, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against Lone Star and each of its Subsidiaries (as defined in the Merger Agreement) existing as of the date hereof;

WHEREAS, it is further a covenant of Lone Star that this Release shall remain in full force and effect as of the Closing Date; and

WHEREAS, the Releasor desires to enter into this Release in consideration of the matters set forth herein.

NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:

1.            Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Merger Agreement.

2.            Release; Related Matters.

(a)        Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges Lone Star, each of its Subsidiaries and the respective successors of Lone Star and each of its Subsidiaries (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, to the extent known, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Lone Star or any of its Subsidiaries, as the case may be, for all periods through the date hereof; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans, employment, severance, change in control, equity or other arrangements of Lone Star or any of its Subsidiaries existing as of the date hereof, including but not limited to the Employment Agreement which is described on Exhibit A or that is disclosed in the Merger Agreement and/or the related Lone Star Disclosure Schedule; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the Merger Agreement, the certificate of formation, bylaws or other governing documents or agreement of either Lone Star or any of its Subsidiaries, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of Lone Star or its Subsidiaries and which applies to the Releasor or the other Releasor Persons; (iii) any rights or claims of the Releasor or the other Releasor Persons under the Merger Agreement; (iv) in connection with any deposits (as defined in 12 USC § 1813(1)) or similar accounts or banking products of the Releasor Persons at the Released Parties; (v) pursuant to the loan documents executed in connection with the loans listed on Exhibit A; or (vi) in connection with medical claims not yet filed (collectively, the “Reserved Claims”).

(b)        The Releasor represents and warrants that, in his or her capacity as a director, officer, employee or security holder of Lone Star and any of its Subsidiaries, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.

(c)        The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

(d)        Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with Lone Star, its Subsidiaries, their respective businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of Lone Star or any of its Subsidiaries for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby.

3.             Agreement; No Admission. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals and that the agreement herein contained and the consideration herein transferred is to compromise doubtful and disputed claims. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.

4.             Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.

5.             Authority. The Releasor represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind or character not set forth herein.

6.             Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons, the Released Parties and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates.

7.             Governing Law; Venue; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. Venue for any cause of action arising from this Release will lie in the courts of record of the State of Louisiana in Tangipahoa Parish or the United States District Court, Eastern District of Louisiana. This Release is executed and delivered in connection with and under the Merger Agreement and will be construed as a part of the transactions contemplated by the Merger Agreement.

8.             Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.

9.             Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

10.           Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.           Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Merger Agreement. This Release shall become effective only upon the consummation of the Merger. If Merger Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

[Signature Page to Release]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

LONE STAR BANK

By:
Dennis Harrington
Chief Executive Officer

[Signature Page to Release]

RELEASOR

[●]

ANNEX E

OPINION OF Performance Trust Capital Partners, LLC TO lone star BOARD OF DIRECTORS

January 6, 2023

Board of Directors

Lone Star Bank

2600 South Gessner Road, Suite 100

Houston, TX 77063

Members of the Board of Directors:

We understand that Lone Star Bank (“Lone Star”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and between Lone Star and First Guaranty Bancshares, Inc. (“FGBI”), (the “Merger”). At the Effective Time, by virtue of the Merger and subject to the terms and conditions of the Agreement, 100% of Lone Star common stock issued and outstanding shall be converted into shares of FGBI common stock. Based upon FGBI’s 20-trading day average closing price calculated on January 5, 2023 of $23.67 and an estimated purchase price of $7.76 per Lone Star common share, Lone Star would receive 0.3280 shares of FGBI common stock per share of Lone Star common stock (the “Exchange Ratio”). The implied value of the Merger Consideration was $27.973 million as of such date.

You have requested that Performance Trust Capital Partners, LLC (“PTCP” or “we”) render an opinion as of the date hereof (this “Opinion”) to the Board of Directors of Lone Star (the “Board”) as to whether the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of Lone Star Common Stock.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

(i)          reviewed a draft of the merger Agreement, dated as of January 4, 2023;

(ii)         reviewed certain publicly available business and financial information relating to FGBI and its subsidiary First Guaranty Bank and Lone Star;

(iii)        reviewed certain other business, financial, and operating information relating to FGBI, First Guaranty Bank, and Lone Star provided to PTCP by the management of FGBI and Lone Star;

(iv)        met with, either by phone or in person, certain members of the management of Lone Star and FGBI to discuss the business and prospects of FGBI and Lone Star and the proposed Merger;

(v)         reviewed certain terms of the proposed transaction and compared certain of those terms with the publicly available terms of certain transactions that have recently been effected or announced;

(vi)        reviewed certain financial data of FGBI and Lone Star, and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vii)       reviewed the stock price performance of FGBI since January 4, 2022 and compared that to the performance of selected companies and indexes; and

(viii)      considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for FGBI that we have used in our analyses, the management of FGBI have advised us, and we have assumed, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of FGBI as to the future financial performance of FGBI and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of FGBI and Lone Star since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on FGBI, Lone Star or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

This Opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to the holders of Lone Star Common Stock pursuant to the Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, class of such persons or shareholders of FGBI, relative to the Merger Consideration or otherwise.

This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets do experience unusual volatility from time-to-time and we express no opinion or view as to any potential effects of such volatility on FGBI, Lone Star or the Merger. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Merger as compared to alternative strategies that might be available to Lone Star, nor does it address the underlying business decision of Lone Star or the Board to approve, recommend or proceed with the Merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on, with your consent, advice of the outside counsel and the independent accountants of Lone Star, and on the assumptions of the management of FGBI and Lone Star, as to all legal, regulatory, accounting, insurance and tax matters with respect to FGBI, Lone Star and the Merger.

We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of FGBI or Lone Star, nor have we been furnished with any such evaluations or appraisals. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of FGBI’s or Lone Star’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that FGBI’s and Lone Star’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of FGBI or Lone Star or the solvency or fair value of FGBI, Lone Star or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We and our affiliates have in the past provided, may currently be providing and may in the future provide investment banking and other financial services to FGBI, Lone Star and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of FGBI, Lone Star and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. PTCP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised Lone Star.

We have acted as financial advisor to Lone Star in connection with the Merger and will receive customary investment banking fees for our services of 1.25% of the Merger Consideration up to $28.000 million and 5.00% of the amount above $28.000 million upon the consummation of the Merger (“Success Fee”). Lone Star previously agreed that it will pay a fee of $50 thousand upon delivery of this Opinion which is credited against the Success Fee. In addition, Lone Star has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

This Opinion and any other advice or analyses (written or oral) provided by PTCP were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of PTCP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to PTCP or any of its affiliates be made by any recipient of this Opinion, without the prior, written consent of PTCP, except as required by law. This Opinion should not be construed as creating, and PCTP shall not be deemed to have, any fiduciary duty to the Board, Lone Star, any security holder or creditor of Lone Star or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of Lone Star or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of PTCP.

In connection with the Merger, the undersigned, acting as an independent financial advisor to Lone Star, hereby consents to the inclusion of our opinion letter to the Board of Directors of Lone Star as an Annex to, and the references to our firm and such opinion in, the Proxy Statement / Prospectus relating to the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement / Prospectus within the meaning of the term “experts” as used in the Act or the Regulations.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of Lone Star Common Stock.

PErformance trust capital partners, llc

ANNEX F

TEXAS DISSENTERS’ RIGHTS STATUTES

TITLE 1. GENERAL PROVISIONS

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

§ 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:

(A) in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners; or

(B) in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The First Guaranty articles provide as follows:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

Subpart E (Sections 1-850 through 1-859) of the LBCA governs indemnification of directors and officers of a corporation. In general, the LBCA provides that a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer is made a party because he or she was a director or officer of the corporation, against expenses incurred by the director or officer in connection with the proceeding. Additionally, a corporation may indemnify a director or officer who is made party to a proceeding because the individual is a director or officer of the corporation, but only after a determination that the director or officer has met certain standards of conduct. A corporation may also, before final disposition of a proceeding, advance or reimburse expenses incurred by a director or officer in connection with a proceeding, if the individual follows certain procedures and the advancement or reimbursement is authorized by the board of directors. A corporation may not indemnify a director or officer if he or she has been adjudged liable to the corporation on the basis of receiving a financial benefit to which he or she was not entitled. The LBCA permits a director or officer of a corporation to apply to the courts to enforce their rights to indemnification or advancement of expenses, or to order indemnification or the advancement of expenses in circumstances that would ordinarily preclude a corporation from providing indemnification or the advancement of expenses.

The First Guaranty articles and the First Guaranty bylaws generally require that First Guaranty indemnify and hold harmless, to the fullest extent permitted by Louisiana law, a director or officer with regards to actions taken in their capacity as such. Pursuant to the First Guaranty articles, indemnification is mandatory if a director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which they are made a party because of their capacity as a director or officer of the corporation, or where the director or officer (i) acted in good faith, (ii) reasonably believed, in the case of conduct in his or her official capacity, that the conduct was in the corporation’s best interests, or, in all other cases, that the conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reason to believe his or her conduct was unlawful. However, the corporation may not indemnify a director or officer until a determination is made that the applicable standard of conduct has been met. Additionally, the First Guaranty articles also require reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, so long as the director or officer follows certain procedures.

Section 1-857 of the LBCA provides that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have the power to indemnify the individual against the same liability under the LBCA. The First Guaranty articles also permit it to purchase and maintain insurance on behalf of its directors and officers, and First Guaranty has obtained such liability insurance. Such insurance may protect a director or officer against liability asserted against or incurred by the individual, even if the corporation would not have the power to indemnify the individual under the circumstances.

The foregoing is only a general summary of certain aspects of Louisiana law, the First Guaranty articles and the First Guaranty bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the LBCA referenced above, the First Guaranty articles and the First Guaranty bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among First Guaranty Bancshares, Inc., First Guaranty Bank and Lone Star Bank dated January 6, 2023 (included as Annex A to the proxy statement/prospectus, which forms a part of this registration statement on Form S-4).†
3.1	Restated Articles of Incorporation of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on August 2, 2007 (File No. 000-52748)).
3.2	Articles of Amendment to the Restated Articles of Incorporation of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2011 (File No. 000-52748)).
3.3	Bylaws of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on August 2, 2007 (File No. 000-52748)).
3.4	Amendment to Bylaws of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K12G3 filed on August 2, 2007).
3.5	Articles of Amendment to the Restated Articles of Incorporation of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on 8-K filed on April 27, 2021).
4.1	Form of Common Stock Certificate of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 4 of the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on August 2, 2007 (File No. File No. 000-52748)).
4.2	Form of Subordinated Note of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2015 (File No. 001-37621)).
4.3	Description of Common Stock (incorporated by reference to Exhibit 4.3 of the Annual Report on Form 10-K filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on March 16, 2020).
4.4	Preferred Stock Specimen Certificate (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on April 27, 2021).
4.5	Description of Preferred Stock (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on April 27, 2021).
4.6	Deposit Agreement dated as of April 27, 2021, by and between First Guaranty Bancshares, Inc. and Zions Bancorporation, National Association, and the holders from time to time of the depositary receipts described herein (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on April 27, 2021).
4.7	Form of Depositary Receipt representing Depositary Shares (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on April 27, 2021).
4.8	Form of Indenture for Senior Debt Securities (incorporated by reference to Exhibit 4.4 of the Form S-3 filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on September 30, 2020).
4.9	Form of Indenture for Subordinated Debt Securities Incorporated by reference to Exhibit 4.6 of the Form S-3 filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on September 30, 2020).
5.1	Opinion of Pickering & Cotogno LLC with regard to the legality of securities being registered.
8.1	Opinion of Bradley Arant Boult Cummings LLP with regard to certain tax matters.
8.2	Opinion of Hunton Andrews Kurth LLP with regard to certain tax matters.
21.1	Subsidiaries of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 21 of the registration statement on Form S-1 filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on October 24, 2014).
23.1	Consent of Pickering & Cotogno LLC (contained in Exhibit 5.1).
23.2	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 8.1).
23.3	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 8.2).
23.4	Consent of Castaing, Hussey & Lolan, LLC.
23.5	Consent of Griffith, DeLaney, Hillman & Lett CPA, PSC.
24.1	Power of Attorney (set forth on the signature page to this registration statement).
99.1	Form of Voting Agreement by and among each director of Lone Star Bank who owns shares of Lone Star Bank common stock, Lone Star Bank and First Guaranty Bancshares, Inc. (included as Annex B to the proxy statement/prospectus, which forms a part of this registration statement on Form S-4).
99.2	Form of Director Support Agreement by and among non-employee directors of Lone Star Bank, Lone Star Bank and First Guaranty Bancshares, Inc. (included as Annex C to the proxy statement/prospectus, which forms a part of this registration statement on Form S-4).
99.3	Form of Release by and among directors of Lone Star Bank and Lone Star Bank (included as Annex D to the proxy statement/prospectus, which forms a part of this registration statement on Form S-4).
99.4	Consent of Performance Trust Capital Partners, LLC.

99.5	Consent of Jeff A. Berkley.
99.6	Form of Proxy for holders of shares of common stock of Lone Star Bank*
107	Filing Fee Table
*	To be filed by amendment.
†	Exhibits, schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request on a confidential basis.

SIGNATURES

Pursuant to the requirements of the Securities Act the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hammond, State of Louisiana, on March 23, 2023.

FIRST GUARANTY BANCSHARES, INC.

By:	/s/ Alton B. Lewis, Jr.
Alton B. Lewis, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alton B. Lewis, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Alton B. Lewis, Jr.	President, Chief Executive Officer and Vice Chairman of the Board (Principal Executive Officer)	March 23, 2023
Alton B. Lewis, Jr.

By:	/s/ Eric J. Dosch	Chief Financial Officer, Treasurer and Secretary	March 23, 2023
	Eric J. Dosch	(Principal Financial and Accounting Officer)

By:	/s/ Marshall T. Reynolds	Chairman of the Board	March 23, 2023
Marshall T. Reynolds

By:	/s/ Jack Rossi	Director	March 23, 2023
Jack Rossi

By:	/s/ William K. Hood	Director	March 23, 2023
William K. Hood

By:	/s/ Edgar R. Smith III	Director	March 23, 2023
Edgar R. Smith III

By:	/s/ Vanessa R. Drew	Director	March 23, 2023
Vanessa R. Drew